UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Paycor HCM, Inc.

(Name of Registrant as Specified in its Charter)

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☒	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

PRELIMINARY INFORMATION STATEMENT — SUBJECT TO COMPLETION

Paycor HCM, Inc.

4811 Montgomery Road

Cincinnati, Ohio 45212

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.001 per share (the “Company Stock”), of Paycor HCM, Inc., a Delaware corporation (“Paycor”), in connection with the Agreement and Plan of Merger, dated as of January 7, 2025 (the “Merger Agreement”), by and among Paycor, Paychex Inc., a Delaware corporation (“Parent”), and Skyline Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). A summary of the Merger Agreement is provided in the accompanying information statement and a copy of the Merger Agreement is attached as Annex A to the accompanying information statement, and each are incorporated by reference into this notice. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Paycor, with Paycor surviving as a wholly owned subsidiary of Parent (the “Merger”). Upon consummation of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, each share of Company Stock issued and outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) will be automatically canceled, retired and converted into the right to receive cash in an amount equal to $22.50 per share, without interest thereon and subject to any applicable withholding taxes. However, the Merger Consideration will not be paid in respect of (i) any shares of Company Stock held by Paycor as treasury stock or owned by Parent or Merger Sub, in each case as of immediately prior to the Effective Time (other than shares of Company Stock held in a trustee, custodian or nominee capacity for the account of clients or customers), which shares will automatically be canceled without any conversion thereof or consideration paid therefor, (ii) shares of Company Stock held by any subsidiary of Paycor or Parent (other than Merger Sub), in each case as of immediately prior to the Effective Time (other than shares of Company Stock held in a trustee, custodian or nominee capacity for the account of clients or customers), which shares will automatically be converted into shares of the surviving corporation such that each such subsidiary will own the same percentage of the outstanding capital stock of the surviving corporation, and (iii) those shares of Company Stock held by any person who is entitled to demand, and who has properly demanded, appraisal of such shares of Company Stock under Delaware law and not withdrawn his, her or its demand for appraisal or has not lost or waived such rights.

The board of directors of Paycor has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Paycor’s stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby; and (iii) resolved, subject to Section 6.03 of the Merger Agreement, to recommend approval and adoption of the Merger Agreement by Paycor’s stockholders.

The adoption of the Merger Agreement by Paycor’s stockholders required the affirmative vote or consent by holders of a majority of the voting power of the outstanding shares of Company Stock entitled to vote thereon.

On January 7, 2025, following the execution of the Merger Agreement, Pride Aggregator, LP (the “Majority Stockholder”), which on January 7, 2025 held of record and beneficially owned 96,140,927 shares of Company Stock representing approximately 53.36% of the aggregate voting power of the then issued and outstanding shares of Company Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Written Consent”). As a result, no further action by any stockholder of Paycor is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and Paycor will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from Paycor of the Written Consent contemplated by Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”).

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Stock, other than the Majority Stockholder, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be fair value, instead of receiving the Merger Consideration pursuant to the Merger Agreement. To exercise your appraisal rights, you must submit a written demand for an appraisal to Paycor no later than twenty days after the mailing of this information statement, which mailing date is on    , and comply precisely with all of the procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This notice and the accompanying information statement shall constitute notice to you from Paycor of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.

We urge you to read the entire information statement carefully. If the Merger is completed, you will receive instructions regarding payment for your shares of Company Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

Raul Villar, Jr. Chief Executive Officer	Alice Geene Chief Legal Officer and Secretary

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated    and is first being mailed to stockholders on    .

ii

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger, as defined and as described below, contemplated by the Agreement and Plan of Merger, dated as of January 7, 2025 (the “Merger Agreement”), by and among Paycor HCM, Inc., a Delaware corporation (“Paycor”), Paychex, Inc., a Delaware corporation (“Paychex” or “Parent”), and Skyline Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Paycor,” “Company,” “we,” “us” and “our” refer to Paycor HCM, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. This information statement is dated    and is first being mailed to our stockholders on    .

The Parties to the Merger Agreement (page 19)

Paycor. Paycor, based in Cincinnati, Ohio, is a leading Software-as-a-Service provider of human capital management (“HCM”) solutions targeted at mid-market business with tens to thousands of employees. Our unified, cloud-based platform is designed to empower leaders to drive business results by connecting them to people, data, and expertise. Our Software-as-a-Service HCM solution automates routine management tasks so frontline leaders can focus on the key elements that drive business performance and employee engagement, such as goal setting, coaching, and talent development. Our comprehensive suite of solutions enables organizations to streamline administrative workflows and achieve regulatory compliance while serving as the single, secure system of record for employee data. Our modern, extensible platform is augmented by industry-specific domain expertise and offers award-winning ease-of-use with an intuitive user experience and deep third-party integrations. Approximately 31,000 customers across all 50 states trust us to empower their leaders to drive business results. Paycor’s principal executive offices are located at 4811 Montgomery Road, Cincinnati, Ohio 45212 and its telephone number is (800) 381-0053. Paycor’s website is www.paycor.com. The information provided on or accessible through our website is not incorporated by reference into and is not part of this information statement. Additional information about Paycor is included in documents incorporated by reference into this information statement and our filings with the U.S. Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 87.

Paycor’s common stock, par value $0.001 per share (the “Company Stock”), is listed with, and trades on, the Nasdaq Global Select Market (the “Nasdaq”) under the ticker symbol “PYCR.”

Parent. Paychex is an industry-leading HCM company delivering a full suite of technology and advisory services in human resources (“HR”), employee benefit solutions, insurance, and payroll processing. Parent serves over 745,000 customers in the U.S. and Europe and pays one out of every twelve American private sector employees. The more than 16,000 people at Parent are committed to helping businesses succeed and build thriving communities where they work and live.

After the consummation of the Merger, Paycor will be a wholly owned subsidiary of Paychex. Paychex’s principal executive offices are located at 911 Panorama Trail South, Rochester, New York 14625 and its telephone number is (585) 385-6666. Paychex’s common stock, par value $0.01 per share (“Paychex Stock”), is listed with, and trades on, the Nasdaq under the ticker symbol “PAYX.”

Merger Sub. Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is an indirect wholly owned subsidiary of Parent and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 911 Panorama Trail South, Rochester, New York 14625 and its telephone number is (585) 385-6666.

The Merger (page 21)

On January 7, 2025, Paycor entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Paycor, with Paycor continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent (the “Merger”). Because the Merger Consideration will be paid in cash, you will receive no equity interest in Parent in consideration for your shares of Company Stock, and after the Effective Time you will not own any shares of Company Stock.

The Merger Consideration (page 58)

Upon consummation of the Merger, each share of Company Stock that is issued and outstanding as of immediately prior to the Effective Time, other than (i) shares of Company Stock held by Paycor as treasury stock or owned by Parent or Merger Sub, in each case as of immediately prior to the Effective Time (other than shares of Company Stock held in a trustee, custodian or nominee capacity for the account of clients or customers) (the “Owned Company Shares”), which shares will automatically be canceled without any conversion thereof or consideration paid therefor, (ii) shares of Company Stock held by any subsidiary of Paycor or Parent (other than Merger Sub), in each case as of immediately prior to the Effective Time (other than shares of Company Stock held in a trustee, custodian or nominee capacity for the account of clients or customers), which shares will automatically be converted into shares of the surviving corporation such that each such subsidiary will own the same percentage of the outstanding capital stock of the surviving corporation, and (iii) shares of Company Stock held by holders who have not consented to the adoption of the Merger Agreement in writing, are entitled to demand appraisal with respect to such shares, and have properly demanded and perfected appraisal rights with respect thereto in accordance with, and who have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) with respect to any such shares of Company Stock (the “Dissenting Company Shares”), will be automatically canceled, retired and converted into the right to receive cash in an amount equal to $22.50 per share, without interest thereon (the “Merger Consideration”) and subject to any applicable withholding taxes.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the other transactions contemplated by the Merger Agreement.

Treatment of Paycor Equity Awards and Paycor Employee Stock Purchase Plan in the Merger (page 59)

At or immediately prior to the Effective Time, each option to purchase shares of Company Stock (each, a “Company Stock Option”) granted and outstanding under the Paycor 2021 Omnibus Incentive Plan (the “Company 2021 Plan”), whether or not excisable or vested, will be canceled, and Paycor will pay each such holder at or promptly after the Effective Time for each such Company Stock Option surrendered an amount in cash equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option, multiplied by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, less any applicable withholding taxes.

Each Company Stock Option that is outstanding as of immediately prior to the Effective Time with an exercise price that is equal to or greater than the Merger Consideration will be canceled at the Effective Time without any consideration to the holder thereof.

At or immediately prior to the Effective Time, each restricted stock unit with respect to shares of Company Stock granted and outstanding under the Company 2021 Plan and to the extent subject to service-based vesting conditions (each, a “Company RSU”) that is held by an employee of Paycor whose position is at or above the level of “Director” will be canceled and exchanged as of the consummation of the transaction contemplated by the Merger Agreement, including the Merger (the “Closing”) for a number of restricted stock units in Parent (“Parent RSUs”), subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time, equal to the number of Company RSUs subject to such award multiplied by the quotient of (i) the Merger Consideration divided by (ii) the average volume weighted average price per ordinary share of Paychex Stock for the thirty consecutive trading day period ending on the last trading day preceding the Effective Time (such quotient, the “Company Award Conversion Ratio”) (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, each Company RSU held by other participants who are not non-employee members of the Board of Directors of Paycor (the “Board”) (including each outstanding award of Company Stock equivalents granted to Paycor employees located in Serbia (“Company Serbia Phantom Award”), without regard to such participant’s level) will be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in restricted cash equal to (i) the Merger Consideration, multiplied by (ii) the number of Company RSUs subject to such award, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time.

At or immediately prior to the Effective Time, each Company RSU held by a non-employee member of the Board will fully vest and be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in cash equal to (i) the Merger Consideration, multiplied by (ii) the number of Company RSUs subject to such award.

At or immediately prior to the Effective Time, each restricted stock unit with respect to shares of Company Stock granted and outstanding under the Company 2021 Plan, to the extent subject to vesting conditions based in whole or in part on performance goals (each, a “Company PSU”), will be canceled and exchanged for a number of Parent RSUs, subject to the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time, equal to the number of Company PSUs underlying such award (determined based on the actual level of performance as of the Effective Time) multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, each award of restricted shares of Company Stock granted and outstanding under the Company 2021 Plan, to the extent subject to service-based vesting conditions (each, a “Company Restricted Stock Award”) will be canceled and exchanged as of the Closing for a number of restricted stock awards in Parent, subject to the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time, equal to the number of shares subject to such Company Restricted Stock Award multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, Paycor will ensure that (i) the Paycor 2021 Employee Stock Purchase Plan (the “Paycor ESPP”) will be frozen and suspended at the end of the “offering period” that is in progress as of the date of the Merger Agreement with no new offering periods thereafter, (ii) no new participants in the Paycor ESPP are permitted as of the date of the Merger Agreement and no then-current participants will be permitted to increase their payroll deductions or rate of contributions thereunder, (iii) effective as of immediately prior to the Effective Time, any then outstanding “offering period” will be accelerated to no later than the fifth business day prior to the Closing, (iv) each purchase right under any outstanding offering period as of the date of the Merger Agreement will be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) such accelerated exercise date, if applicable, (v) thereafter, any remaining participant payroll deductions not applied to the purchase of shares will be returned to the participant without interest prior to the Effective Time, and (vi) the Paycor ESPP will terminate prior to, and contingent upon, the Effective Time.

Recommendation of the Board; Reasons for the Merger (page 34)

After consideration of various factors as discussed in the section entitled “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 34, the Board unanimously:

•	determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Paycor’s stockholders;

•	approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby; and

•	resolved, subject to Section 6.03 of the Merger Agreement, to recommend approval and adoption of the Merger Agreement by Paycor’s stockholders.

Required Stockholder Approval for the Merger (page 38)

Under the DGCL and Paycor’s Charter, the adoption of the Merger Agreement by our stockholders required the affirmative vote or consent of stockholders of Paycor holding in the aggregate at least a majority of the voting power of the outstanding shares of Company Stock entitled to vote thereon. Holders of Company Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On January 7, 2025, immediately following the execution of the Merger Agreement, Pride Aggregator, LP (the “Majority Stockholder”), which on January 7, 2025 held of record and beneficially owned 96,140,927 shares of Company Stock representing approximately 53.36% of the aggregate voting power of the then issued and outstanding shares of Company Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Written Consent”). As a result, no further action by any stockholder of Paycor is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and Paycor will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders as of the record date for the action by consent who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting and the record date for notice of such meeting was the record date for the action by written consent. This information statement and the notice attached hereto constitute notice to you from Paycor of the Written Consent as required by Delaware law.

Opinion of Goldman Sachs (page 39 and Annex B)

At a meeting of the Board, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, to the Board that, as of January 7, 2025 and based upon and subject to the factors and assumptions set forth therein, the $22.50 in cash per share of Company Stock to be paid to the holders (other than Parent and its affiliates) of Company Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 7, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this information statement. The summary of Goldman Sachs’ opinion contained in this information statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Stock should vote with respect to the Merger or any other matter.

Pursuant to an engagement letter between Paycor and Goldman Sachs, Paycor has agreed to pay Goldman Sachs a transaction fee of approximately $45 million, all of which is contingent upon consummation of the Merger.

For a description of the opinion that the Board received from Goldman Sachs, see the section entitled “The Merger—Opinion of Goldman Sachs.”

Financing (page 46)

In connection with, and concurrently with the entry into the Merger Agreement, Parent entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. (“J.P. Morgan”), pursuant to which J.P. Morgan has committed, subject to customary conditions, to provide Parent with 100% of the loans to be used as financing for the Merger under a 364-day unsecured bridge term loan facility in an amount not to exceed $3.5 billion (the “Bridge Loan Facility”). The Bridge Loan Facility will be reduced by an equivalent amount of the net cash proceeds of the issuance by Parent of debt, equity or equity-linked securities in a public offering or private placement or the disposition of assets prior to the consummation of the Merger and the transactions contemplated by the Merger Agreement and upon other specified events, subject to certain exceptions set forth in the Commitment Letter. The funding of the Bridge Loan Facility is subject to the satisfaction of certain customary conditions. Parent currently intends, subject to market condition, to raise debt financing in order to avoid needing to draw on the Bridge Loan Facility.

Parent and Merger Sub acknowledged and agreed that their obligation to consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein are not conditioned upon the availability or consummation of the Debt Financing (as defined in the section entitled “The Merger Agreement—Financing Cooperation”) or any other debt financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom.

The Merger Agreement (page 57 and Annex A)

No Solicitation or Negotiation (page 68)

The Merger Agreement provides that Paycor and its subsidiaries will not, and will cause its subsidiaries, and its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives, not to, directly or indirectly, during the period beginning at the time of the execution of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the Effective Time:

•

solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation or Negotiation” beginning on page 68);

•

enter into or participate in any discussions or negotiations with, furnish any information relating to Paycor or any of its subsidiaries or afford access to the business, properties, assets, books or records of Paycor or any of its subsidiaries to, or otherwise knowingly cooperate in any way with, any third party, in each case, relating to an Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Acquisition Proposal;

•

(i) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within ten business days after Parent so requests in writing, or (ii) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten business days after the commencement thereof or take any public supportive position in connection with a tender or exchange offer;

•	grant any waiver or amendment or release under any standstill or confidentiality agreement; or

•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

Conditions to Consummation of the Merger (page 73)

The obligation of each party to consummate the Merger is subject to the satisfaction by each of the parties of the following conditions:

•

the affirmative vote of the holders of a majority of the outstanding shares of Company Stock having been obtained (which was satisfied on January 7, 2025, pursuant to the delivery of the Written Consent) and a definitive information statement having been mailed to Paycor’s stockholders in accordance with Regulation 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at least twenty days prior to the Closing;

•

there being no (i) injunction or order issued by any court of competent jurisdiction preventing the consummation of the Merger or (ii) applicable law enacted, entered, adopted, enforced or promulgated by any governmental authority having jurisdiction over Parent, Merger Sub, Paycor, or any of their respective subsidiaries that, in any case, prohibits or makes illegal the Merger, that took effect after the date of the Merger Agreement and is still in effect; and

•

expiry or termination of the applicable waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiry, termination or waiver of any and all agreements with a governmental authority with competent jurisdiction over Parent or Paycor pursuant to which Parent, Merger Sub and Paycor have agreed not to consummate the transactions contemplated by the Merger Agreement until a specified time.

As of the date of this information statement, the Written Consent has been obtained by Paycor and delivered to Parent in accordance with the terms of the Merger Agreement.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction of the following further conditions:

•	the accuracy of the representations and warranties of Paycor (subject to certain materiality and material adverse effect qualifications);

•

Paycor having not breached or failed to perform or comply with in all material respects its obligations and covenants under the Merger Agreement contemplated to be performed or complied with prior to the Effective Time;

•	no Company Material Adverse Effect (as defined on page 62) has occurred since the date of the Merger Agreement;

•	the receipt by Parent of a certificate of an executive officer of Paycor, certifying that each of the conditions specified in the preceding three bullets have been satisfied;

•	the delivery by Paycor of payoff letters, lien terminations and other instruments of discharge in customary form and substance in respect of certain Paycor indebtedness (the “Payoff Letters”);

•

the receipt of certain approvals from, or providing certain notices to, governmental authorities with respect to Paycor’s money transmission licenses pursuant to applicable Money Transmission Laws (as defined in the Merger Agreement); and

•

the receipt or submission, as applicable, of each consent, approval, waiver, clearance, authorization or permission of a governmental authority required under any applicable insurance laws (or, as applicable, the expiration or termination of waiting periods with respect thereto).

The obligation of Paycor to consummate the Merger is further subject to satisfaction (or waiver by Paycor where permissible by applicable law) of the following further conditions:

•	the accuracy of the representations and warranties of Parent (subject to certain materiality and material adverse effect qualifications);

•

Parent having not breached or failed to perform or comply with in all material respects its obligations and covenants under the Merger Agreement contemplated to be performed or complied with prior to the Effective Time; and

•	the receipt by Paycor of a certificate of an executive officer of Parent, certifying that each of the conditions specified in the preceding two bullets have been satisfied.

Termination of the Merger Agreement (page 74)

The Merger Agreement may be terminated at any time prior to the Effective Time (whether before or after receipt of the Written Consent) by the mutual written agreement of Parent and Paycor.

In addition, the Merger Agreement may be terminated by either Parent or Paycor, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent) if:

•

the Merger has not been consummated on or before October 7, 2025 (the “End Date”); provided that the right to terminate the Merger Agreement for this reason is not available to a party whose breach of the Merger Agreement has been the primary cause of, or primarily resulted in the failure of the Merger to be consummated by such time; or

•

there has been any permanent injunction or other order issued by a governmental authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order has become final and non-appealable; provided that the right to terminate the Merger Agreement for this reason is not available to any party whose breach of any provision of the Merger Agreement is the primary cause of, or primarily resulted in, such injunction or other order.

Further, the Merger Agreement may be terminated by Parent, at any time prior to the Effective Time if Paycor breaches any of its representations, warranties, or fails to perform any of its covenants or agreements contained in the Merger Agreement, which breach or failure to perform would cause the closing conditions relating to such representations and warranties or covenants and agreements not to be satisfied and (i) such condition is incapable of being cured by the End Date or (ii) such breach is not cured before the earlier of (x) the

End Date and (y) the date that is thirty calendar days after receipt of written notice from Parent of its intention to terminate the Merger Agreement; provided that Parent will not have the right to terminate the Merger Agreement if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that the closing conditions relating to Parent’s representations and warranties or covenants and agreements in the Merger Agreement would not be satisfied at the time at which Parent would otherwise exercise such termination right. The Merger Agreement also provided that Parent could have terminated the Merger Agreement if the Written Consent was not delivered to Paycor and Parent within one hour of the signing of the Merger Agreement; however, this termination provision expired following delivery of the Written Consent on January 7, 2025 within such timeframe.

The Merger Agreement may also be terminated by Paycor at any time prior to the Effective Time if Parent or Merger Sub breaches any of their respective representations, warranties, or fails to perform any of its covenants or agreements contained in the Merger Agreement, which breach or failure to perform would cause the closing conditions relating to such representations and warranties or covenants and agreements not to be satisfied and (i) such condition is incapable of being cured by the End Date or (ii) such breach is not cured before the earlier of (x) the End Date and (y) the date that is thirty calendar days after receipt of written notice from Paycor of its intention to terminate the Merger Agreement; provided that Paycor will not have the right to terminate the Merger Agreement if Paycor is then in breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that the closing conditions relating to Paycor’s representations and warranties or covenants and agreements in the Merger Agreement would not be satisfied at the time at which Paycor would otherwise exercise such termination right.

Specific Performance; Jurisdiction (page 76)

Under the Merger Agreement, Paycor and Parent acknowledged and agreed that each party is entitled to an injunction or injunctions to prevent actual or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Interests of Our Directors and Executive Officers in the Merger (page 47)

You should be aware that Paycor’s non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Paycor’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 47.

Material United States Federal Income Tax Consequences of the Merger (page 52)

The exchange of Company Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 52) receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received in the Merger (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis in the surrendered shares of Company Stock.

A Non-United States Holder (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Stock pursuant to the Merger, unless such holder has certain connections to the United States. However, the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.

Holders of Company Stock should read the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 52 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders of Company Stock are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences to them of the Merger.

Regulatory Approvals (page 55)

The consummation of the Merger is conditioned on, among other things, certain specified regulatory approvals having been obtained and remaining in full force and effect (or, in the case of certain specified regulatory approvals that are statutory waiting periods, having expired or been terminated), including approvals under applicable Money Transmission Laws and insurance laws. Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied by the applicable agencies. On January 22, 2025, both Paycor and Parent filed their respective notification and report forms under the HSR Act, which triggered the start of the HSR Act waiting period.

Under the terms of the Merger Agreement, each of Paycor and Parent have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, as soon as reasonably practicable (and in any case prior to the End Date), including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (other than filings under Money Transmission Laws), (ii) substantially complying with any request for additional information and documentary material issued by a governmental authority as soon as reasonably practicable and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, including under the HSR Act and certain other specified regulatory approvals; provided that the parties agree that the reasonable best efforts of Parent shall not require Parent to (A) sell, license or otherwise dispose of, any entities, assets, business or facilities of Paycor, Parent or any of their respective affiliates, (B) terminate, extend, amend or assign existing relationships, ventures, contractual rights or contractual obligations or other arrangements of Paycor, Parent or any of their respective affiliates, (C) amend, assign or terminate existing licenses or other contractual obligations or enter into such new licenses or other contractual obligation, (D) establish or create any relationships or contractual rights or contractual obligations of Paycor, Parent or any of their respective affiliates, (E) effectuate any other change or restructuring of Paycor, Parent or any of their respective affiliates or, in each case, to enter into contractual obligations or stipulate to the entry of an order with a governmental authority or file appropriate applications with the U.S. Federal Trade Commission, U.S. Department of Justice or other governmental authority, (F) otherwise take or commit to take any actions that before or after the Closing that would limit Parent’s or any of its affiliates’ or Paycor’s freedom of action with respect to, or ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to interests in Paycor and the indirect interests in Paycor, (G) litigate, defend, contest or otherwise resist any administrative or judicial action or order issued by a governmental authority, including any proceeding seeking a temporary restraining order or preliminary injunction, by any governmental authority or private party, challenging any of the transactions contemplated by the Merger Agreement as violative of any antitrust laws or other applicable law, (H) pay any sums or concede anything of value or (I) seek prior approval from any governmental authority for any future transaction; provided, further, that if requested by Parent (in its sole and absolute discretion), Paycor shall become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order with a governmental authority, so long as such requirement, condition, limitation, understanding, agreement or order is only binding after the Closing (in the event the Closing occurs). Under the terms of the Merger Agreement, each of Paycor, Parent and Merger Sub have agreed, subject to the exceptions set forth therein, to take (and cause their affiliates to take) all actions necessary, proper or advisable to obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Money Transmission Laws necessary to consummate the Merger.

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On January 22, 2025, both Paycor and Parent filed their respective notification and report forms under the HSR Act.

As of the date of this information statement, the parties have not received all of the consents (including non-action or expiration of any applicable waiting period) in respect of antitrust laws or Money Transmission Laws required by the Merger Agreement.

Procedures for Receiving Merger Consideration (page 58)

Promptly after the Effective Time (and in any event within three business days), Parent will send, or cause the Exchange Agent (as defined in the section entitled “The Merger Agreement—Procedures for Receiving Merger Consideration” beginning on page 58) to send, to each holder of record of Company Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates”) a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to the exchange agent) for use in the exchange for the Merger Consideration. With respect to holders of uncertificated shares of Company Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Uncertificated Shares”), upon the exchange agent’s receipt of an “agent’s message” (or such other evidence as the exchange agent may reasonably request), the holder of such Uncertificated Shares will be entitled to receive the Merger Consideration.

Appraisal Rights (page 78)

Pursuant to Section 262 of the DGCL, holders of shares of Company Stock (other than the Majority Stockholder) have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Company Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be the fair value, instead of receiving the Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $22.50 per share that Paycor stockholders are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than twenty days after the date of mailing of this notice and the accompanying information statement, which mailing date is on    , and precisely comply with all of the procedures set forth under Section 262 of the DGCL. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery will dismiss any such appraisal proceedings as to all holders and beneficial owners of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Company Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of Company Stock exceeds $1 million.

For a more complete discussion of these procedures, see the section entitled “Appraisal Rights” beginning on page 78 and the provisions of Delaware law that grant appraisal rights and govern such procedures, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 of the DGCL may result in loss of the right of appraisal.

Transaction Litigation (page 52)

As of the filing of this information statement, Paycor is not aware of any complaints filed or litigation pending related to the Merger.

Market Information and Dividends (page 77)

Shares of Company Stock are listed on the Nasdaq under the trading symbol “PYCR.” As of January 29, 2025, 181,771,948 shares of Company Stock were issued and outstanding, held by 86 stockholders of record. Since the date of our initial public offering we have not paid dividends on outstanding Company Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend on outstanding Company Stock between January 7, 2025 and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Paycor stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 87.

Q:	What is the proposed transaction and what effects will it have on Paycor?

A:

The proposed transaction is the acquisition of Paycor by Parent pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived (where permissible under applicable law) and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into Paycor. Paycor will be the Surviving Corporation of the Merger and a wholly owned subsidiary of Parent, at which time Paycor will cease to be a standalone publicly traded company.

Q:	What will I receive in the Merger?

A:

Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, and, if applicable, subject to your compliance with the letter of transmittal delivered to you by the exchange agent after the Closing as further described in the section entitled “The Merger Agreement—Procedures for Receiving Merger Consideration” beginning on page 58, you will receive the Merger Consideration, which is $22.50 in cash, without interest and less any applicable withholding taxes, for each share of Company Stock that you own, unless you properly exercise, and do not withdraw, waive or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Stock, you will receive $2,250.00 in cash in exchange for your shares of Company Stock, without interest and less any applicable withholding taxes. Upon completion of the Merger, you will not own any equity in the Surviving Corporation.

Q:	What happens to Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock Awards if the Merger is completed?

A:

At or immediately prior to the Effective Time, each Company Stock Option granted and outstanding under the Company 2021 Plan, whether or not excisable or vested, will be canceled, and Paycor will pay each such holder at or promptly after the Effective Time for each such Company Stock Option surrendered an amount in cash equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option, multiplied by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, less any applicable withholding taxes.

Each Company Stock Option that is outstanding as of immediately prior to the Effective Time with an exercise price that is equal to or greater than the Merger Consideration will be canceled at the Effective Time without any consideration to the holder thereof.

At or immediately prior to the Effective Time, each Company RSU, to the extent subject to service-based vesting conditions, that is held by an employee of Paycor whose position is at or above the level of “Director” will be canceled and exchanged as of the Closing for a number of Parent RSUs, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time, equal to the number of Company RSUs subject to such award multiplied by the quotient of (i) the Merger Consideration divided by (ii) the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, each Company RSU held by other participants who are not non-employee members of the Board (including each Company Serbia Phantom Award, without regard to such participant’s level) will be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in restricted cash equal to (i) the Merger Consideration, multiplied by (ii) the number of Company RSUs subject to such award, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time.

At or immediately prior to the Effective Time, each Company RSU held by a non-employee member of the Board will fully vest and be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in cash equal to (i) the Merger Consideration, multiplied by (ii) the number of Company RSUs subject to such award.

At or immediately prior to the Effective Time, each Company PSU, will be canceled and exchanged for a number of Parent RSUs, subject to the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time, equal to the number of Company PSUs underlying such award (determined based on the actual level of performance as of the Effective Time) multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, each Company Restricted Stock Award will be canceled and exchanged as of the Closing for a number of restricted stock awards in Parent, subject to the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time, equal to the number of shares subject to such Company Restricted Stock Award multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

Q:	What happens to the Paycor ESPP if the Merger is completed?

A:

At or immediately prior to the Effective Time, Paycor will ensure that (i) the Paycor ESPP will be frozen and suspended at the end of the “offering period” that is in progress as of the date of the Merger Agreement with no new offering periods thereafter, (ii) no new participants in the Paycor ESPP are permitted as of the date of the Merger Agreement and no then-current participants will be permitted to increase their payroll deductions or rate of contributions thereunder, (iii) effective as of immediately prior to the Effective Time, any then outstanding “offering period” will be accelerated to no later than the fifth business day prior to the Closing, (iv) each purchase right under any outstanding offering period as of the date of the Merger Agreement will be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) such accelerated exercise date, if applicable, (v) thereafter, any remaining participant payroll deductions not applied to the purchase of shares will be returned to the participant without interest prior to the Effective Time, and (vi) the Paycor ESPP will terminate prior to, and contingent upon, the Effective Time.

Q:	Do any officers or directors of Paycor have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:

You should be aware that Paycor’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Paycor’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 47.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived (to the extent permissible under applicable law) and subject to the other terms and conditions in the Merger Agreement; however, according to the terms of the Merger Agreement, the consummation of the Merger will not occur prior to April 15, 2025, unless waived by Parent. Completion of the Merger is currently expected to occur in the first half of 2025, although Paycor cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Stock in connection with the Merger. Instead, Paycor will remain a publicly traded company, and shares of Company Stock will continue to be traded on the Nasdaq.

Q:	Why am I not being asked to vote on the Merger?

A:

Applicable Delaware law and Paycor’s Charter require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the voting power of the outstanding shares of Company Stock entitled to vote thereon. Paycor’s Charter permits any action which is required or permitted to be taken by Paycor’s stockholders to be taken without a meeting if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company Stock entitled to vote thereon were present and voted. The requisite stockholder approval was obtained on January 7, 2025, following the execution of the Merger Agreement, when the Written Consent was delivered by the Majority Stockholder, which owned of record and beneficially shares of Company Stock constituting approximately 53.36% of the aggregate voting power of the issued and outstanding shares of Company Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:

Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Majority Stockholder, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of (i) the Written Consent as required by Section 228(e) of the DGCL and (ii) the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Did the Board approve and recommend the Merger Agreement?

A:

Yes. After careful consideration, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Paycor’s stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby; and (iii) resolved, subject to Section 6.03 of the Merger Agreement, to recommend approval and adoption of the Merger Agreement by Paycor’s stockholders. For a discussion of the factors that the Board considered in determining to approve and recommend the Merger Agreement, please see the section entitled “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 34.

Q:	What happens if I sell my shares before completion of the Merger?

A:

If you transfer your shares of Company Stock before consummation of the Merger, you will have transferred the right to receive the Merger Consideration and lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your shares through the Effective Time and, in the case of any effort to exercise appraisal rights, otherwise comply with all other requirements of Section 262 of the DGCL.

Q:	How do I surrender my Uncertificated Shares of Company Stock held by Paycor’s transfer agent, Equiniti Trust Company, LLC?

A:

Upon the exchange agent’s receipt of an “agent’s message” (or such other evidence as the exchange agent may reasonably request), the holder of such Uncertificated Shares will be entitled to receive the Merger Consideration in exchange for each share of Company Stock represented by such Uncertificated Share and such surrendered Uncertificated Share will be canceled.

Q:	What happens to my shares of Company Stock held by my broker?

A:

Your broker generally will handle cashing out all shares of Company Stock that you hold in your brokerage account after Closing has occurred. You should direct any specific questions on this to your broker.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:

Yes. Before the Merger can be completed, Paycor, Parent and Merger Sub must fulfill or, if permissible under applicable law, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 73.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:

Yes. Under Section 262 of the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (that is, stockholders other than the Majority Stockholder) are entitled to exercise appraisal rights in connection with the Merger with respect to their shares of Company Stock if they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. See the section entitled “Appraisal Rights” beginning on page 78.

Q:	What happens if a third party makes an offer to acquire Paycor before the Merger is completed?

A:

Under the terms of the Merger Agreement, until the Effective Time, Paycor agreed (i) not to solicit or engage in discussions or negotiations regarding any Acquisition Proposal and (ii) to publicly recommend against (A) any Acquisition Proposal (other than a tender offer or exchange offer) within ten (10) business days upon Parent’s request in writing and (B) any Acquisition Proposal structured as a tender offer or exchange offer within ten (10) business days after commencement thereof. See the section entitled “The Merger Agreement—No Solicitation or Negotiation” beginning on page 68.

Q:	Will I owe taxes as a result of the Merger?

A:

The exchange of Company Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received in the Merger (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis in the surrendered shares of Company Stock.

A Non-United States Holder will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Stock pursuant to the Merger, unless such holder has certain connections to the United States. However, the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.

Holders of Company Stock should read the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 52 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders of Company Stock are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences to them of the Merger.

Q:	Where can I find more information about Paycor?

A:

We file periodic reports, proxy statements and other information with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 87.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, please contact our Investor Relations department at IR@paycor.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, statements regarding forecasts and projections as described in “The Merger—Certain Company Financial Forecasts” beginning on page 44, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical fact, including statements regarding our current expectations relating to the Merger and the transactions contemplated by the Merger Agreement, our future results of operations and financial position, our business strategy and plans, our objectives for future operations, and any statements of a general economic or industry specific nature, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” “outlook,” “potential,” “targets,” “contemplates,” or the negative or plural of these words and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe, based on information currently available to our management, may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, related to our operations, financial results, financial condition, business, prospects, growth strategy, and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to:

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of the Company Stock;

•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

•	the ability of Parent to obtain the necessary financing arrangements set forth in the commitment letter received in connection with the Merger;

•

potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;

•	certain restrictions during the pendency of the Merger that may impact our ability to pursue certain business opportunities or strategic transactions;

•	uncertainty as to timing of completion of the Merger;

•	risks that the benefits of the Merger are not realized when and as expected;

•	our ability to manage our growth effectively;

•

the resulting effects of unauthorized access to our customers’ or their employees’ personal data as a result of a breach of our or our vendors’ securities measures, including by way of computer viruses, worms, phishing and ransomware attacks, malicious software programs, and other data security threats;

•	our dependency on third-party security measures;

•	the expansion and retention of our direct sales force with qualified and productive persons and the related effects on the growth of our business;

•	the impact on customer expansion and retention if implementation, user experience, customer service, or performance relating to our solutions is not satisfactory;

•	the timing of payments made to employees and taxing authorities relative to the timing of when a customer’s electronic funds transfers are settled to our account;

•	future acquisitions of other companies’ businesses, technologies, or customer portfolios;

•	the continued service of our key executives;

•	our ability to innovate and deliver high-quality, technologically advanced products and services;

•	risks specifically associated with our development and use of artificial intelligence in our solutions;

•	our ability to attract and retain qualified personnel, including software developers and skilled IT, sales, marketing, and operation personnel;

•	the proper operation of our software;

•	our relationships with third parties that provide financial and other functionality and other functionality integrated into our human capital management platform;

•	damage, failure, or disruption of our Software-as-a-Service delivery model, data centers, or our third-party providers’ services;

•	our ability to protect our intellectual and proprietary rights;

•	the use of open source software in our applications;

•	the growth of the market for cloud-based human capital management and payroll software among mid-market businesses;

•	the competitiveness of our market generally;

•	the extent to which negative macroeconomic conditions persist or worsen in the markets in which we or our customers operate;

•	the impact of an economic downturn or recession in the United States or global economy;

•	our customers’ dependence on our solutions to comply with applicable laws;

•	our ability to comply with anti-corruption, anti-bribery and similar laws;

•	changes in laws, regulations, or requirements applicable to our software and services;

•	the impact of privacy, data protection, tax and other laws and regulations;

•	our ability to maintain effective internal controls over financial reporting; and

•

other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended June 30, 2024 and our subsequent Quarterly Reports on Form 10-Q. See the section entitled “Where You Can Find More Information” beginning on page 87.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to publicly update any forward-looking statement after the date of this report, whether as a result of new information, future developments or otherwise, or to conform these statements to actual results or revised expectations, except as may be required by applicable law.

THE PARTIES TO THE MERGER AGREEMENT

Paycor

Paycor HCM, Inc.

4811 Montgomery Road

Cincinnati, Ohio 45212

Phone: (800) 381-0053

Paycor is a leading Software-as-a-Service provider of HCM solutions targeted at mid-market business with tens to thousands of employees. Our unified, cloud-based platform is designed to empower leaders to drive business results by connecting them to people, data, and expertise. Our Software-as-a-Service HCM solution automates routine management tasks so frontline leaders can focus on the key elements that drive business performance and employee engagement, such as goal setting, coaching, and talent development. Our comprehensive suite of solutions enables organizations to streamline administrative workflows and achieve regulatory compliance while serving as the single, secure system of record for employee data. Our modern, extensible platform is augmented by industry-specific domain expertise and offers award-winning ease-of-use with an intuitive user experience and deep third-party integrations. Approximately 31,000 customers across all 50 states trust us to empower their leaders to drive business results. Paycor’s principal executive offices are located at 4811 Montgomery Road, Cincinnati, Ohio 45212 and its telephone number is (800) 381-0053. Paycor’s website is www.paycor.com. The information provided on or accessible through our website is not incorporated by reference into and is not part of this information statement. Additional information about Paycor is included in documents incorporated by reference into this information statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 87.

The Company Stock is listed with, and trades on, the Nasdaq under the symbol “PYCR.”

Parent

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625

Phone: (585) 385-6666

Paychex is an industry-leading HCM company delivering a full suite of technology and advisory services in HR, employee benefit solutions, insurance, and payroll processing. Parent serves over 745,000 customers in the U.S. and Europe and pays one out of every twelve American private sector employees. The more than 16,000 people at Parent are committed to helping businesses succeed and build thriving communities where they work and live.

After the consummation of the Merger, Paycor will be a wholly owned subsidiary of Paychex. Paychex’s principal executive offices are located at 911 Panorama Trail South, Rochester, New York 14625 and its telephone number is (585) 385-6666. The Paychex Stock is listed with, and trades on, the Nasdaq under the ticker symbol “PAYX.”

Merger Sub

Skyline Merger Sub, Inc.

c/o Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625

Phone: (585) 385-6666

Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger

Agreement. Merger Sub is an indirect wholly owned subsidiary of Parent and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 911 Panorama Trail South, Rochester, New York 14625 and its telephone number is (585) 385-6666.

THE MERGER

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, the Transaction Committee or the representatives of Paycor and other parties.

The Board and Paycor’s senior management periodically review Paycor’s long-term strategy and objectives in light of market and industry conditions. These reviews have included, among other things, consideration of organic growth initiatives, acquisitions, divestitures and potential business combination transactions, as well as other strategic opportunities, in each case, with a view towards enhancing stockholder value.

In the summer of 2023, members of the Board, including representatives of the Majority Stockholder, engaged in various discussions regarding the strategic position of Paycor. In particular, the Majority Stockholder was interested in engaging and building relationships with other strategic parties in the industry and understanding what types of strategic opportunities might be available to Paycor.

In August and September 2023, representatives of the Majority Stockholder and Paycor’s senior management began discussions with representatives of J.P. Morgan on an informal basis to assist with introductions to other parties in the industry, and preliminarily explore potential strategic opportunities that might be available to Paycor, including a potential sale of Paycor.

On August 10, 2023, the Board held a regularly-scheduled meeting via videoconference, with members of Paycor’s senior management present. During an executive session of this meeting, Raul Villar, Chief Executive Officer of Paycor, and Jason Wright, Chairman of the Board, discussed with the other members of the Board Paycor’s initial exploration of potential strategic opportunities.

In the fall of 2023, Paycor held introductory meetings with four potential counterparties and entered into a mutual confidentiality agreement with one counterparty, Company A. Between December 2023 and January 2024, Messrs. Villar and Wright and representatives of Company A, together with other members of Paycor’s and Company A’s senior management, held telephonic and in-person meetings to discuss Company A’s potential interest in an acquisition of Paycor and various diligence matters. The representatives of Company A expressed an interest in potentially submitting a proposal, but did not make any proposal with respect to a transaction with Paycor. After this time, Paycor did not engage in any further discussions with the potential counterparties identified in J.P. Morgan’s introductions (other than two such counterparties who subsequently engaged with Paycor following Goldman Sachs’ outreach).

On November 6, 2023, the Board held a regularly-scheduled meeting in person at Paycor’s headquarters in Cincinnati, Ohio, with members of Paycor’s senior management present. During an executive session of this meeting, Messrs. Villar and Wright updated members of the Board on recent interactions with counterparties regarding a potential acquisition of Paycor.

On January 24, 2024, a representative of Company A informed Mr. Villar that Company A had determined not to pursue an acquisition of Paycor due to concerns relating to financing such acquisition.

On January 25, 2024, the Board held a regularly-scheduled meeting via videoconference, with members of Paycor’s senior management present. During an executive session of this meeting, Messrs. Villar and Wright updated the other members of the Board on Company A’s decision not to pursue a potential acquisition of Paycor. This concluded any engagements that arose from J.P. Morgan’s introductions.

On May 10, 2024, Mr. Wright received an unsolicited e-mail from Thomas Hammond, the then-Vice President of Strategy, Partnerships and Business Development of Parent, requesting to schedule an in-person meeting. On May 29, 2024, Robert Schrader, Chief Financial Officer of Parent, and Mr. Hammond, met with Mr. Wright in person to discuss the human capital management industry generally and a potential acquisition of Paycor. Messrs. Schrader and Hammond did not make any proposal with respect to a transaction with Paycor at this meeting.

On June 13, 2024, Mr. Villar held a meeting via videoconference with John Gibson, President and Chief Executive Officer of Parent, to discuss the human capital management industry generally and a potential acquisition of Paycor. Mr. Gibson did not make any proposal with respect to a transaction with Paycor at this meeting.

During July and August 2024, Messrs. Villar and Gibson held several discussions regarding Parent’s interest in a potential acquisition of Paycor, though no terms of a transaction were discussed. During these meetings, Mr. Gibson indicated that Parent had no desire to enter into an auction process and was considering engaging a financial advisor.

On August 23, 2024, Messrs. Villar and Gibson held a telephonic meeting to continue discussions regarding Parent’s interest in a potential acquisition of Paycor. During the call, Mr. Villar indicated that Paycor had previously engaged with certain counterparties interested in taking Paycor private. At the conclusion of the call, Messrs. Villar and Gibson decided to set up a call between their respective chief financial officers and chief legal officers to discuss next steps with respect to a potential transaction.

On September 9, 2024, Mr. Villar received an unsolicited telephone call from a representative of PE Firm A requesting to set up a call to discuss PE Firm A’s potential interest in an acquisition of Paycor, and on September 11, 2024, Mr. Villar and the representative of PE Firm A held a telephonic meeting to discuss PE Firm A’s potential interest in acquiring Paycor. The representative of PE Firm A indicated that PE Firm A had begun initial public company diligence, but informally indicated that its potential offer to acquire all of the outstanding shares of Paycor would be capped at a per share price of $18.00 per share.

On September 12, 2024, Adam Ante, Chief Financial Officer of Paycor, Mr. Schrader, Alice Geene, Chief Legal Officer of Paycor, and Prabha Sipi Bhandari, Chief Legal Officer of Parent, held a meeting via videoconference, during which representatives of Parent discussed their interest in Paycor and the mid-market human capital management space, as well as Parent’s desire to receive high-level diligence information regarding Paycor in advance of potentially submitting a non-binding indication of interest to acquire Paycor. Representatives of Paycor indicated that Parent would be required to enter into a confidentiality agreement with Paycor before any diligence information would be made available to Parent. Representatives of Parent did not make any proposal with respect to a transaction with Paycor at this meeting.

On September 17, 2024, Paycor and Parent entered into a mutual confidentiality agreement. The mutual confidentiality agreement did not include a standstill provision.

Shortly thereafter, Mr. Wright informed Katie Burke, a member of the Board, of the entry into a mutual confidentiality agreement with Parent, and Mr. Wright and Ms. Burke contacted each other member of the Board individually, and, given Parent’s credibility as a potential buyer and the potential attractiveness of a cash acquisition as a strategic alternative for Paycor, each member of the Board was supportive of the initial discussions with Parent and providing limited diligence materials as requested by Parent, with the goal of having Parent provide an indication of interest for a potential transaction with Paycor. Following such discussions, representatives of Parent were provided with certain high-level diligence information regarding Paycor that Parent had requested.

On September 18, 2024, Ryan Bergstrom, Chief Product & Technology Officer of Paycor, received an unsolicited request from a representative of PE Firm B at an industry conference requesting to set up a meeting in November 2024 to discuss PE Firm B’s potential interest in an acquisition of Paycor.

On September 23, 2024, Mr. Villar received an unsolicited request from a representative of PE Firm C requesting to set up a call to discuss PE Firm C’s potential interest in acquiring Paycor, and on October 2, 2024, Mr. Villar and the representative of PE Firm C held a telephonic meeting to discuss PE Firm C’s potential interest in a proposed transaction between the two parties. The representative of PE Firm C did not make any proposal with respect to a transaction with Paycor at this meeting.

In October 2024, a representative of an investment bank familiar with Paycor introduced Messrs. Villar and Ante to a representative of PE Firm D to set up a meeting in December 2024 to discuss the human capital management industry generally.

On October 3, 2024, Paycor and PE Firm A entered into a one-way confidentiality agreement. The one-way confidentiality agreement did not include a standstill provision. Following execution of the one-way confidentiality agreement, representatives of PE Firm A were provided with certain high-level diligence information regarding Paycor that PE Firm A had requested. Later on October 3, 2024, Messrs. Villar and Ante held a telephonic meeting with representatives of PE Firm A to discuss PE Firm A’s continued interest in a potential acquisition of Paycor. The representatives of PE Firm A did not make any proposal with respect to a transaction with Paycor at this meeting.

On October 4, 2024, Messrs. Villar and Gibson held a telephonic meeting to discuss Parent’s continued interest in a potential transaction with Paycor. During this meeting, Mr. Gibson indicated Parent’s view that this acquisition would be beneficial for both parties’ stockholders, that Parent would be prepared to swiftly execute a transaction without disrupting each company’s sales season, and that Mr. Gibson had preliminarily discussed with members of the board of directors of Parent (the “Parent Board”) their interest in a potential acquisition. Mr. Gibson did not make any proposal with respect to a transaction with Paycor at this meeting.

On October 15, 2024, Messrs. Villar and Gibson held a telephonic meeting to discuss Parent’s continued interest in a potential transaction with Paycor. During this meeting, Mr. Gibson indicated that the Parent Board was supportive of a potential acquisition of Paycor. Mr. Gibson verbally indicated that Parent would be willing to offer a customary premium to the then current price of Company Stock, and Mr. Villar requested that the Parent Board submit a formal indication of interest for review by the Board. Mr. Gibson also indicated that Parent would intend to finance a potential acquisition of Paycor with debt financing, and that Parent would like to execute a transaction by January 2025. During this meeting, Mr. Gibson also indicated that Parent intended to engage J.P. Morgan as its financial advisor.

On October 18, 2024, Messrs. Ante and Schrader and Mses. Geene and Bhandari held a meeting via videoconference, during which Mr. Schrader and Ms. Bhandari continued to express Parent’s interest in a potential acquisition of Paycor and discussed potential timing and next steps with respect to a potential transaction. Mr. Ante and Ms. Geene noted that in order to proceed with next steps, the parties would need to execute an amended and restated mutual confidentiality agreement containing a customary standstill provision.

On October 21, 2024, Paycor and Parent entered into an amended and restated mutual confidentiality agreement. The amended and restated mutual confidentiality agreement included customary nondisclosure and nonuse provisions and a standstill provision that prohibited each party (for a period of 12 months) from (among other things) offering to acquire or acquiring the other party, and from taking certain other actions, including soliciting proxies, in each case, without the prior consent of the other party. The amended and restated mutual confidentiality agreement permitted each party to make proposals directly to the other party at any time, as well as acquisition proposals at any time following the other party’s entry into a definitive agreement with a third party providing for a change of control transaction of the other party. Following execution of the amended and restated mutual confidentiality agreement, representatives of Parent submitted additional diligence questions to Paycor to which Paycor responded.

On October 28, 2024, the Board held a regularly-scheduled meeting in person at Paycor’s headquarters in Cincinnati, Ohio, with members of Paycor’s senior management present. During this meeting, the Board discussed the informal inbound inquiries received by Paycor over the past year regarding a potential acquisition of Paycor, of which the directors were previously kept apprised, including the recent interactions Paycor’s senior management had with representatives of each of Parent, PE Firm A, PE Firm C, as well as potential future scheduled discussions with representatives of each of PE Firm B and PE Firm D. The Board also discussed Parent’s indication that it may submit a non-binding indication of interest on or about November 11, 2024. Also during this meeting, the Board discussed preliminary process considerations, including whether a transaction committee would be necessary or beneficial, the selection of a financial advisor to advise Paycor in connection with a potential transaction, and potential next process steps. In discussing the potential selection of Paycor’s financial advisor, the Board discussed potential options, including Goldman Sachs and three other investment banks. The consensus of the Board following this discussion was to reconvene promptly following the receipt of any transaction proposal and further discuss potential process considerations, including the engagement of a financial advisor, at that time.

On November 1, 2024, Mr. Villar held an introductory telephonic meeting with a representative of PE Firm B to discuss PE Firm B’s potential interest in an acquisition of Paycor. The representative of PE Firm B did not make any proposal with respect to a transaction with Paycor at this meeting.

On November 8, 2024, Mr. Wright held a telephonic meeting with representatives of PE Firm A to discuss PE Firm A’s potential interest in an acquisition of Paycor.

On November 15, 2024, Messrs. Villar, Gibson, Wright, Ante and Schrader held a telephonic meeting during which Mr. Gibson previewed Parent’s non-binding indication of interest to acquire all of the outstanding shares of Paycor for a per share price of $17.25 to $18.92 (the “November Proposal”). During this meeting, Mr. Gibson noted that Parent did not believe the recent increases in Paycor’s stock supported a higher premium, as Parent considered Paycor’s stock to be overvalued. Also during this meeting, Mr. Gibson indicated that Parent was willing to revisit its valuation in connection with its ongoing due diligence, and that Parent’s proposed timeline included finalizing negotiations and announcing a potential transaction on or shortly after January 10, 2025.

Later on November 15, 2024, representatives of Parent submitted the November Proposal to the Board. The November Proposal also contemplated that, in light of the key selling season that recently commenced for both companies and Parent’s anticipated earnings release in mid-December for the second quarter of its fiscal year, Parent anticipated executing and announcing a transaction shortly after the Parent Board meeting scheduled for January 10, 2025. The November Proposal stated that Parent expected to obtain financing commitments in advance of signing and that no financing contingency would be necessary. The November Proposal did not include a request for exclusivity.

Later on November 15, 2024, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Kirkland & Ellis LLP (“Kirkland”), Paycor’s outside legal advisor, in attendance. During this meeting, the Board discussed the terms of the November Proposal, the fact that Parent did not ask for exclusivity in connection with the November Proposal, and the fact that the assumption made by Parent regarding outstanding shares only took into account common stock outstanding and did not take into account any common stock equivalents, such that the $17.25 to $18.92 per share price on a fully diluted basis was lower than what Parent indicated. Representatives of Kirkland reviewed with the Board its fiduciary duties under Delaware law and discussed certain process considerations for the Board when responding to acquisition proposals, as well as Paycor’s long range plan as a basis for decision making. The Board then discussed the call held between Parent and Paycor on November 15, 2024, and Paycor’s senior management provided their perspectives on a potential transaction, including the synergies Parent and Paycor would have as a combined company. The Board discussed recent interactions with representatives of PE Firm A, who were continuing their due diligence but did not indicate a plan to submit a proposal for an acquisition of Paycor, and noted that future meetings would be scheduled for PE Firm B, PE Firm C and PE Firm D. During this meeting, the Board discussed Paycor’s engagement of a financial advisor, including Goldman Sachs and three other investment banks, including each bank’s familiarity with Paycor and its experience and prior exposure to potential acquirors. The Board’s consensus was that it was critical to avoid the risk of any leak and determined that they would rather engage with one bank as opposed to conducting a “bake off” among multiple banks. The Board’s consensus was that Goldman Sachs would be best suited to advise Paycor as they had previously advised Paycor in connection with its initial public offering, had a high degree of execution capabilities and had significant experience and prior exposure to potential acquirors. The Board instructed Paycor’s senior management to engage with Goldman Sachs as soon as possible and to update Paycor’s long-range plan to reflect Paycor’s recent performance. In addition, the Board determined to establish an ad-hoc transaction committee of the Board (the “Transaction Committee”) comprised of Board members Mr. Wright, Ms. Burke and Steve Collins for convenience and efficiency purposes only, to provide Paycor’s senior management with guidance between meetings of the Board, and not for any conflicts purposes. The Board did not delegate any decision-making authority to the Transaction Committee.

On November 20, 2024, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. During this meeting, members of Paycor’s senior management reviewed with the Board Paycor’s long-range plan for fiscal years 2024 through 2029 (the “Five-Year Plan”), which Paycor’s senior management had, at the direction of the Board, updated to reflect recent performance since the forecasts previously shared with the Board on June 18, 2024 as part of Paycor’s regular fiscal year-end review. Members of senior management discussed the key metrics in the long-range plan, the assumptions made, and the methodology employed in preparing and updating the long-range plan, as well as the near- and long-term trends relating to such metrics. The Board approved the Five-Year Plan, including for use by Goldman Sachs in connection with its financial analysis of potential acquisition proposals. The Board discussed with representatives of Goldman Sachs and Kirkland the terms of the November Proposal, including Parent’s valuation of Paycor, Parent’s proposed timing to complete diligence and announce a transaction, outstanding due diligence items, Parent’s proposed financing, the fact that Parent did not make a request for exclusivity, as well as the fact that the November Proposal included Paycor’s outstanding share count from its most recent quarterly report (which, if updated for Paycor’s then-current fully-diluted share count, would imply a per share price of $16.56 to $18.16 per share in the November Proposal). Representatives of Goldman Sachs reviewed with the Board Paycor’s stock trading history relative to the implied per share price in the November Proposal, as well as certain other preliminary financial observations, including Paycor’s 52-week high share price of $22.24, the relevant premia to Paycor’s share price and premia paid in recent software industry transactions. During this meeting, the Board discussed potential responses to Parent, and determined to reject the November Proposal, indicating that the Board would not be willing to transact at the value set forth in the November Proposal without providing a specific counterproposal, but would provide additional diligence information to Parent in order to support a higher offer price. Further, the Board evaluated other potential bidders (both other strategic acquirors and financial sponsors) that might be interested in an acquisition of Paycor, and determined to proceed with a targeted process involving outreach to a specific group of potential strategic and financial sponsor bidders identified by Goldman Sachs that would be most likely to have interest in an acquisition of Paycor. The Board further discussed the importance of maintaining a targeted group of potential bidders to mitigate the potential for leaks. At the conclusion of the meeting, the Board instructed Mr. Villar to contact Parent and reject the November Proposal with the Board-approved messaging, and instructed Goldman Sachs to conduct targeted outreach to other potential bidders.

Also on November 20, 2024, Mr. Villar relayed the Board-approved message to Mr. Gibson, noting that the Board would not be willing to transact at the value set forth in the November Proposal, but that Paycor would be willing to provide additional diligence information to Parent in order to support a higher offer price. Mr. Gibson noted that, if Paycor was able to provide Parent with additional diligence material that supported a higher valuation, Parent would take that material into consideration if it were to submit a revised acquisition proposal. Mr. Gibson also reiterated to Mr. Villar that Parent was only interested in bilateral discussions between the parties and was not interested in being drawn into a protracted auction process.

On November 21, 2024, Paycor held its investor day.

Also on November 21, 2024, Messrs. Ante and Schrader met telephonically to discuss additional diligence requests from Parent in order to support a higher offer price. Mr. Schrader noted that Parent anticipated submitting a revised proposal during the week of December 9, 2024, and that the Parent Board was not interested in entering an auction process. Mr. Schrader also requested to review Paycor’s long-range forecasts.

Also on November 21, 2024, as directed by the Board, representatives of Goldman Sachs contacted representatives of Company B, Company C, Company D, Company E and PE Firm E to inquire about their interest in a potential acquisition of Paycor. Representatives of Company B indicated that they would consider the opportunity. Representatives of Company C confirmed that Company C was not interested in pursuing a potential acquisition of Paycor at this time. The Company D representative confirmed Company D’s potential interest and received a draft confidentiality agreement.

On November 22, 2024, as directed by the Board, representatives of Goldman Sachs contacted representatives of Company F, Company G, Company H, Company I and Company J to inquire about their interest in a potential acquisition of Paycor. Representatives of each of Company F and Company I confirmed Company F’s and Company I’s respective potential interest and received a draft confidentiality agreement.

Also on November 22, 2024, representatives of Company C communicated to representatives of Goldman Sachs that Company C was not interested in pursuing a potential acquisition of Paycor at this time citing a lack of strategic fit between the companies.

Also on November 22, 2024, as directed by the Board, representatives of Goldman Sachs contacted a representative of PE Firm A to confirm PE Firm A’s continued interest in a potential acquisition of Paycor. Such PE Firm A representative reiterated PE Firm A’s potential interest, and the Goldman Sachs representatives provided a draft of an amended and restated confidentiality agreement, including, among other things, a customary standstill provision.

On November 23, 2024, representatives of PE Firm E communicated to representatives of Goldman Sachs that PE Firm E was not interested in pursuing a potential acquisition of Paycor at this time.

Also on November 23, 2024, representatives of Parent were provided with access to a virtual data room with initial diligence information regarding Paycor.

Also on November 23, 2024, Mr. Wright held a telephonic meeting with a representative of Company D to discuss Company D’s potential interest in an acquisition of Paycor.

On November 25, 2024, as directed by the Board, representatives of Goldman Sachs contacted representatives of Company K to inquire about Company K’s interest in a potential acquisition of Paycor. The Company K representative confirmed Company K’s potential interest and received a draft confidentiality agreement.

Also on November 25, 2024, representatives of Company E communicated to representatives of Goldman Sachs that Company E was not interested in pursuing a potential acquisition of Paycor at this time citing a lack of strategic fit between the companies.

Also on November 25, 2024, the Board approved the provision of the Five-Year Plan to counterparties who had executed a confidentiality agreement with Paycor. Shortly thereafter, the Five-Year Plan was provided to representatives of Parent in the virtual data room.

Also on November 25, 2024, as directed by the Board, representatives of Goldman Sachs contacted representatives of PE Firm F to inquire about their interest in a potential acquisition of Paycor. The representatives of PE Firm F did not confirm PE Firm F’s interest at that time, and did not receive a draft confidentiality agreement.

On November 26, 2024, as directed by the Board, representatives of Goldman Sachs contacted representatives of PE Firm D and PE Firm B to inquire about each of PE Firm D’s and PE Firm B’s respective continued interest in a potential acquisition of Paycor. Representatives of each of PE Firm D and PE Firm B confirmed each of PE Firm D’s and PE Firm B’s respective potential interest and each received a draft confidentiality agreement.

On November 26 and 29, 2024, members of Paycor’s senior management held additional due diligence sessions with members of Parent’s senior management.

On November 27, 2024, representatives of each of Company K and Company G communicated to representatives of Goldman Sachs that each of Company K and Company G, respectively, was not interested in pursuing a potential acquisition of Paycor at this time citing a lack of strategic fit between the companies.

On November 29, 2024, Paycor and PE Firm A entered into an amended and restated one-way confidentiality agreement. The amended and restated confidentiality one-way agreement included customary nondisclosure and nonuse provisions and a standstill provision that prohibited PE Firm A (for a period of 12 months) from (among other things) offering to acquire or acquiring Paycor, and from taking certain other actions, including soliciting proxies, in each case, without the prior consent of Paycor. The amended and restated one-way confidentiality agreement permitted PE Firm A to make acquisition proposals at any time after Paycor enters into a definitive agreement with a third party providing for a change of control transaction of Paycor. Shortly thereafter, representatives of PE Firm A were provided with access to a virtual data room with initial diligence information regarding Paycor.

Also on November 29, 2024, representatives of Company I communicated to representatives of Goldman Sachs that Company I was not interested in pursuing a potential acquisition of Paycor at this time citing a lack of strategic fit between the companies.

On December 2, 2024, representatives of each of Company B and Company J communicated to representatives of Goldman Sachs that each of Company B and Company J, respectively, was not interested in pursuing a potential acquisition of Paycor at this time citing a lack of strategic fit between the companies.

On December 3, 2024, representatives of Company H communicated to representatives of Goldman Sachs that Company H was not interested in pursuing a potential acquisition of Paycor at this time citing a lack of strategic fit between the companies.

On December 4, 2024, Paycor entered into a one-way confidentiality agreement with each of Company D, Company F and PE Firm B. Each one-way confidentiality agreement included customary nondisclosure and nonuse provisions and a standstill provision that prohibited each such counterparty (for a period of 18 months for Company D and PE Firm B and 12 months for Company F) from (among other things) offering to acquire or acquiring Paycor, and from taking certain other actions, including soliciting proxies, in each case, without the prior consent of Paycor. The one-way confidentiality agreement permitted each such counterparty to make acquisition proposals at any time following Paycor’s entry into a definitive agreement with a third party providing for a change of control transaction of Paycor. Shortly thereafter, representatives of Company D, Company F and PE Firm B were provided with access to a virtual data room with initial diligence information regarding Paycor.

Also on December 4, 2024, members of Paycor’s senior management provided a management presentation to representatives of Company D.

On December 6, 2024, as directed by the Board, representatives of Goldman Sachs contacted representatives of Company L to inquire about Company L’s interest in a potential acquisition of Paycor. The representatives of Company L confirmed Company L’s potential interest and received a draft confidentiality agreement.

On December 9, 2024, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. During this meeting, the Board was provided with an update on the discussions to date held with potential bidders regarding a potential acquisition of Paycor, including the meeting held with Company D, ongoing discussions with each of Parent, PE Firm A, PE Firm B and PE Firm D, and an upcoming meeting scheduled with Company F. Members of Paycor’s senior management provided the Board with an overview of Paycor’s long-range plan for fiscal years 2024 through 2034 (the “Financial Forecasts”), which reflected the same information as the Five-Year Plan, but extrapolated for five more years, for use by the Board in evaluating any acquisition proposals. The Board discussed the Financial Forecasts, including the key metrics in the Financial Forecasts, and the assumptions made and the methodology employed in preparing and updating the Financial Forecasts, and unanimously approved the Financial Forecasts for use by Goldman Sachs in its financial analysis and the opinion it may issue (for additional information with respect to the Financial Forecasts, see the section entitled “—Certain Company Financial Forecasts”).

Also on December 9, 2024, Paycor entered into a confidentiality agreement with PE Firm D. The confidentiality agreement included customary nondisclosure and nonuse provisions and a standstill provision that prohibited PE Firm D (for a period of 18 months) from (among other things) offering to acquire or acquiring Paycor, and from taking certain other actions, including soliciting proxies, in each case, without the prior consent of Paycor. The confidentiality agreement permitted PE Firm D to make acquisition proposals at any time after Paycor’s entry into a definitive agreement with a third party providing for a change of control transaction of Paycor. Shortly thereafter, representatives of PE Firm D were provided with access to a virtual data room with initial diligence information regarding Paycor.

Also on December 9, 2024, members of Paycor’s senior management provided a management presentation to representatives of Company F.

On December 9 and 10, 2024, members of Paycor’s senior management held additional due diligence sessions with representatives of Company D.

On December 10, 2024, Messrs. Villar, Gibson, Ante and Schrader and Mses. Geene and Bhandari held a meeting via videoconference to discuss the December Proposal (as defined below). During this meeting, Mr. Gibson requested a response to the December Proposal by December 13, 2024, and reiterated Parent’s desired target announcement date of January 13, 2025, continued interest in a potential transaction with Paycor and made a request for exclusivity.

Later on December 10, 2024, representatives of Parent submitted a non-binding indication of interest to the Board (the “December Proposal”) to acquire all of the outstanding shares of Paycor for a per share price of $21.50 per share, based on an assumed 187 million fully-diluted shares (including existing unvested Company RSUs), representing an approximately 26% premium to Paycor’s 30-day volume weighted average price, and an approximately 45% premium to Paycor’s 90-day volume weighted average price, in each case, as of December 6, 2024. The December Proposal also stated that (i) Parent expected to obtain financing commitments in advance of signing and that no financing contingency would be necessary and (ii) the proposal was conditioned on Paycor and the Majority Stockholder entering into a 30-day exclusivity agreement with Parent. The December Proposal also reiterated Parent’s desire to execute and announce a transaction shortly after its board meeting scheduled for January 10, 2025.

Also on December 10, 2024, representatives of Company F communicated to representatives of Goldman Sachs that Company F was not interested in pursuing a potential acquisition of Paycor at this time citing a lack of strategic fit between the companies.

Also on December 10, 2024, the Transaction Committee held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance.

During this meeting, the Transaction Committee was provided with an update on the discussions to date held with potential bidders regarding a potential acquisition of Paycor, including the management meetings held with each of Parent and Company D, and ongoing diligence processes with each of PE Firm A, PE Firm B, PE Firm D and Company L, as well as the terms of the December Proposal. Mr. Villar provided the Transaction Committee with an update on the conversations he held with Mr. Gibson. The Transaction Committee discussed potential responses to Parent, and agreed, subject to the Board’s approval, to share and discuss Paycor’s synergies analyses to date with Parent in order to support a higher offer price from Parent. The Transaction Committee further discussed Parent’s request for exclusivity, and determined, subject to the Board’s approval, that it would be premature to agree to exclusivity at this juncture, given that there were multiple other parties who were still evaluating a potential transaction with Paycor and were expected to provide initial feedback soon.

On December 11, 2024, Paycor and Goldman Sachs entered into a customary financial advisor indemnity letter agreement.

Also on December 11, 2024, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. During this meeting, the Board was provided with an update on the discussions held to date with potential bidders regarding a potential acquisition of Paycor, including the management meetings held with each of Parent and Company D, and ongoing diligence processes with each of PE Firm A, PE Firm B, PE Firm D and Company L, as well as the terms of the December Proposal. Representatives of Goldman Sachs informed the Board that Paycor should expect clarity on whether any bidders (other than Parent) would make an acquisition proposal within the following week. Mr. Villar provided the Board with an update on the conversations he held with Mr. Gibson. Representatives of Goldman Sachs then provided to the Board an overview of Goldman Sachs’ preliminary financial analysis, which was based on the Financial Forecasts previously provided to, reviewed and approved by the Board. The Board discussed with representatives of Goldman Sachs the methodology, key inputs and results of each of the analyses, and that the December Proposal provided sufficient value to Paycor’s stockholders to warrant further engagement with Parent, and that providing Parent with Paycor’s synergies analysis prepared by Paycor’s senior management could potentially support a higher offer price from Parent. The Board then discussed potential responses to the December Proposal, including the fact that Paycor’s synergies analysis (which was prepared by Paycor’s senior management) had not yet been shared with Parent and that significant potential transaction synergies could potentially result in a higher valuation from Parent. The Board also discussed Parent’s request for exclusivity as a condition to further engagement and determined that it would be premature to grant Parent exclusivity, given that there were other parties who were still evaluating a potential transaction with Paycor and were expected to provide initial feedback within the next week. In addition, the Board determined not to grant exclusivity to Parent at the price set forth in the December Proposal given that the December Proposal did not take into account Paycor’s synergies analysis and that Parent had not yet provided any proof of financing or any indication of key terms that would be in a definitive agreement. The Board discussed potential responses to the December Proposal, including whether to provide Parent with any guidance on valuation (and ranges of such valuation), and instructed Mr. Villar to reject the December Proposal, provide Parent with Paycor’s synergies analysis in order to support a higher offer price from Parent and, based on the discussion with representatives of Goldman Sachs and considering the fact that Paycor’s synergies analysis had not been considered by Parent in the December Proposal, provide a counterproposal for $25.00 per share.

On December 12, 2024, members of Paycor’s senior management provided a management presentation to representatives of Company L. Representatives of Company L indicated that they would submit a formal response on December 17, 2024.

Also on December 12, 2024, Mr. Villar relayed the Board-approved message to Mr. Gibson, noting that the Board would not be willing to transact at the value set forth in the December Proposal but that Paycor would be willing to provide its synergies analysis to Parent in order to support a higher offer price of $25.00 per share in cash and declined Parent’s request for exclusivity at this time. Mr. Gibson subsequently responded to Mr. Villar, indicating that Parent had determined not to engage with Paycor unless or until the valuation gap between the

December Proposal and the Board’s counterproposal was narrowed and Paycor accepted Parent’s request for exclusivity.

Also on December 13, 2024, members of Paycor’s senior management provided a management presentation to representatives of PE Firm B.

Also on December 13, 2024, representatives of Company D communicated to representatives of Goldman Sachs that Company D was not interested in pursuing a potential acquisition of Paycor at this time citing a lack of strategic fit between the companies.

On December 16, 2024, representatives of each of PE Firm A and PE Firm B communicated to representatives of Goldman Sachs that each of PE Firm A and PE Firm B, respectively, would not be able to submit an offer to Paycor providing for a meaningful premium to Paycor’s stock price.

On December 17, 2024, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. During this meeting, the Board was provided with an update on the communications from Parent, as well as from each of Company D, PE Firm A and PE Firm B, which indicated that each such counterparty was not interested in pursuing an acquisition of Paycor. Representatives of Goldman Sachs also noted their belief that Company L and PE Firm D would determine not to pursue a potential transaction with Paycor given their level of engagement to date. The representatives of Goldman Sachs also noted for the Board that Goldman Sachs had contacted approximately 17 potential counterparties (excluding Parent, and comprising both strategic and financial sponsor counterparties) and that no interested counterparties had emerged as part of this process, nor, in their view, would there be an interested counterparty in the near future. The Board then discussed interactions with Parent related to the December Proposal and Paycor’s counterproposal thereto. During such discussion, representatives of Goldman Sachs noted that, based on discussions with J.P. Morgan, Parent remained interested in a potential transaction with Paycor subject to closing the valuation gap between Paycor and Parent and exclusivity. The representatives of Goldman Sachs and the Board discussed the potential for narrowing the valuation gap and estimates of the price per share Parent may be willing to pay. The Board discussed Paycor’s potential counterproposal to Parent, including whether to grant Parent’s previous request for exclusivity, whether Paycor would be permitted to evaluate higher inbound offers from other counterparties during or after the exclusivity period and other process considerations. The Board discussed with representatives of Kirkland granting exclusivity and the Board’s fiduciary duties. The Board discussed the likelihood of Parent continuing to engage without exclusivity, which representatives of Goldman Sachs and Paycor’s senior management indicated would be unlikely. The Board determined that Paycor should provide Parent with a counterproposal of $23.00 per share, which represented a 13% premium to Paycor’s then-current stock price and implied an enterprise valuation of approximately $4.2 billion, and agree to exclusivity at such price until January 3, 2025, and that such date could help minimize leak risk and management distraction. The Board requested that Mr. Wright relay such counterproposal to Parent, including indicating that the Board would be supportive of a transaction with Parent at a price of $23.00 per share.

Also on December 17, 2024, representatives of Company L relayed formal feedback to representatives of Goldman Sachs that Company L was not interested in pursuing a potential acquisition of Paycor at this time.

On December 18, 2024, Messrs. Wright and Gibson held a telephonic meeting, during which Mr. Wright relayed the Board-approved message to Mr. Gibson, and proposed a revised counterproposal of $23.00 per share in cash. During this meeting, Mr. Gibson noted that Parent would not be able to increase its offer beyond $22.00 per share without the approval of the Parent Board.

On December 19, 2024, Messrs. Wright and Gibson held a telephonic meeting, during which Mr. Gibson relayed to Mr. Wright Parent’s counter to the Board’s counterproposal with a price of $22.50 per share in cash, and noted that it was Parent’s “best and final” price and remained subject to entering into exclusivity and the approval of the Parent Board (the “Final Proposal”). Mr. Gibson also indicated that Parent would make every effort to convene the Parent Board by January 3, 2025 to consider the proposed acquisition and that Parent had completed all value-related diligence and would be able to complete its confirmatory diligence within two weeks. At the end of the call, Mr. Wright relayed to Mr. Gibson his belief that Paycor may be unwilling to enter into a transaction at a price of $22.50.

On December 20, 2024, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. During this meeting, Mr. Wright provided the Board with an update on his recent conversations with Mr. Gibson. The Board then discussed the Final Proposal, which represented a 14% premium to Paycor’s current stock price and implied an enterprise valuation of approximately $4.1 billion. Mr. Wright stated his belief that Parent provided its best and final price and reflected a substantial increase from the November Proposal. Representatives of Goldman Sachs then provided to the Board an overview of Goldman Sachs’ preliminary financial analysis of the Final Proposal, and discussed with the Board the comprehensive market check comprising both strategic and financial sponsor counterparties and that all such counterparties had declined, or would decline, to pursue a transaction with Paycor at this time. The Board discussed the risks and benefits relating to Paycor’s standalone plan in comparison to a transaction with Parent, with the Board agreeing that Parent would be a strong counterparty in a strategic transaction, as the two companies’ businesses were complementary, which would drive value and synergies. The Board also noted that there was substantial business strategy execution risk and volatility in the human capital management industry over the next 12 to 24 months and that a transaction with Parent would help mitigate this risk. Representatives of Kirkland then discussed considerations relating to conditionality and closing certainty in a transaction with Parent. At the conclusion of the meeting, the Board determined that it was supportive of a transaction with Parent at $22.50 per share, and instructed representatives of Kirkland to negotiate an exclusivity agreement with representatives of Davis Polk & Wardwell LLP (“Davis Polk”), Parent’s outside legal advisor. In light of the Board’s agreement to exclusivity with Parent and the belief that PE Firm D would determine not to pursue a potential transaction with Paycor given their level of engagement to date, the Board instructed Goldman Sachs to cancel an upcoming management meeting with PE Firm D.

Later on December 20, 2024, Mr. Gibson delivered the Final Proposal to Mr. Wright in writing. Also on December 20, 2024, Parent sent to Mr. Wright a draft exclusivity agreement providing for an exclusivity period ending on the later of January 3, 2025 and such date, as any, as Paycor notified Parent in writing that it was terminating discussions with Parent.

Later on December 20, 2024, representatives of Goldman Sachs sent to representatives of J.P. Morgan a revised draft of the exclusivity agreement, which included a termination right by Paycor if Parent proposed a reduced price for the potential transaction. Separately, representatives of Goldman Sachs relayed to representatives of PE Firm D the Board-approved request to cancel the upcoming management meeting.

On December 23, 2024, the parties finalized and executed the exclusivity agreement, which included an exclusivity period ending on the later of January 6, 2025 and such date, as any, as Paycor notified Parent in writing that it was terminating discussions with Parent. Also on December 23, 2024, representatives of Kirkland sent a draft clean team agreement to representatives of Davis Polk, following which the parties executed such clean team agreement on December 27, 2024 and certain representatives of Parent were provided access to a clean room in the virtual data room containing certain competitively sensitive information.

Between December 24, 2024 and December 27, 2024, members of Paycor’s senior management held due diligence sessions with members of Parent’s senior management, together with each party’s respective advisors.

On December 26, 2024, the Transaction Committee and the Compensation Committee of the Board held a joint special meeting via videoconference, with members of Paycor’s senior management and representatives of Kirkland in attendance. The committees discussed considerations relating to Section 280G of the Internal

Revenue Code in connection with the potential acquisition by Parent, and potential mitigation strategies, and instructed Paycor’s senior management to take the necessary steps to implement such mitigation strategies.

On December 28, 2024, representatives of Davis Polk delivered a draft of the Merger Agreement to representatives of Kirkland. Key terms of the initial draft of the Merger Agreement included, among other things, no fiduciary exception for the Board to explore qualifying unsolicited proposals, a 6-month outside date, the delivery of a written consent approving the transaction by the Majority Stockholder no later than one hour from the execution of the Merger Agreement, an anti-“hell or high water” antitrust efforts standard, the rollover of certain equity awards into Parent equity awards and a request for certain Paycor executives to execute employment offer letters. The draft also requested that an affiliate of the Majority Stockholder agree to certain restrictive covenants.

On December 29, 2024, Goldman Sachs submitted a relationship disclosure letter to the Board.

Later on December 29, 2024, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. The Board reviewed Goldman Sachs’ relationship disclosure letter and the complete relationship disclosure provided orally by representatives of Kirkland to the Board, and concluded that none of the information provided in these disclosures raised any concerns regarding each of Goldman Sachs’ and Kirkland’s ability to advise the Board. Representatives of Kirkland noted that each member of the Board previously confirmed that they were not aware of any potential conflicts involving Parent. Representatives of Kirkland then discussed certain terms of the draft Merger Agreement received from Davis Polk, which included, among other things, no fiduciary exception for the Board to explore qualifying unsolicited proposals, a 6-month outside date, the delivery of a written consent approving the transaction by the Majority Stockholder no later than one hour from the execution of the Merger Agreement, an anti-“hell or high water” antitrust efforts standard, the rollover of certain equity awards into Parent equity awards, a request for certain Paycor executives to execute employment offer letters and a request for an affiliate of the Majority Stockholder to agree to certain restrictive covenants. The Board discussed such terms with representatives of Kirkland, and agreed that while certain of these terms might be agreeable in the final draft, such terms should be generally rejected in the subsequent draft of the Merger Agreement, and instructed representatives of Kirkland accordingly.

On December 30, 2024, representatives of Kirkland and Davis Polk held a call to discuss the terms of the transaction documents, including Paycor’s positions with respect to the Board’s fiduciary exception, the outside date, the antitrust efforts standard and the treatment of equity awards. Such Kirkland representatives subsequently relayed a summary of the discussion to the Transaction Committee and Paycor’s senior management.

On December 31, 2024, representatives of Kirkland delivered a revised draft of the Merger Agreement and Company disclosure schedules, together with a draft of the written consent of the Majority Stockholder, to representatives of Davis Polk. Key terms of the draft Merger Agreement included, among other things, the cash-out of all outstanding equity awards, a customary 30 day “no-shop” provision with a Company termination fee equal to 3.0% of Paycor’s fully diluted equity value based on the $22.50 per share price, a 12-month outside date, an anti-“hell or high water” antitrust efforts standard with best efforts to obtain substantial compliance with any second request within 9 months after signing and a rejection of any restrictive covenants.

On January 3, 2025, representatives of Davis Polk delivered a revised draft of the Merger Agreement, the Paycor disclosure schedules and the written consent of the Majority Stockholder to representatives of Kirkland. Key terms of the draft Merger Agreement included, among other things, no fiduciary exception for the Board to explore qualifying unsolicited proposals (and no Company termination fee), a 9-month outside date, the delivery of a written consent approving the transaction by the Majority Stockholder no later than one hour from the execution of the Merger Agreement, restrictions on closing during certain blackout periods, deletion of the efforts to obtain substantial compliance with any second request by a date certain, the rollover of certain

Company equity awards into Parent equity awards and a request for an affiliate of the Majority Stockholder to agree to certain restrictive covenants. In addition, Parent indicated that it would seek to extend employment offers to Messrs. Ante and Bergstrom, each contingent on the closing of the transaction and with offer letters to be executed by such individuals concurrently with the Merger Agreement.

On January 4, 2025, representatives of Kirkland and Davis Polk held a call to discuss the terms of the transaction documents, including Paycor’s positions with respect to the remaining open points of the Merger Agreement. The representatives of Kirkland subsequently conveyed a summary of the discussion to the Transaction Committee and Paycor’s senior management.

Later on January 4, 2025, representatives of Kirkland delivered a revised draft of the Merger Agreement and other transaction documents to representatives of Davis Polk.

On January 5, 2025, Paycor and Goldman Sachs executed an engagement letter.

Also on January 5, 2025, Bloomberg reported that Paycor was exploring a potential sale to Parent.

Also on January 5, 2025, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. During this meeting, representatives of Goldman Sachs noted that the potential transaction with Parent had leaked and discussed the parties’ desire to swiftly execute the transaction. Representatives of Kirkland described certain open terms in the Merger Agreement and other transaction documents, relating to (i) treatment of incentive equity, (ii) closing timing (for which Parent proposed to restrict closing either during certain specified blackout periods or before an inside date of April 30, 2025), (iii) the terms of the restrictive covenants applicable to the affiliate of the Majority Stockholder and (iv) antitrust efforts, which remained substantially similar to Parent’s original positions in its initial draft, and noted Davis Polk’s view that Parent was highly unlikely to accept any compromise positions on the remaining open points. The Board discussed these positions, and it was the consensus of the Board to accept Parent’s positions on incentive equity and antitrust efforts in light of Parent’s messaging to date and the value to Paycor’s stockholders and certainty of closing contemplated by Parent’s proposal, but to reject Parent’s proposal to restrict closing during certain specified blackout periods or before an April 30, 2025 inside date. In addition, the Board authorized Messrs. Ante and Bergstrom to engage with Parent and negotiate and finalize the terms of their employment offer letters with Parent. Representatives of the affiliate of the Majority Stockholder also authorized representatives of Kirkland to negotiate and finalize the agreement containing restrictive covenants applicable to the affiliate of the Majority Stockholder (the “Restrictive Covenant Agreement”).

Between January 5, 2025 and the morning of January 7, 2025, representatives of Kirkland and Davis Polk, and representatives of Paycor’s and Parent’s senior management, held numerous calls to discuss the remaining open terms of the transaction documents, and exchanged revised drafts of the Merger Agreement, the Paycor disclosure schedules, the Restrictive Covenant Agreement and other transaction documents.

Also on January 5, 2025, representatives of Parent contacted each of Messrs. Ante, Bergstrom and Villar to discuss the proposed employment offers and to verbally convey Parent’s compensation proposal. Between January 5, 2025 and the morning of January 7, 2025, representatives of Parent and Messrs. Ante, Bergstrom and Villar, including their counsel at Vedder Price P.C., held numerous calls and exchanged drafts of the employment offer letters.

On January 6, 2025, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. Members of management and representatives of Goldman Sachs and Kirkland updated the Board with respect to the negotiations that had occurred over the past week. Representatives of Goldman Sachs reviewed their preliminary financial analysis with the Board (which were based on the Financial Forecasts, as more fully described in the section entitled “—Certain Company Financial Forecasts”). Representatives of Kirkland discussed with the Board its fiduciary duties under Delaware law in connection with the potential transaction, and summarized the terms of the draft Merger Agreement, including with respect to Parent’s newly proposed inside date of April 15, 2025, which the Board determined to accept. Representatives of Kirkland and Paycor’s senior management also discussed the employment offer letters of Messrs. Ante, Bergstrom and Villar with the Board, indicating that such letters were in near final form. The Board then instructed representatives of Kirkland to work with representatives of Davis Polk to finalize the transaction documents reflecting the positions discussed.

On January 7, 2025, the Board held a special meeting via videoconference, with members of Paycor’s senior management and representatives of Goldman Sachs and Kirkland in attendance. Representatives of Goldman Sachs delivered to the Board Goldman Sachs’ financial analysis, which was substantially the same as the preliminary financial analysis presented to the Board during its January 6, 2025 meeting, and rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 7, 2025, to the effect that, as of January 7, 2025, and based upon and subject to the factors and assumptions set forth in the written opinion, the $22.50 in cash per share of Company Stock to be paid to the holders (other than Parent and its affiliates) of shares of Company Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Goldman Sachs’ opinion is more fully described in the section entitled “—Opinion of Goldman Sachs.” Following discussion and consideration of the Merger Agreement and the other transactions contemplated by the Merger Agreement (including the factors described in the section entitled “—Reasons for the Merger; Recommendation of the Board”), the members of the Board unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of Paycor’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved, subject to Section 6.03 of the Merger Agreement, to recommend approval and adoption of the Merger Agreement by Paycor’s stockholders. Further, the members of the Board reviewed and approved the other transaction documents to be delivered in connection with the Merger Agreement.

Shortly thereafter, on January 7, 2025, Paycor and Parent executed the Merger Agreement and delivered the final transaction documents. Shortly after the execution of the Merger Agreement, the Majority Stockholder delivered the written consent and Parent and an affiliate of the Majority Stockholder executed the Restrictive Covenant Agreement. Parent then issued a press release announcing the parties’ entry into the Merger Agreement before the opening of the U.S. stock exchanges on January 7, 2025.

Recommendation of the Board; Reasons for the Merger

After careful consideration, the Board unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of Paycor’s stockholders, (2) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and (3) resolved, subject to Section 6.03 of the Merger Agreement, to recommend approval and adoption of the Merger Agreement by Paycor’s stockholders.

In the course of the Board making such determinations, the Board consulted with Paycor’s senior management, as well as Paycor’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

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the current and historical market prices, volatility and trading information with respect to shares of Company Stock, including the fact that the Merger Consideration of $22.50 in cash per share of Company Stock to be received by Paycor’s stockholders in the Merger represents a premium of:

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approximately 21% over the closing price per share as of January 3, 2025, the last full trading day prior to Bloomberg’s published article reporting that Parent was exploring an acquisition of Paycor (the “Unaffected Date”);

•	approximately 19% over the 30-day trading period volume weighted average price (“VWAP”) prior to the Unaffected Date; and

•	approximately 38% over the 90-day trading period VWAP prior to the Unaffected Date;

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the current and prospective business environment in which Paycor operates, including economic, market and industry conditions generally, the current competitive environment in the human capital management software industry and the likely effect of these factors on Paycor and Paycor’s future prospects as an independent public company, including the likely effect of the foregoing factors on the trading price of Company Stock (which cannot be quantified numerically), and the fact that the full realization of the Financial Forecasts (as defined in the section entitled “—Certain Company Financial Forecasts” beginning on page 44) was subject to significant execution risk;

•	the competitive landscape including the large, well-capitalized competitors who are entering, or may in the future enter, Paycor’s ecosystem with competing products;

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current and future economic uncertainty and other unfavorable conditions in Paycor’s industry or the global economy have limited and may continue to limit Paycor’s growth and adversely affect Paycor’s operating results;

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the fact that the Board was able to negotiate an increase in the per share consideration of $5.25, or approximately 30%, from the low end of the range of the per share consideration amount set forth in Parent’s November 15, 2024 indication of interest and an increase of $3.58, or approximately 19%, from the high end of the range of the per share consideration amount set forth in Parent’s November 15, 2024 indication of interest;

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the fact that the price of $22.50 in cash per share of Company Stock payable in the Merger provides certainty, immediate value and liquidity to Paycor stockholders at a compelling value, while eliminating the risks, uncertainties and potentially longer timeline for realizing equivalent value from Paycor continuing as a standalone company;

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the belief that, if Paycor did not enter into the Merger Agreement, there could be a considerable period of time before the trading price per share of Company Stock would reach and sustain the per share Merger Consideration of $22.50 (even assuming full realization of the Financial Forecasts);

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the fact that the Board engaged in extensive discussions regarding strategic alternatives and potential counterparties with certain members of Paycor’s senior management team and representatives of Goldman Sachs as its financial advisor, and Kirkland, as its legal advisor. In particular, the Board considered the fact that the strategic alternatives process it conducted in mid to late 2024, with the assistance of representatives of Goldman Sachs and Kirkland, involved contacting approximately 17 potential third-party financial sponsor and strategic counterparties (excluding Parent), entering into confidentiality agreements with six potential counterparties (including Parent), providing management presentations to five potential counterparties (including Parent) and the fact that Parent was the only party to submit an indication of interest (and subsequently, a final offer) to acquire Paycor;

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the fact that, other than Parent, no potential acquirors submitted an unsolicited acquisition proposal or indication of interest, or otherwise contacted Paycor, following the publication of the Bloomberg article on January 5, 2025 indicating that Paycor was exploring a potential sale;

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the fact that the Board considered certain forecasts for Paycor on a standalone basis prepared by or at the direction of senior management of Paycor, which reflected various assumptions of Paycor’s senior management, and assessed such forecasts relative to the per share Merger Consideration of $22.50. For further discussion, see the section entitled “—Certain Company Financial Forecasts;”

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the belief that the potential values, benefits, risks and uncertainties facing Paycor stockholders associated with possible strategic alternatives to the Merger (including possible alternative business combinations and scenarios involving the possibility of remaining a standalone publicly traded company), and the timing, risks and likelihood of accomplishing such alternatives, taking into account the Board’s belief that there were likely no other potential strategic acquirors or financial sponsors that would be reasonably likely to engage in a transaction in the near term at a price greater than the price being offered by Parent;

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the timing of the transactions contemplated by the Merger Agreement, including the Merger, and the risk that if Paycor does not accept Parent’s proposed transaction now (as provided for in the Merger Agreement), including the attractive valuation represented by the Merger Consideration, it may not have another opportunity to do so on comparable terms or another comparable opportunity;

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the potential risk of losing the favorable opportunity with Parent in the event Paycor pursued a higher price from Parent or in the event Paycor sought to pursue additional discussions with other third parties who may be interested in pursuing a strategic transaction with Paycor prior to entry into the Merger Agreement and the potential negative effect that such a process might have on Paycor’s business;

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the belief that, after negotiations with Parent and its representatives (as described in more detail in the section entitled “—Background of the Merger”), $22.50 in cash per share of Company Stock was the highest price that Parent was willing to pay as of the date of execution of the Merger Agreement and that the terms of the Merger Agreement include the most favorable terms to Paycor, in the aggregate, to which Parent would be willing to agree;

•	the fact that the consideration and negotiation of the Merger Agreement was conducted through extensive arm’s-length negotiations;

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the financial analysis of the Merger Consideration reviewed by representatives of Goldman Sachs with the Board as well as the oral opinion of Goldman Sachs, subsequently confirmed in writing by delivery of a written opinion to the Board that, as of January 7, 2025 and based upon and subject to the factors and assumptions set forth therein, the $22.50 in cash per share of Company Stock to be paid to the holders (other than Parent and its affiliates) of Company Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described in the section entitled “—Opinion of Goldman Sachs;”

•	the fact that Paycor has sufficient operating flexibility under the terms of the Merger Agreement to conduct its business in the ordinary course prior to the consummation of the Merger;

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the high degree of certainty that the Merger would close in a timely manner in light of the conditions and other terms set forth in the Merger Agreement, including the fact that the definition of “Company Material Adverse Effect” has a number of customary exceptions, Parent’s commitment to use its reasonable best efforts to promptly take all actions and do all things necessary to obtain all approvals, consents, registrations, permits, authorizations and other confirmations required from all governmental authorities necessary for the performance of its obligations pursuant to the Merger Agreement, and the absence of a requirement for approval by Parent’s stockholders or a vote by Paycor’s stockholders;

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the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Paycor’s representations and warranties, is generally subject to a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) qualification;

•	the end date of October 7, 2025, which is expected to allow for sufficient time to complete the Merger;

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the support of the Majority Stockholder, which as of January 7, 2025, controlled approximately 53.36% of the shares of Company Stock and voting power, and which will be receiving the same form and amount of Merger Consideration per share for its shares of Company Stock as all other Paycor stockholders under the Merger Agreement;

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the availability of statutory appraisal rights to Paycor stockholders who properly exercise their statutory rights under Section 262 of the DGCL, as more fully described in the section entitled “Appraisal Rights;”

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the fact that the Merger Agreement was unanimously approved by the Board, which is comprised of a majority of independent directors who are not employees of Paycor or any of its subsidiaries, and which received advice from Paycor’s outside financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement;

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the fact that the Merger is not subject to a financing condition and that Parent has represented that it or Merger Sub will, as of the Closing, have available funds sufficient to pay the amounts required to be paid under the Merger Agreement;

•	Paycor’s rights to seek specific performance of Parent’s and Merger Sub’s obligations to cause the Merger to occur and to prevent other breaches of the Merger Agreement; and

•	the likelihood that the Merger would be consummated, in light of the reputation and significant financial capabilities of Parent.

In the course of its deliberations, the Board also considered and balanced against the potentially positive reasons, a number of uncertainties, risks and other potentially negative factors, including, among other things, the following (which factors are not intended to be exhaustive and not necessarily presented in order of relative importance):

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the fact that Paycor stockholders will not have the ability to participate in any future growth potential or benefit from any future increase in the value of Paycor as, following the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Paycor will be a private company;

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the possibility that all conditions to the Merger will not be timely satisfied or waived and that the Merger will not be consummated, and the potential negative effects on Paycor’s business, operations, financial results and stock price;

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the potential negative effects of the public announcement of the Merger on Paycor’s sales, operating results, and stock price, its ability to retain key personnel, and its relationships with vendors, customers, and employees;

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the restrictions on the conduct of Paycor’s business prior to the completion of the Merger, which are designed to maintain the value of the business Parent has contracted to purchase, require Paycor to conduct its business in the ordinary course and restrict Paycor from taking certain actions, subject to specific limitations, all of which may delay or prevent Paycor from undertaking business opportunities pending completion of the Merger;

•	the fact that during the term of the Merger Agreement, Paycor is prohibited from soliciting any inquiry or proposal with respect to an alternative acquisition proposal for Paycor;

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the costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the time and effort of Paycor management required to complete the Merger, which may disrupt its business operations and may have a negative effect on its financial results;

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the fact that the Merger Agreement included a provision permitting Parent to terminate the Merger Agreement if the Majority Stockholder failed to execute and deliver the Written Consent within 1 hour following the execution of the Merger Agreement;

•	the conditions to the obligations of Parent to complete the Merger and the right of Parent to terminate the Merger Agreement under certain circumstances;

•	the fact that completion of the Merger requires obtaining regulatory approvals, which could subject the Merger to delays and the risk that the required regulatory approvals may not be obtained at all;

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the fact that, in the event the Merger Agreement is terminated pursuant to its terms prior to the consummation of the Merger, Paycor will not be entitled to a reverse termination fee, and Paycor will not be compensated for losses suffered as a result of the termination of the Merger Agreement under such circumstances;

•	the risk of litigation arising from Paycor stockholders in respect of the Merger Agreement or transactions contemplated by the Merger Agreement;

•	the fact that the consideration consists of cash and will therefore be taxable to Paycor stockholders who are subject to taxation for U.S. federal income tax purposes;

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the interests that certain Paycor directors and executive officers may have with respect to the Merger, which interests may be different from, or in addition to their interests as Paycor stockholders generally, as described in the section entitled “—Interests of Our Directors and Executive Officers in the Merger;” and

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other risks and uncertainties of the nature identified in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and in Paycor’s filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in Paycor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024. For more information, see the section entitled “Where You Can Find More Information.”

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger Agreement and the transactions contemplated thereby were outweighed by the positive factors and potential benefits associated with the Merger Agreement and the transactions contemplated thereby that supported its determination and recommendation. Accordingly, the Board unanimously determined that it was fair to, and in the best interests of Paycor and its stockholders to enter into the Merger Agreement.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but is meant to include material factors considered by the Board. The Board collectively reached the conclusion to approve the Merger Agreement in light of the various factors described above and other factors that the members of the Board believed were appropriate. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information available to it, including discussions with Paycor’s senior management and outside legal and financial advisors. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page  17.

Required Stockholder Approval for the Merger

Under Delaware law and Paycor’s Charter, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of Paycor holding in the aggregate at least a majority of the voting power of the outstanding shares of Company Stock entitled to vote thereon. Holders of Company Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On January 7, 2025, immediately following the execution of the Merger Agreement, the Majority Stockholder, which on January 7, 2025 beneficially owned 96,140,927 shares of Company Stock representing approximately 53.36% of the aggregate voting power of the then issued and outstanding shares of Company Stock, delivered the Written Consent to the Company, a copy of which was provided to Parent in accordance with the terms of the Merger Agreement. As a result, no further action by any stockholder of Paycor is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and Paycor will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from Paycor of the Written Consent as required by Delaware law.

Opinion of Goldman Sachs

At a meeting of the Board, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, to the Board that, as of January 7, 2025 and based upon and subject to the factors and assumptions set forth therein, the $22.50 in cash per share of Company Stock to be paid to the holders (other than Parent and its affiliates) of Company Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 7, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this information statement. The summary of Goldman Sachs’ opinion contained in this information statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Paycor for the four fiscal years ended June 30, 2024;

•	Paycor’s Registration Statement on Form S-1, including the prospectus contained therein dated July 20, 2021, relating to the Company Stock;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Paycor;

•	certain other communications from Paycor to its stockholders;

•	certain publicly available research analyst reports for Paycor; and

•

certain internal financial analyses and forecasts for Paycor prepared by its management, as approved for Goldman Sachs’ use by Paycor (referred to as the “Financial Forecasts” and which are summarized in the section entitled “—Certain Company Financial Forecasts” beginning on page 44).

Goldman Sachs also held discussions with members of the senior management of Paycor regarding their assessment of the past and current business operations, financial condition and future prospects of Paycor; reviewed the reported price and trading activity for the Company Stock; compared certain financial and stock market information for Paycor with similar information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the technology, media and telecommunications industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Paycor’s consent that the Financial Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Paycor. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Paycor or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the Merger would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition, the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Paycor to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Paycor; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company Stock, as of January 7, 2025, of the $22.50 in cash per share of Company Stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Paycor; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Paycor, or class of such persons, in connection with the Merger, whether relative to the $22.50 in cash per share of Company Stock to be paid to the holders (other than Parent and its affiliates) of Company Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the Company Stock would trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on Paycor, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of Paycor or Parent or the ability of Paycor or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 3, 2025, the last trading day before media reports regarding a potential merger of Paycor and Parent, and is not necessarily indicative of current market conditions.

Illustrative Discounted Cash Flow Analysis

Using the Financial Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Paycor to derive a range of illustrative equity values per share of Company Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 11.0% to 13.0%, reflecting estimates of Paycor’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2024 (i) estimates of unlevered free cash flow for Paycor for the period from the second quarter of Paycor’s fiscal year 2025 through Paycor’s fiscal year 2034 as reflected in the Financial Forecasts and (ii) a range of illustrative terminal values for Paycor, which were calculated by applying perpetuity growth rates ranging from 3.0% to 4.0%, to a terminal year estimate of the unlevered free cash flow to be generated by Paycor, as reflected in the Financial Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Financial Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”).

Goldman Sachs derived ranges of illustrative enterprise values for Paycor by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived for Paycor the amount of Paycor’s cash and cash equivalents, as provided by and approved for Goldman Sachs’ use by Paycor, to derive a range of illustrative equity values for Paycor. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Paycor, as provided by and approved for Goldman Sachs’ use by Paycor, using the treasury stock method, to derive a range of illustrative equity values per share of Company Stock ranging from $18.18 to $26.50.

Illustrative Present Value of Future Share Price Analysis

Using the Financial Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Company Stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Paycor as of June 30 for each of the fiscal years 2025 through 2028, by applying a range of multiples of illustrative enterprise value (“EV”) to next-twelve-month (“NTM”) revenue (“EV/NTM Revenue”) of 4.0x to 5.0x to estimates of Paycor’s revenue for each of the fiscal years 2025 through 2028. This illustrative range of EV/NTM Revenue multiples was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM Revenue multiples for Paycor and current and historical EV/NTM Revenue multiples for certain publicly traded companies, as described below in the section entitled “—Selected Publicly Traded Companies Multiples.”

Goldman Sachs then added the amount of Paycor’s cash and cash equivalents for each of the fiscal years 2025 to 2028, each as provided by and approved for Goldman Sachs’ use by Paycor, from the respective implied enterprise values in order to derive a range of illustrative equity values for Paycor as of June 30 of each of the fiscal years 2025 to 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Company Stock for each of fiscal years 2025 to 2028, calculated using information provided by and approved for Goldman Sachs’ use by Paycor, to derive a range of implied future values per share of Company Stock. Goldman Sachs then discounted these implied future equity values per share of Company Stock to September 30, 2024, using an illustrative discount rate of 11.9%, reflecting an estimate of Paycor’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM. This analysis resulted in a range of implied equity values of $17.88 to $24.31 per share of Company Stock.

Selected Precedent Transactions Premia Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced since January 5, 2020 involving a public company in the technology industry based in the United States as the target where the disclosed enterprise values for the transaction were more than $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to (i) the target’s last undisturbed closing stock price prior to announcement of the transaction and (ii) the target’s highest undisturbed closing stock price during the 52-week period prior to announcement of the transaction. The following table presents the results of this analysis:

	Undisturbed	Undisturbed 52-Week High
25th Percentile	23%	(16)%
Median	31%	2%
75th Percentile	47%	13%

Based on Goldman Sachs’ review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 23% to 47% to the undisturbed closing price per share of Company Stock of $18.54 as of January 3, 2025, and a reference range of illustrative premiums of negative 16% to 13% to the undisturbed 52-week-high closing price per share of Company Stock of $21.38 as of February 27, 2024. This analysis resulted in the following ranges of implied equity values per share of Company Stock:

Implied Equity Values Per Share of Company Stock
Undisturbed	$22.77 – $27.17
Undisturbed 52-Week High	$18.01 – $24.09

Selected Publicly Traded Companies Multiples

Goldman Sachs reviewed and compared certain financial information for Paycor to corresponding financial information and valuation multiples for the following publicly traded corporations in the technology industry, which are referred to in this section as the “Selected Companies”:

•	Automatic Data Processing, Inc.

•	Dayforce, Inc.

•	Paychex, Inc.

•	Paycom Software, Inc.

•	Paylocity Holding Corporation

•	Workday, Inc.

Although none of the Selected Companies is directly comparable to Paycor, the Selected Companies included were chosen because they are publicly traded companies in the technology industry with operations that, for purposes of analysis, may be considered similar to certain operations of Paycor.

For each of Paycor and the Selected Companies, Goldman Sachs calculated and compared, based on publicly available information and information obtained from FactSet:

•	the EV/NTM Revenue multiples of the closing price per share as of January 3, 2025 for Paycor and as of January 6, 2025 for the Selected Companies; and

•

the average of each company’s historical EV/NTM Revenue multiples for the 1-month, 3-month, 6-month and 12-month periods ended January 6, 2025 for Paycor and for the Selected Companies (which is referred to in the table below as “1 Month Average,” “3 Month Average,” “6 Month Average,” and “12 Month Average,” respectively).

The results of these calculations are summarized below:

EV/NTM Revenue
Company / Selected Company	Current	1 Month Average	3 Month Average	6 Month Average	12 Month Average
Paycor (analyst estimates)	4.4x	4.6x	4.1x	3.6x	4.0x
Selected Companies
Automatic Data Processing, Inc.	5.6x	5.9 x	5.9x	5.6x	5.3x
Dayforce, Inc.	6.6x	6.9x	6.6x	6.0x	6.1x
Paychex, Inc.	8.6x	9.0x	9.1x	8.7x	8.3x
Paycom Software, Inc.	5.6x	6.1x	5.7x	5.1x	5.3x
Paylocity Holding Corporation	6.7x	6.8x	6.6x	6.0x	5.8x
Workday, Inc.	7.1x	7.6x	7.3x	7.1x	7.6x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Paycor or Parent or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company Stock, as of January 7, 2025, of the $22.50 in cash per share of Company Stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Paycor, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The Merger Consideration was determined through arms’-length negotiations between Paycor and Parent and was approved by the Board. Goldman Sachs provided advice to Paycor during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Paycor or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this information statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Paycor, Parent, any of their respective affiliates and third parties, including Apax Partners L.L.P. (“Apax”), an affiliate of the Majority Stockholder, and B. Thomas Golisano (“Mr. Golisano”), a significant stockholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Paycor in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement. During the two-year period ended January 7, 2025, Goldman Sachs Investment Banking has not been engaged by Paycor, Parent, Mr. Golisano or their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Apax and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering of shares of Genius Sports Limited by an affiliate of investment funds advised by Apax in September 2023; as bookrunner with respect to public offerings of shares of Paycor by affiliates of investment funds advised by Apax in March 2024; as financial advisor to Apax with respect to the acquisition of Thoughtworks Holding, Inc. in November 2024; and as financial advisor to AssuredPartners, a portfolio company of Apax, in its sale to Arthur J. Gallagher & Co., announced in December 2024. During the two-year period ended January 7, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Apax and/or its affiliates of approximately $32 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Paycor, Parent, Apax, Mr. Golisano and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Apax and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apax from time to time and may do so in the future.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated January 5, 2025, Paycor engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. The engagement letter between Paycor and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $45 million, all of which is contingent upon consummation of the Merger. In addition, Paycor has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Company Financial Forecasts

Paycor does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and other investor materials.

Paycor is especially wary of making financial forecasts for extended earnings periods because of the unpredictability of the underlying assumptions and estimates and does not prepare ten-year forecasts of the type described below in the ordinary course of business. However, in connection with the process leading up to the proposed Merger, Paycor’s management developed certain financial forecasts with respect to fiscal years 2025 through 2034 (the “Financial Forecasts”). Paycor’s management provided the Financial Forecasts to the Board in connection with the Board’s evaluation of the proposed Merger, and, additionally, to Goldman Sachs for its use and reliance in connection with its financial analyses and opinion (as described in the section entitled “—Opinion of Goldman Sachs” beginning on page 39).

The Financial Forecasts included in this information statement are subjective in many respects and were not prepared with a view to public disclosure. The Financial Forecasts were not prepared with a view toward public disclosure and are included in this information statement only because such information was made available to the Board and to Goldman Sachs as described herein. The Financial Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to herein as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Financial Forecasts do not take into account any circumstances or events occurring after the date they were made available to the Board, including the Merger. The Financial Forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the Financial Forecasts is presented with numerical specificity, the Financial Forecasts reflect numerous variables, assumptions and estimates as to future events made by Paycor’s management that Paycor’s management believed were reasonable at the time the Financial Forecasts were made available to the Board, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain, and many are beyond the control of Paycor’s management. Because the Financial Forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The Financial Forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Paycor’s business, all of which are difficult to predict and many of which are beyond Paycor’s control. As a result, the Financial Forecasts may not be realized and actual results may be significantly higher or lower than projected. The Financial Forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As such, the Financial Forecasts constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in Paycor’s Annual Report on Form 10-K for the year ended June 30, 2024, Paycor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and the other reports filed by Paycor with the SEC, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this information statement. Neither Paycor’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The inclusion of this information should not be regarded as an indication that the Board, Paycor’s management, Goldman Sachs, Parent, Parent’s representatives and affiliates or any other recipient of this information considered, or now considers, the Financial Forecasts to be predictive of actual future results.

Except to the extent required by applicable federal securities laws, Paycor does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Financial Forecasts to reflect circumstances existing after the date as of which such Financial Forecasts were made available to the Board or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying such Financial Forecasts are shown to be in error.

The following table presents a summary of the Financial Forecasts.

(Amounts in millions)	2025E		2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Total Revenues	$755		$871	$1,000	$1,152	$1,321	$1,492	$1,627	$1,724	$1,810	$1,901
Adjusted EBITDA(1)	$279		$346	$419	$513	$621	$714	$860	$981	$1,048	$1,119
Adjusted Operating Income(2)	$146		$182	$238	$311	$399	$464	$587	$691	$743	$800
Unlevered Free Cash Flow (Unburdened by SBC)(3)	$95	(5)	$128	$183	$229	$305	$358	$472	$569	$616	$665
Unlevered Free Cash Flow (Burdened by SBC)(4)	$29	(5)	$50	$96	$133	$200	$254	$374	$483	$543	$608

(1)

We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization of intangible assets and software, amortization of deferred contract costs, stock-based compensation expense, and other certain corporate expenses, such as professional, consulting and other costs related to strategic initiatives.

(2)

We define Adjusted Operating Income as income (loss) from operations before amortization of acquired intangible assets and naming rights, stock-based compensation expense, and other certain corporate expenses, such as professional, consulting and other costs related to strategic initiatives.

(3)

We define Unlevered Free Cash Flow (Unburdened by SBC) as net cash provided (used) by operating activities less purchases of property and equipment (excluding purchases of property and equipment related to the construction of our new headquarters) and internally developed software costs, excluding other certain corporate expenses, such as professional, consulting and other costs related to strategic initiatives.

(4)

We define Unlevered Free Cash Flow (Burdened by SBC) as net cash provided (used) by operating activities less purchases of property and equipment (excluding purchases of property and equipment related to the construction of our new headquarters) and internally developed software costs, excluding other certain corporate expenses, such as professional, consulting and other costs related to strategic initiatives, and less stock-based compensation expense.

(5)

Total Revenue, Adjusted EBITDA, Adjusted Operating Income, Unlevered Free Cash Flow (Unburdened by SBC) and Unlevered Free Cash Flow (Burdened by SBC) projected for the nine-month period ending June 30, 2025 were $588 million, $225 million, $124 million, $117 million and $64 million, respectively.

Certain of the measures included in the Financial Forecasts may be considered non-GAAP financial measures, including Adjusted EBITDA, Adjusted Operating Income, Unlevered Free Cash Flow (Unburdened by SBC) and Unlevered Free Cash Flow (Burdened by SBC). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Paycor may not be comparable to similarly titled amounts used by other companies. Paycor has not prepared, and the Board has not considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

Financing

In connection with, and concurrently with the entry into the Merger Agreement, Parent entered into the Commitment Letter with J.P. Morgan, pursuant to which J.P. Morgan has committed, subject to customary conditions, to provide Parent with 100% of the loans to be used as financing for the Merger under the Bridge Loan Facility. The Bridge Loan Facility will be reduced by an equivalent amount of the net cash proceeds of the issuance by Parent of debt, equity or equity-linked securities in a public offering or private placement or the disposition of assets prior to the consummation of the Merger and the transactions contemplated by the Merger Agreement and upon other specified events, subject to certain exceptions set forth in the Commitment Letter. The funding of the Bridge Loan Facility is subject to the satisfaction of certain customary conditions. Parent currently intends, subject to market condition, to raise debt financing in order to avoid needing to draw on the Bridge Loan Facility.

Parent and Merger Sub acknowledged and agreed that its obligation to consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein are not conditioned upon the availability or consummation of the Debt Financing (as defined in the section entitled “The Merger Agreement—Financing Cooperation”) or any other debt financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom.

Interests of Our Directors and Executive Officers in the Merger

You should be aware that Paycor’s non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Paycor’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below. For purposes of the discussion below, Paycor’s executive officers are Raul Villar, Jr. (Chief Executive Officer), Adam Ante (Chief Financial Officer), Ryan Bergstrom (Chief Product & Technology Officer), Alice Geene (Chief Legal Officer and Secretary) and Charles Mueller (Chief Revenue Officer), and Paycor’s non-employee directors are Dru Armstrong, Whitney Bouck, Kathleen Burke, Steven Collins, Scott Miller, Jeremy Rishel and Jason Wright.

Treatment of Paycor Equity Awards and the Paycor ESPP in the Merger

Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock Awards

At or immediately prior to the Effective Time, each Company Stock Option granted and outstanding under the Company 2021 Plan, whether or not excisable or vested, will be canceled, and Paycor will pay each such holder at or promptly after the Effective Time for each such Company Stock Option surrendered an amount in cash equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option, multiplied by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, less any applicable withholding taxes.

Each Company Stock Option that is outstanding as of immediately prior to the Effective Time with an exercise price that is equal to or greater than the Merger Consideration will be canceled at the Effective Time without any consideration to the holder thereof.

At or immediately prior to the Effective Time, each Company RSU, to the extent subject to service-based vesting conditions, that is held by an employee of Paycor whose position is at or above the level of “Director” will be canceled and exchanged as of the Closing for a number of Parent RSUs, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time, equal to the number of Company RSUs subject to such award multiplied by the quotient of (i) the Merger Consideration divided by (ii) the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, each Company RSU held by other participants who are not non-employee members of the Board (including each Company Serbia Phantom Award, without regard to such participant’s level) will be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in restricted cash equal to (i) the Merger Consideration, multiplied by (ii) the number of Company RSUs subject to such award, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time.

At or immediately prior to the Effective Time, each Company RSU held by a non-employee member of the Board will fully vest and be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in cash equal to (i) the Merger Consideration, multiplied by (ii) the number of Company RSUs subject to such award.

At or immediately prior to the Effective Time, each Company PSU, will be canceled and exchanged for a number of Parent RSUs, subject to the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time, equal to the number of Company PSUs underlying such award (determined based on the actual level of performance as of the Effective Time) multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, each Company Restricted Stock Award will be canceled and exchanged as of the Closing for a number of restricted stock awards in Parent, subject to the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time, equal to the number of shares subject to such Company Restricted Stock Award multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

For a description of the treatment of outstanding equity awards held by Paycor’s named executive officers, see the section entitled “—Paycor Executive Change in Control Severance Plan” below and, for an estimate of the amounts that would be payable to each of Paycor’s named executive officers, see the section entitled “—Quantification of Potential Payments and Benefits to Paycor’s Named Executive Officers in Connection with the Merger” below.

Paycor ESPP

At or immediately prior to the Effective Time, Paycor will ensure that (i) the Paycor ESPP will be frozen and suspended at the end of the “offering period” that is in progress as of the date of the Merger Agreement with no new offering periods thereafter, (ii) no new participants in the Paycor ESPP are permitted as of the date of the Merger Agreement and no then-current participants will be permitted to increase their payroll deductions or rate of contributions thereunder, (iii) effective as of immediately prior to the Effective Time, any then outstanding “offering period” will be accelerated to no later than the fifth business day prior to the Closing, (iv) each purchase right under any outstanding offering period as of the date of the Merger Agreement will be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) such accelerated exercise date, if applicable, (v) thereafter, any remaining participant payroll deductions not applied to the purchase of shares will be returned to the participant without interest prior to the Effective Time, and (vi) the Paycor ESPP will terminate prior to, and contingent upon, the Effective Time.

Paycor Executive Change in Control Severance Plan

Each of our executive officers participates in our Executive Change in Control Severance Plan (the “CIC Severance Plan”), under which, in the event the executive officer undergoes a “termination for good reason” or a “termination of employment” other than a “termination for cause” or due to “disability” (each, as defined in the CIC Severance Plan), in either case, within three months prior to or 12 months following a Change in Control (as defined in the Company 2021 Plan), including the Merger (a “CIC Termination”), the executive officer will be entitled to receive, in lieu of any severance entitlements under the executive officer’s employment agreement or other plan or agreement, the following:

•

an amount in cash equal to the sum of (i) the executive officer’s annual base salary multiple (1.5 in the case of Mr. Villar and 1.0 in the case of the other executive officers), multiplied by the executive officer’s annual base salary and (ii) the executive officer’s target annual bonus, payable in substantially equal installments over the applicable severance period (18 months in the case of Mr. Villar and 12 months in the case of the other executive officers);

•

reimbursement of COBRA premiums at the same cost applicable to active Paycor employees for the applicable severance period or, if earlier, the date the executive officer becomes eligible to receive health benefits as a result of subsequent employment or service; and

•

to the extent an executive officer holds any unvested equity awards granted under the Company 2021 Plan that vest solely based on continued employment with Paycor and its affiliates, such awards will accelerate and vest as of such termination date.

The severance payments and benefits are conditioned upon the executive officer’s timely execution and non-revocation of a general release of claims in favor of Paycor and its affiliates and continued compliance with applicable restrictive covenants, including perpetual confidentiality and non-disparagement and non-competition and non-solicitation of employees, representatives, officers or directors or customers or potential customers during the employment term and for 12 months thereafter. The severance payments and benefits set forth in the CIC Severance Plan are considered to be “double-trigger” arrangements (i.e., amounts triggered by a Change in Control for which payment is conditioned upon the executive officer’s CIC Termination).

In addition, pursuant to the CIC Severance Plan, any payments or benefits payable to the executive officer will be reduced to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”), unless the executive officer would be better off on an after-tax basis receiving all such payments or benefits.

For an estimate of the amounts that would be payable to each of Paycor’s named executive officers pursuant to the CIC Severance Plan, see the section entitled “—Quantification of Potential Payments and Benefits to Paycor’s Named Executive Officers in Connection with the Merger” below.

Transaction Bonuses

Pursuant to the terms of the Merger Agreement, Paycor has established a cash-based transaction bonus program to incentivize efforts to consummate the Merger. Transaction bonuses awarded pursuant to the program will fully vest and become payable upon the Effective Time, subject to the recipient’s continued employment or service through the Effective Time or upon an earlier termination of employment by Paycor without “cause” (as defined in the Company 2021 Plan) (including due to death or disability). The only executive officers eligible to participate and receive an award under this program are Messrs. Ante and Bergstrom, who each received a transaction bonus award in the amount of $250,000 subject to the foregoing vesting and payment terms.

Non-Employee Director Compensation

Pursuant to the terms of the Merger Agreement, Paycor may pay its non-employee directors their cash retainers in the ordinary course of business consistent with past practice. If the Closing has not occurred by October 1, 2025, Paycor may grant annual equity awards to its non-employee directors in the ordinary course of business consistent with past practice, which equity awards, upon Closing, shall be subject to the treatment of Company RSUs held by the non-employee directors of Paycor described above.

Other Interests

As of the date of this information statement, none of our directors or executive officers has entered into any agreement, arrangement or understanding with Parent regarding employment or service with, or compensation following the Merger to be paid by, Parent, except that Mr. Villar entered into a consulting agreement with Parent (the “Consulting Agreement”) and Messrs. Ante and Bergstrom entered into customary “at-will” employment offer letters with Parent (the “Offer Letters”), each of which will become effective upon consummation of the Merger and are described below.

The Consulting Agreement and Offer Letters provide that, upon and subject to the Closing, Mr. Villar will become an advisor to Parent, Mr. Ante will become Senior Vice President, Paycor and Member of the Paychex Executive Committee and Mr. Bergstrom will become Chief Product Officer and Member of the Paychex Executive Committee.

In respect of their future services to Parent, the Consulting Agreement provides Mr. Villar with compensation of $200,000 annually for a three-year initial term commencing at the Closing, and the Offer Letters provide for an initial total annual compensation opportunity (i.e., base salary, target annual bonus opportunity and target long term incentive opportunity) of approximately $3,000,000 for Mr. Ante and approximately $2,950,000 for Mr. Bergstrom, plus a special equity grant under a three-year performance share plan with a total grant date value of no less than $3,500,000 for Mr. Ante and $2,500,000 for Mr. Bergstrom. The Offer Letters provide for at-will employment and do not guarantee any amount of compensation or continued or initial employment with Parent.

Subject to their respective commencement of engagement or employment with Parent, as applicable, Mr. Villar will be bound by certain restrictive covenants during the term of the Consulting Agreement and Messrs. Ante and Bergstrom will each be bound by certain restrictive covenants lasting 24 months following termination of employment with Parent.

For a description of certain covenants relating to continuing employee matters set forth in the Merger Agreement, see the section entitled “The Merger Agreement—Continuing Employee Matters” beginning on page 71.

Paycor may engage an expert to perform calculations regarding Sections 280G and 4999 of the Code and, in consultation with Parent, in good faith, implement certain tax planning actions to the extent they may reasonably mitigate any adverse tax consequences under Section 280G or 4999 of the Code that could arise in connection with the transactions contemplated by the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the Merger Agreement, directors and officers of Paycor will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 70.

Quantification of Potential Payments and Benefits to Paycor’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Paycor’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to Paycor’s named executive officers.

The table below sets forth, for purposes of this golden parachute compensation disclosure, the potential amount of payments and benefits (on a pre-tax basis) that each of Paycor’s named executive officers would receive, assuming (i) the Closing had occurred on January 29, 2025 (which is the assumed Closing date solely for purposes of this golden parachute compensation disclosure), (ii) each of the named executive officers experienced a CIC Termination on such date, (iii) the named executive officers’ respective base salaries and target annual bonuses remain unchanged from those that were in effect as of the date of this filing, (iv) Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock Awards held by the named executive officers that are outstanding as of the date hereof do not otherwise vest prior to the completion of the

Merger, except with respect to regularly scheduled vesting dates occurring prior to the assumed closing date of January 29, 2025, (v) for purposes of determining the value of Company RSUs, the value of a share of Company Stock is equal to the Merger Consideration, (vi) no named executive officer receives any additional equity grants prior to completion of the Merger, and (vii) each named executive officer has properly executed any required releases and complied with all requirements necessary in order to receive the payments and benefits described below. Some of the assumptions used in the table below are based upon estimates of information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below. In addition, the calculations in the table below do not reflect any possible reductions under the Section 280G “net-better” cutback provisions included in the CIC Severance Plan described above in the section entitled “—Paycor Executive Change in Control Severance Plan.”

The payments described in the table below would be made pursuant to the arrangements described in this section.

Named Executive Officer	Cash(1)	Equity(2)	Perquisites / Benefits(3)	Total
Raul Villar, Jr. (Chief Executive Officer)	$1,525,000	$22,794,930	$31,076	$24,351,006
Adam Ante (Chief Financial Officer)	$1,069,000	$10,265,490	$19,512	$11,354,002
Ryan Bergstrom (Chief Product & Technology Officer)	$930,000	$8,125,087	$18,448	$9,073,535
Alice Geene (Chief Legal Officer and Secretary)	$640,000	$5,022,023	$—	$5,662,023
Charles Mueller (Chief Revenue Officer)	$820,000	$7,665,570	$11,501	$8,497,071

(1)

Amounts shown reflect the cash transaction bonus of $250,000 for each of Messrs. Ante and Bergstrom, which are “single-trigger” payments (i.e., triggered by a change in control, subject to continued service through such change in control) as described above in the section entitled “—Transaction Bonuses,” and the cash severance payments provided under the CIC Severance Plan as described above in the section entitled “—Paycor Executive Change in Control Severance Plan.” The cash severance amounts included in this column are considered to be “double-trigger” payments, which means that both a change in control of Paycor, such as the Merger, and a CIC Termination must occur. Such severance amounts consist of an amount in cash equal to the sum of (i) the executive officer’s annual base salary multiple (1.5 in the case of Mr. Villar and 1.0 in the case of the other executive officers), multiplied by the executive officer’s annual base salary and (ii) the executive officer’s target annual bonus, payable in substantially equal installments over the applicable severance period (18 months in the case of Mr. Villar and 12 months in the case of the other executive officers).

Named Executive Officer	Base Salary Severance	Target Bonus Severance	Total Cash Severance
Raul Villar, Jr.	$915,000	$610,000	$1,525,000
Adam Ante	$455,000	$364,000	$819,000
Ryan Bergstrom	$425,000	$255,000	$680,000
Alice Geene	$400,000	$240,000	$640,000
Charles Mueller	$410,000	$410,000	$820,000

(2)

Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock Awards as more fully described above in the sections entitled “—Treatment of Paycor Equity Awards and the Paycor ESPP in the Merger” and “—Paycor Executive Change in Control Severance Plan,” and assuming actual achievement of target performance level for Company PSUs. The amounts included in this column are “double-trigger,” which means that both a change in control of Paycor, such as the Merger, and a CIC Termination must occur, except for the Company Stock Options, which are “single-trigger” payments (i.e., triggered by a change in control, subject to continued service through such change in control).

Named Executive Officer	Company Stock Options	Company RSUs	Company PSUs	Company Restricted Stock Awards	Total
Raul Villar, Jr.	—	$4,977,270	$8,908,830	$8,908,830	$22,794,930
Adam Ante	—	$2,020,230	$2,061,315	$6,183,945	$10,265,490
Ryan Bergstrom	$58,859	$1,882,260	$1,545,998	$4,637,970	$8,125,087
Alice Geene	—	$1,057,928	$991,035	$2,973,060	$5,022,023
Charles Mueller	—	$2,115,855	$1,387,440	$4,162,275	$7,665,570

(3)

Amounts shown reflect payment by Paycor of COBRA premiums for a period up to the applicable severance period (18 months in the case of Mr. Villar and 12 months in the case of the other executive officers) as provided under the CIC Severance Plan as described above in the section entitled “—Paycor Executive Change in Control Severance Plan.” The amounts included in this column are “double-trigger,” which means that both a change in control of Paycor, such as the Merger, and a CIC Termination must occur.

Delisting and Deregistration of Company Stock

If the Merger is completed, the Company Stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and Paycor will no longer file periodic reports with the SEC on account of Company Stock.

Transaction Litigation

As of the filing of this information statement, Paycor is not aware of any complaints filed or litigation pending related to the Merger.

Material United States Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material United States federal income tax consequences of the Merger that may be relevant to holders of Company Stock who exchange their shares of Company Stock for cash pursuant to the Merger. This discussion is based on the Code, applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. This discussion applies only to holders whose shares of Company Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, tax-exempt organizations, tax-qualified retirement plans or other tax-deferred accounts, broker-dealers, banks, financial institutions, regulated investment companies, real estate investment trusts, cooperatives, traders in securities that elect to apply the mark to market method of accounting, United States Holders whose functional currency is not the United States dollar, pass-through entities for United States federal income tax purposes and holders who hold Company Stock through such pass-through entities, holders who hold Company Stock as part of a hedge, straddle or conversion or other integrated transaction, holders deemed to sell Company Stock under the constructive sale provisions of the Code, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, holders who exercise appraisal rights, or holders who acquired Company Stock pursuant to the exercise of employee stock options or otherwise as compensation. This summary does not address (i) any aspect of state, local or non-United States taxation, and does not address any aspects of United States federal taxation other than United States federal income taxation, (ii) any tax consequences to holders of any interests in Paycor other than Company Stock, including Company RSUs or Company PSUs, (iii) any tax consequences of any other transaction occurring in connection with the Merger or (iv) the Medicare tax on net investment income. This discussion is not binding on the Internal Revenue Service (“IRS”) or the courts and, therefore, the conclusions set forth in this discussion could be subject to challenge, which challenge could be sustained. No ruling has been or will be sought from the IRS with respect to the Merger.

For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Stock that is (as determined for United States federal income tax purposes):

•	a citizen or individual resident of the United States;

•

a corporation (or other entity or arrangement treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

The term “Non-United States Holder” refers to any beneficial owner of Company Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of Company Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partners of a partnership that is a holder of Company Stock should consult their own tax advisors as to the particular United States federal income tax consequences of the Merger to them.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger to such holder, including the application and effect of United States federal, state, local and non-United States tax laws.

United States Holders. The receipt of cash pursuant to the Merger by a United States Holder in exchange for shares of Company Stock will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, non-United States and other income tax laws). In general, for United States federal income tax purposes, a United States Holder who receives cash pursuant to the Merger in exchange for shares of Company Stock will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis in the surrendered shares of Company Stock. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares, and if applicable, will have been reduced by return of capital distributions. Gain or loss will be calculated separately for each block of Company Stock (generally shares acquired by a holder at the same cost in a single transaction) converted in the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if Company Stock has been held by a United States Holder for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.

Non-United States Holders. Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash pursuant to the Merger in exchange for shares of Company Stock generally will not be subject to United States federal income tax on any gain realized on such exchange, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base of the Non-United States Holder within the United States) or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Company Stock at any time during the five-year period preceding the Merger, and Paycor is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Stock. Paycor believes it is not and has not been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.

If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain United States source capital losses.

If you are a Non-United States Holder and your gain is effectively connected with the conduct of a United States trade or business by you (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base of the Non-United States Holder within the United States), you will be subject to United States federal income tax on any gain realized on a net basis in the same manner as a United States Holder. Non-United States Holders that are corporations may also be subject to an additional “branch profits tax” on such effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to certain adjustments.

Information Reporting and Backup Withholding. Cash consideration received by a United States Holder or a Non-United States Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a United States Holder that does not otherwise establish an exemption should complete and return to the applicable paying agent an IRS Form W-9, certifying that such United States Holder is a United States person, that the taxpayer identification number provided is correct and that such United States Holder is not subject to backup withholding. A Non-United States Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

United States Holders and Non-United States Holders should consult their tax advisors regarding the application of United States federal income tax laws and non-United States tax laws, including information reporting and backup withholding, to their particular situations.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code, and the United States Treasury Regulations and administrative guidance issued thereunder (collectively, “FATCA”), generally impose a United States federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the United States tax authorities substantial information regarding certain United States account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or an exemption applies. FATCA also generally imposes a United States federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect United States owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-United States Holder might be eligible for refunds or credits of such taxes.

The United States Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding applicable to the gross proceeds of a sale or other disposition of Company Stock. In its preamble to such proposed regulations, the United States Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders of Company Stock should consult with their tax advisors regarding the possible implications of FATCA on the disposition of Company Stock pursuant to the Merger.

Regulatory Approvals

The consummation of the Merger is conditioned on, among other things, certain specified regulatory approvals having been obtained and remaining in full force and effect (or, in the case of certain specified regulatory approvals that are statutory waiting periods, having expired or been terminated), including approvals under applicable Money Transmission Laws and insurance laws. Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied by the applicable agencies. On January 22, 2025, both Paycor and Parent filed their respective notification and report forms under the HSR Act, which triggered the start of the HSR Act waiting period.

Under the terms of the Merger Agreement, subject to the limitations described below, each of Paycor and Parent have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, as soon as reasonably practicable (and in any case prior to the End Date), including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (other than filings under Money Transmission Laws (as defined in the Merger Agreement)), (ii) substantially complying with any request for additional information and documentary material issued by a governmental authority as soon as reasonably practicable and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, including under the HSR Act and certain other specified regulatory approvals.

The parties to the Merger Agreement have agreed that (other than as set forth below in respect of approvals under applicable Money Transmission Laws) the obligations of Parent do not require Parent to (i) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any entities, assets, business or facilities of Paycor, Parent or any of their respective affiliates; (ii) terminate, extend, amend or assign existing relationships, ventures, contractual rights or contractual obligations or other arrangements of Paycor, Parent or any of their respective affiliates; (iii) amend, assign or terminate existing licenses or other contractual obligations or enter into such new licenses or other contractual obligation; (iv) establish or create any relationships or contractual rights or contractual obligations of Paycor, Parent or any of their respective affiliates; (v) effectuate any other change or restructuring of Paycor, Parent or any of their respective affiliates or, in each case, to enter into contractual obligations or stipulate to the entry of an order with a governmental authority or file appropriate applications with the FTC, U.S. Department of Justice or other governmental authority; (vi) otherwise take or commit to take any actions that before or after the Closing that would limit Parent’s or any of its affiliates’ or Paycor’s freedom of action with respect to, or ability to retain, one or more of its or its affiliates’ businesses, product lines, licenses, operations, assets or interests therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to interests in Paycor and the indirect interests in Paycor; (vii) litigate, defend, contest or otherwise resist any administrative or judicial action or order issued by a governmental authority, including any proceeding seeking a temporary restraining order or preliminary injunction, by any governmental authority or private party, challenging any of the transactions contemplated by the Merger Agreement as violative of any antitrust laws or other applicable laws; (viii) pay any sums or concede anything of value or (ix) seek prior approval from any governmental authority for any future transaction.

With respect to approvals under applicable Money Transmission Laws, the parties to the Merger Agreement have agreed to (i) promptly submit a notification with respect to the Merger as required in connection with obtaining the Money Transmission Law Approvals (as defined in the Merger Agreement) and submit any required additional information and materials required under the Money Transmission Laws to request approval for, or otherwise apply for, applicable Money Transmission Law Approvals to the appropriate governmental authority (of which the parties may mutually agree to postpone the submission), (ii) promptly provide all required notifications, and make all necessary filings, and thereafter make any other required submissions, to obtain the Money Transmission Law Approvals, (iii) cooperate and coordinate (and cause their respective affiliates to cooperate and coordinate) with the other in the making of such filings, including by (x) timely providing to the other party required and requested information for preparation of each of the state-required notices and applications for a change of control for each jurisdiction in which Paycor holds a money transmission license, and (y) timely addressing supplemental requests for information and documents from governmental authorities in connection with such filings, and (iv) take (and cause their Affiliates to take) all actions necessary, proper or advisable to obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Money Transmission Laws necessary to consummate the Merger and the transactions contemplated by the Merger Agreement. If any Money Transmission Law Approval cannot be obtained by May 13, 2025, prior to such date, Paycor and Parent will identify in good faith possible alternatives that eliminate the need to obtain any such Money Transmission Law Approval that has not yet been obtained in a particular jurisdiction, including: (x) to the extent feasible under applicable Money Transmission Laws, surrendering Paycor’s money transmission license under the Money Transmission Laws in such jurisdiction prior to Closing or (y) solely to the extent the actions set forth in clause (x) are not feasible under applicable Money Transmission Laws, obtaining verbal or written assurances reasonably acceptable to Parent from the applicable governmental authority that its consent is forthcoming and no material and adverse action related to the failure to obtain such consent will be taken against either Paycor or Parent in connection with the continued conduct of the operations of Paycor in the applicable jurisdiction notwithstanding the pendency of any such Money Transmission Law Approval.

As of the date of this information statement, the parties have not received all of the consents (including non-action or expiration of any applicable waiting period) under antitrust laws or Money Transmission Laws required by the Merger Agreement.

At any time before or after the Effective Time of the Merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of Paycor or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about Paycor. Such information can be found elsewhere in this information statement and in the public filings Paycor makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information,” beginning on page 87.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual, business or operational information about Paycor, Parent, Merger Sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in Paycor’s public disclosures, as well as additional nonpublic information); and may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to our stockholders, and the representations and warranties may have been used for the purpose of allocating risk between Paycor and Parent rather than establishing matters as facts. Our stockholders, in their capacities as such, are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Paycor, Parent or Merger Sub or any of their respective affiliates or businesses. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Paycor’s public disclosures.

Structure of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Paycor, whereupon the separate existence of Merger Sub will cease, and Paycor will continue as the Surviving Corporation and a wholly owned subsidiary of Parent.

Consummation and Effectiveness of the Merger

The Merger will become effective at such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware. The consummation of the Merger will take place as soon as possible, but in any event no later than the third business day after the satisfaction or waiver (to the extent permissible) of the conditions to the consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver (to the extent permissible) of such conditions at Closing), unless another time or date is mutually agreed upon by Parent and Paycor; provided, that Closing shall not occur prior to April 15, 2025 unless waived by Parent.

Consideration to be Received in the Merger

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (i) each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time will automatically be converted into and become one share of common stock of the Surviving Corporation; (ii) each share of Company Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically canceled, retired and converted into the right to receive the Merger Consideration (subject to any applicable withholding taxes); (iii) each share of Company Stock held by any subsidiary of Paycor or Parent (other than Merger Sub) (other than shares of Company Stock held by any such person in a trustee, custodian or nominee capacity for the account of clients or customers of such persons) will be converted into such number of shares of stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such subsidiary owned in Paycor immediately prior to the Effective Time; and (iv) each share of the Owned Company Shares will automatically be canceled without any conversion thereof or consideration paid therefor.

Procedures for Receiving Merger Consideration

Prior to the Effective Time, Parent will appoint an exchange agent reasonably acceptable to Paycor (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) the Certificates and (ii) Uncertificated Shares. Prior to, or substantially concurrently with, the Effective Time, Parent will make available to the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares pursuant to the Merger Agreement.

Promptly (and in any event no later than three business days) after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of any Certificates (other than holders of Owned Company Shares and Dissenting Company Shares) a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in the exchange for the Merger Consideration. Each holder of shares of Company Stock immediately prior to the Effective Time (other than holders of Owned Company Shares and Dissenting Company Shares) will, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive the Merger Consideration for each share of Company Stock represented by a Certificate or Uncertificated Share, payable net to the holder in cash, without interest and less any applicable withholding taxes. Each share of Company Stock so surrendered will be canceled.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, then (i) such Certificate must be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share must be properly transferred and (ii) the person requesting such payment must pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by the Merger Agreement.

Any portion of the cash amounts deposited by Parent with the Exchange Agent that has not been distributed to holders of Company Stock six months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged their shares of Company Stock for the Merger Consideration in accordance with the Merger Agreement prior to that time, may thereafter look only to Parent for payment of the Merger Consideration. If any Certificate or Uncertificated Share has not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any governmental authority, any such cash in respect of such Certificates or Uncertificated Shares will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

Treatment of Paycor Equity Awards and Paycor ESPP in the Merger

At or immediately prior to the Effective Time, each Company Stock Option granted and outstanding under the Company 2021 Plan, whether or not excisable or vested, will be canceled, and Paycor will pay each such holder at or promptly after the Effective Time for each such Company Stock Option surrendered an amount in cash equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option, multiplied by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, less any applicable withholding taxes.

Each Company Stock Option that is outstanding as of immediately prior to the Effective Time with an exercise price that is equal to or greater than the Merger Consideration will be canceled at the Effective Time without any consideration to the holder thereof.

At or immediately prior to the Effective Time, each Company RSU, to the extent subject to service-based vesting conditions, that is held by an employee of Paycor whose position is at or above the level of “Director” will be canceled and exchanged as of the Closing for a number of Parent RSUs, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time, equal to the number of Company RSUs subject to such award multiplied by the quotient of (i) the Merger Consideration divided by (ii) the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, each Company RSU held by other participants who are not non-employee members of the Board (including each Company Serbia Phantom Award, without regard to such participant’s level) will be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in restricted cash equal to (i) the Merger Consideration, multiplied by (ii) the number of Company RSUs subject to such award, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time.

At or immediately prior to the Effective Time, each Company RSU held by a non-employee member of the Board will fully vest and be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in cash equal to (i) the Merger Consideration, multiplied by (ii) the number of Company RSUs subject to such award.

At or immediately prior to the Effective Time, each Company PSU, will be canceled and exchanged for a number of Parent RSUs, subject to the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time, equal to the number of Company PSUs underlying such award (determined based on the actual level of performance as of the Effective Time) multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, each Company Restricted Stock Award will be canceled and exchanged as of the Closing for a number of restricted stock awards in Parent, subject to the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time, equal to the number of shares subject to such Company Restricted Stock Award multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

At or immediately prior to the Effective Time, Paycor will ensure that (i) the Paycor ESPP will be frozen and suspended at the end of the “offering period” that is in progress as of the date of the Merger Agreement with no new offering periods thereafter, (ii) no new participants in the Paycor ESPP are permitted as of the date of the Merger Agreement and no then-current participants will be permitted to increase their payroll deductions or rate of contributions thereunder, (iii) effective as of immediately prior to the Effective Time, any then outstanding “offering period” will be accelerated to no later than the fifth business day prior to the Closing, (iv) each purchase right under any outstanding offering period as of the date of the Merger Agreement will be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) such accelerated exercise date, if applicable, (v) thereafter, any remaining participant payroll deductions not applied to the purchase of shares will be returned to the participant without interest prior to the Effective Time, and (vi) the Paycor ESPP will terminate prior to, and contingent upon, the Effective Time.

Dissenting Shares

Dissenting Company Shares will not be converted into the right to receive the Merger Consideration, and instead, holders of such Dissenting Company Shares will only be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect, waives or effectively withdraws or otherwise loses their rights to appraisal and payment under the DGCL. However, if, after the Effective Time, any such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such Dissenting Company Shares will be deemed to have been converted into, as of the Effective Time, the right to receive only the Merger Consideration, without interest thereon. Prior to the Effective Time, Paycor will provide prompt notice to Parent of any intent to demand payment or other demands received by Paycor for appraisal of shares of Company Stock and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as otherwise required by applicable law, Paycor will not make any payment, settle or offer to settle any such demands (including by providing any estimate of the fair value of any shares).

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will possess all of the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions and disabilities of Paycor and Merger Sub, as provided under the DGCL. If the Merger is consummated, Paycor will cease to be a publicly traded company. As a result, you will not own any shares of capital stock of the Surviving Corporation.

At the Effective Time, by virtue of the Merger, (i) Paycor’s Charter, as in effect immediately prior to the Effective Time, will be amended and restated in its entirety to be read as set forth in the applicable exhibit attached to the Merger Agreement, and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation.

In addition, from and after the Effective Time until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the board of directors of Merger Sub at the Effective Time will be the board of directors of the Surviving Corporation and (ii) the officers of Paycor at the Effective Time will be the officers of the Surviving Corporation.

Representations and Warranties

Paycor, Parent and Merger Sub made representations and warranties in the Merger Agreement regarding themselves and, as applicable, their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including “knowledge” and materiality qualifications and qualifications referring to dollar thresholds) and are further modified and limited by a confidential disclosure schedule delivered by Paycor to Parent. The representations and warranties made by Paycor are also subject to, and qualified by, certain information in our filings made with the SEC at least two business days before the date of the Merger Agreement.

Paycor’s representations and warranties to Parent in the Merger Agreement relate to, among other things:

•	the organization, good standing and qualification of Paycor and its subsidiaries;

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the corporate power and authority to enter into and to perform its obligations under the Merger Agreement and to complete the transactions contemplated thereby, and the enforceability and due execution and delivery of the Merger Agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental authorities;

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assuming approval of the stockholders (including by Written Consent), the absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution and delivery of the Merger Agreement and the performance and consummation of the transactions contemplated thereby;

•	the capitalization of Paycor and its subsidiaries, including the number of outstanding shares of Company Stock and Paycor equity awards;

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the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC and other regulatory agencies and the accuracy of the information contained in those documents;

•	the financial statements of Paycor and Paycor’s internal system of disclosure controls and procedures concerning financial reporting;

•	the disclosure documents required to be filed with the SEC in connection with the Merger (including this information statement);

•	the absence of certain changes, events and actions since September 30, 2024;

•	the absence of certain undisclosed material liabilities;

•	compliance with applicable laws and possession of required permits and licenses;

•	the absence of certain actions, suits, litigation, arbitration, or other proceedings or investigations since January 1, 2022;

•	property owned or leased by Paycor and its subsidiaries;

•	ownership of or rights with respect to the intellectual property of Paycor and its subsidiaries;

•	information technology and data privacy matters;

•	the payment of taxes, the filing of tax returns and other tax matters related to Paycor and its subsidiaries;

•	compensation and benefits plans, agreements and arrangements with or concerning employees of Paycor and its subsidiaries;

•	compliance with laws related to labor and employment by Paycor and its subsidiaries and certain ERISA matters;

•	compliance with environmental laws and permits by Paycor and its subsidiaries and other environmental matters;

•	certain material contracts of Paycor and its subsidiaries;

•	certain matters related to the insurance policies and arrangements of Paycor and its subsidiaries;

•	brokers’ and finders’ fees and other expenses payable by Paycor;

•	receipt of the opinion of Goldman Sachs;

•	the applicability of, and Paycor’s compliance with, certain state takeover statutes; and

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the acknowledgment that there are no further representations and warranties made by or on behalf of Parent and Merger Sub, other than in the Merger Agreement or in any certificate delivered in connection therewith.

In addition, the Merger Agreement contains the following representations and warranties of Parent relating to, among other things:

•	the corporate organization, good standing and qualification of each of Parent and Merger Sub;

•	the corporate power and authority to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental authorities;

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the absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the Merger Agreement;

•	the accuracy of information supplied by Parent to be included in this information statement;

•	the absence of certain actions, suits, litigation, arbitration, or other proceedings or investigations;

•	the absence of brokers’ and finders’ fees and other expenses payable by Parent;

•	the absence of ownership of shares of Company Stock by Parent, Merger Sub or any of their subsidiaries;

•	the absence of operations of Merger Sub other than as contemplated by the Merger Agreement;

•	the lack of requirement for a vote or consent of the stockholders of Parent in connection with the transactions contemplated by the Merger Agreement;

•	the availability of funds sufficient to consummate the Merger;

•	brokers’ and finders’ fees and other expenses payable by Parent; and

•	the acknowledgment that there are no further representations and warranties made by or on behalf of Paycor other than in the Merger Agreement or in any certificate delivered in connection therewith.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect” or words of similar import. The Merger Agreement provides that a Company Material Adverse Effect means any event, change, development, circumstance, condition or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Paycor and its subsidiaries, taken as a whole; provided, that any event, change, development, circumstance, condition or effect will not be deemed to constitute a Company Material Adverse Effect, to the extent that such event, change, development, circumstance, condition or effect arises or results from:

•	changes in GAAP or in the interpretation thereof or in accounting requirements applicable to the industries in which Paycor and its subsidiaries operate;

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changes in the financial, securities, currency, international trade, capital, debt or credit markets, in interest, currency or exchange rates, or in general economic, political or regulatory conditions globally or in any jurisdiction in which Paycor and its subsidiaries operate, including any governmental authority shutdown;

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changes (including changes of applicable law after the date of the Merger Agreement or the enforcement thereof) or developments generally affecting the industries in which Paycor and its subsidiaries operate or in the jurisdiction or geographical area in which Paycor or any of its subsidiaries conducts business;

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acts of God, disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events), terrorism, armed hostilities, sabotage, war, curfews, riots, demonstrations, public disorders, cyberattack, cyberterrorism or military actions, including any escalation or worsening thereof;

•	any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” affecting the industries in which Paycor and its subsidiaries operate;

•	any epidemic, pandemic or disease outbreak, or any quarantine restrictions required by any governmental authority in response to the foregoing, including any escalation or worsening thereof;

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any failure to meet any internal projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);

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any action taken (or omitted to be taken) by Paycor or any of its subsidiaries at the written request of Parent or Merger Sub, or any action taken by Paycor or any of its subsidiaries that is expressly required by the Merger Agreement; or

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any change in the price or trading volume of Company Stock on the Nasdaq or any other market in which such securities are quoted for purchase and sale (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

Notwithstanding these exclusions, to the extent any such event, change, development, circumstance, condition or effect referred to in bullets one through six above has a disproportionate and adverse effect on Paycor and its subsidiaries, taken as a whole, relative to the adverse effect such event, change, development, circumstance, condition or effect has on other participants in the industry or industries in which Paycor and its subsidiaries operate, the incremental disproportionate and adverse effect may be taken into account in determining whether there has been a Company Material Adverse Effect.

Certain of Parent’s representations and warranties in the Merger Agreement are qualified by a “Parent Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect). For purposes of the Merger Agreement, a Parent Material Adverse Effect means any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Conduct of Business by Paycor Prior to Consummation of the Merger

Paycor has agreed to certain covenants in the Merger Agreement restricting the conduct of its business from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger

Agreement. Except as required or expressly permitted by the Merger Agreement, as set forth in the confidential disclosure schedule, as required by applicable law and as approved by Parent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Paycor will, and will cause each of its subsidiaries to, use reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations required to conduct its business in all material respects in the ordinary course consistent with past practice, (iii) keep available in all material respects the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with customers, lenders, suppliers and others having material business relationships with Paycor.

In addition, without limiting the generality of the foregoing, except as required or expressly permitted by the Merger Agreement, as set forth in the confidential disclosure schedule, as required by applicable law and as approved by Parent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Paycor and its subsidiaries will not:

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amend Paycor’s Charter or bylaws or amend in any material respect, the comparable organizational documents of any of Paycor’s subsidiaries in a manner that would (i) reasonably be expected to prevent or to impede or delay the consummation of the transactions contemplated by the Merger Agreement or (ii) reasonably expected to be adverse to Parent or its subsidiaries;

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except for transactions solely among Paycor and its wholly owned subsidiaries or solely among the wholly owned subsidiaries of Paycor, (i) split, combine, subdivide or reclassify any shares of Paycor’s or its subsidiaries’ capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of Paycor’s securities or any securities of any subsidiaries of Paycor except as required pursuant to Paycor employee stock option or other compensation plan or arrangement in effect on the date of the Merger Agreement or for purposes of effecting a net settlement or net share withholding of any Paycor equity awards outstanding on the date of the Merger Agreement in connection with the exercise, vesting or settlement thereof or Code Section 83(b) election with respect thereto and in satisfaction of any exercise price or required taxes or withholdings (“Net Settlement”);

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(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock of Paycor or its subsidiaries, other than the issuance of (A) any shares of Company Stock upon the exercise or settlement of Paycor equity awards that are outstanding as of the date of the Merger Agreement in accordance with the terms of such awards as of the date of the Merger Agreement or for purposes of effecting a Net Settlement or (B) any capital stock of Paycor’s subsidiaries to Paycor or any other subsidiary of Paycor or (ii) amend any term of any capital stock of Paycor or its subsidiaries (in each case, whether by merger, consolidation or otherwise);

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incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in the confidential disclosure schedule, and (ii) any unbudgeted capital expenditures not to exceed $250,000;

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enter into or acquire any interest in any joint venture or similar arrangement or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) pursuant to existing material contracts as set forth in the confidential disclosure schedule (other than any letters of intent listed therein) or (ii) acquisitions of non-material operating assets in the ordinary course of business;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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sell, lease, license, sublicense, pledge, abandon, permit to lapse or otherwise transfer or dispose of any of Paycor’s material assets, securities, properties, interests or businesses (including material intellectual property rights), other than (i) pursuant to existing material contracts as set forth in the confidential disclosure schedule, (ii) except for intellectual property rights, in the ordinary course of business, (iii) transfers among Paycor and its wholly owned subsidiaries, or (iv) non-exclusive licenses of intellectual property rights granted to customers, to service providers and suppliers, to other third parties through APIs and similar technologies for purposes of interconnectivity between systems, or to distributors, resellers, or other channel partners, in each case in the ordinary course of business;

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other than in connection with actions permitted under the Merger Agreement, make any material loans, advances or capital contributions to, or investments in, any other person in excess of $1 million individually or $3 million in the aggregate (other than (i) advances of business expenses to employees in the ordinary course of business, (ii) accounts receivable from customers in the ordinary course of business and (iii) loans or advances between and among Paycor or any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries);

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incur or issue any indebtedness for borrowed money or guarantees thereof (or otherwise become liable for any indebtedness of any person), other than (i) indebtedness for borrowed money incurred between or among Paycor or any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by Paycor of indebtedness of any wholly owned subsidiary of Paycor and (ii) incurrences and prepayments of indebtedness for borrowed money in the ordinary course of business under Paycor’s existing credit agreement;

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other than as required by the terms of any Employee Plan (as defined in the Merger Agreement) as in effect as of the date of the Merger Agreement, or as otherwise required by applicable law or as expressly contemplated pursuant to the Merger Agreement: (i) (x) hire, engage, promote, transfer, change the title, position or duties, temporarily layoff, furlough or terminate (other than termination for cause) any individual service provider of Paycor who is entitled to earn (or would be entitled to earn if hired) over $200,000 in annual base salary or whose position will be at or above the level of Vice President of Paycor or its subsidiaries or (y) take or omit to take any actions that could cause any such service provider to have “Good Reason” (or term of similar meaning) pursuant to his or her change in control agreement, severance agreement, employment agreement or similar agreement with Paycor; (ii) grant or increase in compensation, remuneration or benefits to or for any individual service provider, other than base salary increases or increases in annual fees to any employee entitled to earn less than $200,000 in annual base salary or consultant entitled to earn less than $200,000 in annual fees of Paycor or any of its subsidiaries in the ordinary course of business that do not exceed 5% individually; (iii) pay or grant any special bonus, retention, severance, termination or similar payments and benefits to any current or former individual service provider; (iv) take any action to accelerate the vesting, funding or timing of payment of any compensation or benefit payable to any such current or former service providers; (v) establish, adopt, enter into, terminate or materially amend any Labor Agreement (as defined in the Merger Agreement) or any material Employee Plan (or any employee benefit plan, policy, agreement or arrangement that would be a material Employee Plan if in effect as of the date of the Merger Agreement); or (vi) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, or non-disparagement provision relating to any current or former individual service provider of Paycor or any of its subsidiaries;

•	change Paycor’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by Paycor’s independent public accountants;

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settle, or offer or propose to settle (i) any pending or threatened action, suit, litigation, arbitration, or other proceeding or investigation (excluding any such action, suit, litigation, arbitration, or other proceeding or investigation relating to taxes) involving or against Paycor or any of its subsidiaries that results in a payment obligation (net of insurance proceeds and any payment obligations for which Paycor reasonably expects to be indemnified) of Paycor or any of its subsidiaries in excess of $2 million individually or $5 million in the aggregate or that involves any injunctive or other equitable relief against Paycor or any of its subsidiaries or any other restrictions on business activities of Paycor or its subsidiaries that would reasonably be expected to materially limit Paycor or any of its subsidiaries in the conduct of their businesses, or (ii) any action, suit, litigation, arbitration, or other proceeding or investigation or dispute that relates to the transactions contemplated by the Merger Agreement;

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(i) make or change any material tax election (except in the ordinary course of business), change any annual tax accounting period, or adopt or change any material method of tax accounting, in each case, except as required by GAAP, (ii) enter into any material closing agreement with any taxing authority or settle or compromise any material tax claim, audit or assessment, in each case, for an amount in excess of amounts reserved therefor in accordance with GAAP, (iii) file any material amended tax return with respect to any material tax, (iv) request or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment in respect of material taxes (other than pursuant to customary extensions of the due date to file tax returns and extensions or waivers automatically granted by the applicable taxing authority), or (v) apply for any private letter ruling or other tax ruling from any taxing authority with respect to any material tax;

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engage in any transaction with, or enter into any contract with, any affiliate or majority owner of Paycor or other person covered by Item 404 of Regulation S-K promulgated under the Securities Act that would be required to be disclosed under such Item 404;

•	amend in any material respect or waive any of its material rights under any material contract, except in the ordinary course of business;

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other than to the extent required under applicable law, update, modify, revise or otherwise change in any material respect any of Paycor’s or its subsidiaries’ standard end user license agreements or other standard terms and conditions under which any of Paycor’s or its subsidiaries’ products or services are made available, except in the ordinary course of business;

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fail to take or maintain commercially reasonable measures to monitor, maintain and protect the confidentiality, integrity, continuous operation, redundancy and security of the IT Assets (as defined in the Merger Agreement) (and all information and transactions stored or contained therein or transmitted thereby);

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other than to the extent required under applicable law, update, modify, revise or otherwise change any of Paycor’s or its subsidiaries’ (i) external privacy policies or (ii) internal policies or procedures relating to personal information or the collection, storage, use, sharing, disposal or processing thereof;

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disclose, license, release, distribute, place into escrow, or make available, or grant any rights to, any source code of any of Paycor’s material software included in the Owned Intellectual Property Rights (as defined in the Merger Agreement), except in the ordinary course of business;

•	fail to take any action reasonably necessary to maintain, defend, enforce or protect Paycor’s or any of its subsidiaries’ interest in any material Owned Intellectual Property Rights; or

•	agree, resolve or commit to do any of the foregoing.

In addition, from the date of the Merger Agreement until the earlier of Closing and the termination of the Merger Agreement, Paycor has agreed to provide Parent with a statement, together with any other information reasonably requested by Parent (provided that the production of such other information shall be in accordance with the access requirements in the Merger Agreement), on or before the 15th day of each month (or by such other date as may be mutually agreed between Paycor and Parent), setting forth (i) the rate of retention of existing clients of Paycor and its subsidiaries, (ii) the number of new clients of Paycor and its subsidiaries, (iii) the rate of retention of the existing sales force of Paycor and its subsidiaries and (iv) any reduction in the number of the top quartile performing sales professionals of Paycor and its subsidiaries as of the date of the Merger Agreement, in each case, for the preceding month (including the month in which Closing occurs and, in such case, Paycor has agreed provide such statement immediately prior to Closing). For the avoidance of doubt, the statements and information provided to Parent will not contain any client-specific information or information regarding individual salespeople.

Regulatory Filings; Efforts

The consummation of the Merger is conditioned on, among other things, certain specified regulatory approvals having been obtained and remaining in full force and effect (or, in the case of certain specified regulatory approvals that are statutory waiting periods, having expired or been terminated), including approvals under applicable Money Transmission Laws and insurance laws.

Under the terms of the Merger Agreement, subject to the limitations described below, each of Paycor and Parent have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, as soon as reasonably practicable (and in any case prior to the End Date), including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (other than filings under Money Transmission Laws (as defined in the Merger Agreement)), (ii) substantially complying with any request for additional information and documentary material issued by a governmental authority as soon as reasonably practicable and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

The parties to the Merger Agreement have agreed that (other than as set forth below in respect of approvals under applicable Money Transmission Laws) the obligations of Parent do not require Parent to (i) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any entities, assets, business or facilities of Paycor, Parent or any of their respective affiliates; (ii) terminate, extend, amend or assign existing relationships, ventures, contractual rights or contractual obligations or other arrangements of Paycor, Parent or any of their respective affiliates; (iii) amend, assign or terminate existing licenses or other contractual obligations or enter into such new licenses or other contractual obligation; (iv) establish or create any relationships or contractual rights or contractual obligations of Paycor, Parent or any of their respective affiliates; (v) effectuate any other change or restructuring of Paycor, Parent or any of their respective affiliates or, in each case, to enter into contractual obligations or stipulate to the entry of an order with a governmental authority or file appropriate applications with the FTC, U.S. Department of Justice or other governmental authority; (vi) otherwise take or commit to take any actions that before or after the Closing that would limit Parent’s or any of its affiliates’ or Paycor’s freedom of action with respect to, or ability to retain, one or more of its or its affiliates’ businesses, product lines, licenses, operations, assets or interests therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to interests in Paycor and the indirect interests in Paycor; (vii) litigate, defend, contest or otherwise resist any administrative or judicial action or order issued by a governmental authority, including any proceeding seeking a temporary restraining order or preliminary injunction, by any governmental authority or private party, challenging any of the transactions contemplated by the Merger Agreement as violative of any antitrust laws or other applicable laws; (viii) pay any sums or concede anything of value or (ix) seek prior approval from any governmental authority for any future transaction.

With respect to approvals under applicable Money Transmission Laws, the parties to the Merger Agreement have agreed to (i) promptly submit a notification with respect to the Merger as required in connection with obtaining the Money Transmission Law Approvals and submit any required additional information and materials required under the Money Transmission Laws to request approval for, or otherwise apply for, applicable Money Transmission Law Approvals to the appropriate governmental authority (of which the parties may mutually agree to postpone the submission), (ii) promptly provide all required notifications, and make all necessary filings, and thereafter make any other required submissions, to obtain the Money Transmission Law Approvals, (iii) cooperate and coordinate (and shall cause its respective affiliates to cooperate and coordinate) with the other in the making of such filings, including by (x) timely providing to the other party required and requested information for preparation of each of the state-required notices and applications for a change of control for each jurisdiction in which Paycor holds a money transmission license, and (y) timely addressing supplemental requests for information and documents from governmental authorities in connection with such filings, and (iv) take (and cause their Affiliates to take) all actions necessary, proper or advisable to obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Money Transmission Laws necessary to consummate the Merger and the transactions contemplated by the Merger Agreement. If any Money Transmission Law Approval cannot be obtained by May 13, 2025, prior to such date, Paycor and Parent will identify in good faith possible alternatives that eliminate the need to obtain any such Money Transmission Law Approval that has not yet been obtained in a particular jurisdiction, including: (x) to the extent feasible under applicable Money Transmission Laws, surrendering Paycor’s money transmission license under the Money Transmission Laws in such jurisdiction prior to Closing or (y) solely to the extent the actions set forth in clause (x) are not feasible under applicable Money Transmission Laws, obtaining verbal or written assurances reasonably acceptable to Parent from the applicable governmental authority that its consent is forthcoming and no material and adverse action related to the failure to obtain such consent will be taken against either Paycor or Parent in connection with the continued conduct of the operations of Paycor in the applicable jurisdiction notwithstanding the pendency of any such Money Transmission Law Approval.

No Solicitation or Negotiation

Paycor has agreed that from the date of the Merger Agreement until the earlier of Effective Time or the termination of the Merger Agreement, Paycor and its subsidiaries will not and will not authorize any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly:

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solicit, initiate or take any action to knowingly facilitate or encourage the submission of any offer, proposal or inquiry relating to, or any third party indication of interest in (other than the transactions contemplated by the Merger Agreement) (i) any acquisition or purchase, direct or indirect of 15% or more of the consolidated assets of Paycor and its subsidiaries, or 15% or more of any class of equity or voting securities of Paycor or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Paycor, (ii) any tender offer (including self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Paycor or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Paycor, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Paycor or any of its subsidiaries, whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Paycor or (iv) any combination of the foregoing (each of (i)-(iv), an “Acquisition Proposal”);

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enter into or participate in any discussion or negotiations with, furnish any information relating to Paycor or any of its subsidiaries or afford access to the business, properties, assets, books or records of Paycor or any of its subsidiaries to, or otherwise knowingly cooperate with any third party, in each case, relating to an Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Acquisition Proposal;

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(i) fail to make, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, the Board’s recommendation of the Merger (or recommend an Acquisition Proposal), (ii) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within ten business days after Parent so requests in writing, or (iii) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten business days after the commencement thereof or take any public supportive position in connection with a tender or exchange offer;

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grant any waiver or amendment or release under any standstill or confidentiality agreement; provided that Paycor nor any of its subsidiaries will be prohibited from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of Paycor or any of its subsidiaries; or

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enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

Written Consent

On January 7, 2025, the Board unanimously resolved to recommend that the stockholders of Paycor adopt the Merger Agreement and that the Majority Stockholder approve the Written Consent to adopt the Merger Agreement. Also on January 7, 2025, following the execution and delivery of the Merger Agreement, the Majority Stockholder representing approximately 53.36% of the voting power of the outstanding shares of Company Stock as of such date, delivered the Written Consent to the Company (a copy of which was provided to Parent in accordance with the Merger Agreement), adopting the Merger Agreement in all respects and approving the transactions contemplated thereby, including the Merger, in accordance with the DGCL and Paycor’s Charter. As a result, no further action by Paycor’s stockholders is required under applicable law, Paycor’s Charter or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and Paycor will not be (i) soliciting your vote for the adoption of the Merger Agreement or approval of the Merger or (ii) calling a special meeting of Paycor stockholders for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.

Financing Cooperation

Paycor has agreed to use its reasonable best efforts to, and to cause its subsidiaries and its and their respective Representatives to use their reasonable best efforts to provide customary cooperation in connection with the arrangement of any debt financing to fund the transactions contemplated by the Merger Agreement (the “Debt Financing”) as may be reasonably requested by Parent, including: (i) participating in a reasonable number of meetings, due diligence sessions and sessions with prospective financing sources, investors and ratings agencies, in each case, upon reasonable advance notice, during normal business hours, and at mutually agreed times, (ii) cooperating with Parent’s marketing efforts in connection with the Debt Financing, including by assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; provided that, Parent is solely responsible for the content of any pro forma financial statements, synergies, projections or adjustments contained therein other than the content of historical financial information of Paycor contained therein, (iii) taking corporate actions reasonably requested by Parent to permit the consummation of the Debt Financing, including executing and delivering any definitive financing documents; provided that no such actions or documents shall be required to be effective prior to Closing, (iv) furnishing, at least three business days prior to Closing, such documentation and information as is requested in writing by Parent at least ten days prior to Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, (v) facilitating the termination and payoff of certain commitments (the “Payoff Indebtedness”) at Closing upon or simultaneously with the funding of the Debt Financing and arranging for delivery to Parent of the Payoff Letters in customary form and substance in respect of the Payoff Indebtedness and (vi) furnishing Parent with any pertinent and customary information (including financial information) regarding Paycor and its subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing.

No such requested cooperation from Paycor, its subsidiaries or their respective Representatives will be required to the extent that it would require (i) any action to the extent it would unreasonably interfere with the business or operations of Paycor or any of its subsidiaries, (ii) payment of any fee or reimbursement of any expense in connection with the Debt Financing unless and until the Closing occurs, (iii) resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documentation related thereto or require the board of directors (or any similar governing body) of such person to take any action or cause any of its Representatives to waive or amend any terms of the Merger Agreement or to approve the execution or delivery of any document or certificate in connection with the Debt Financing, in each case that is not contingent on, or that would be effective prior to, the occurrence of the Closing, (iv) any action that will conflict with or violate their formation or organizational documents or result in the contravention of, or would reasonably be expected to result in a violation or breach of, or default under, any law or material agreement in any material respect (in each case prior to the Closing), (v) any action that could reasonably be expected to result in any officer, director, employee, agent, attorney, accountant or advisor of Paycor or any of its subsidiaries incurring personal liability (as opposed to liability in his or her capacity as an officer of such person) with respect to any matters related to the Debt Financing, (vi) any action that could reasonably be expected to cause any condition to Closing set forth in the Merger Agreement to fail to be satisfied or otherwise cause any breach of the Merger Agreement that would provide Parent the right to terminate the Merger Agreement (unless, in each case, waived in advance by Parent), (vii) incurrence of any liability under the Debt Financing prior to the Effective Time or (viii) delivery of any legal opinions, any authorization letters or any certificate (including as to solvency or beneficial ownership) by Paycor or its subsidiaries (except customary documents in connection with the termination and payoff of the Payoff Indebtedness).

Parent and Merger Sub acknowledged and agreed that their obligation to consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein are not conditioned upon the availability or consummation of the Debt Financing or any other debt financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom.

Directors’ and Officers’ Indemnification and Insurance

For six years after the Effective Time, Parent has agreed to cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) of Paycor and its subsidiaries (each, an “Indemnified Person”), from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity or any acts or omissions occurring at or prior to the Effective Time, in each case to the fullest extent permitted by the DGCL or any other applicable law, and in all cases, to the extent provided under Paycor’s Charter and bylaws in effect on the date of the Merger Agreement.

For six years after the Effective Time, Parent has agreed to cause the Surviving Corporation to maintain in effect the provisions in its certificate of incorporation and bylaws or the comparable organizational documents of any of the subsidiaries of the Surviving Corporation (or in such documents of any successor to the business of the Surviving Corporation or any of its subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

From and after the Effective Time, Parent will cause the Surviving Corporation and its subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

Prior to the Effective Time, Paycor will or, if Paycor is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of (i) the directors’ and officers’ liability coverage of Paycor’s existing directors’ and officers’ insurance policies and Paycor’s existing fiduciary liability insurance policies, (ii) the professional liability coverage of Paycor’s existing errors and omissions insurance policies, (iii) the employment practices liability coverage of Paycor’s existing employment practices liability insurance policies and (iv) the cyber liability coverage of Paycor’s existing cyber insurance policies (collectively, the “Tail Insurance Policies”), in each case (i) for a claims reporting or discovery period of at least six years (or in the case of professional liability coverage and cyber liability coverage, three years) from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time; (ii) from an insurance carrier with the same or better credit rating as Paycor’s current insurance carrier with respect to the Tail Insurance Policies; and (iii) with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than the coverage provided under Paycor’s existing policies (that were provided to Parent prior to the date of the Merger Agreement) with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby) provided that Paycor will give Parent a reasonable opportunity to participate in the selection of such tail policy and Paycor will give reasonable and good faith consideration to any comments made by Parent with respect thereto.

If Paycor or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will continue to maintain in effect, for a period of at least six years (in the case of liability coverage under Paycor’s existing errors and omissions insurance policies and cyber insurance policies, three years) from and after the Effective Time, the Tail Insurance Policies in place as of the date of the Merger Agreement with Paycor’s current insurance carrier or with an insurance carrier with the same or better credit rating as Paycor’s current insurance carrier with respect to the Tail Insurance Policies with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than the coverage provided under Paycor’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will purchase from Paycor’s current insurance carrier or with an insurance carrier with the same or better credit rating as Paycor’s current insurance carrier with respect to the Tail Insurance Policies comparable policies for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than as provided in Paycor’s existing policies as of the date of the Merger Agreement. In no event will Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the amount per annum Paycor paid in its last full fiscal year; provided that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made for the successors and assigns of Parent or the Surviving Corporation, as the case may be, to assume the obligations described above.

Continuing Employee Matters

With respect to each employee of Paycor or its subsidiaries who is employed by Paycor or any of its subsidiaries as of immediately prior to the Effective Time (“Company Employees”), Parent will, or will cause the Surviving Corporation to, provide to each such Company Employee (i) base salary or wage level for a period of not less than twelve months following Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their affiliates) that is no less favorable than the base salary or wage level provided to such Company Employee immediately prior to the Effective Time, (ii) severance payments and benefits, in the event the employment of such Company Employee terminates at any time during the twelve months following Closing, that are no less favorable than the severance payments and benefits such Company Employee would be eligible to receive pursuant to the applicable Employee Plans in effect as of immediately prior to the Effective Time if such termination occurred immediately prior to the Effective Time and (iii) other employee benefits (excluding any change in control, transaction or retention payments or benefits, non-qualified deferred compensation benefits, equity or equity-based compensation, defined benefit pension benefits or retiree health or welfare benefits (the “Excluded Benefits”)) for the period commencing at the Effective Time and ending on December 31, 2025 (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their affiliates) that are substantially similar, in the aggregate, to the employee benefits that such Company Employee was entitled to receive immediately prior to the Effective Time (excluding the Excluded Benefits). In addition, for a period of not less than twelve months following Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their affiliates), Parent will not and will cause the Surviving Corporation and its subsidiaries not to change any Company Employee’s principal location of employment by more the thirty-five miles from the Company Employee’s principal place of business as of immediately prior to the Effective Time; provided that a Company Employee may be required to commute to an office of Paycor within thirty-five miles from the Company Employee’s principal place of residence.

Parent will use commercially reasonable efforts to waive, or will cause the Surviving Corporation or any of its affiliates to use commercially reasonable efforts to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements, waiting periods evidence of insurability or similar limitations, under any Parent Plans (as defined in the Merger Agreement) in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time. Parent will use reasonable best efforts to recognize or credit, or will cause the Surviving Corporation or any of its affiliates to use reasonable best efforts to recognize or credit, any deductible, co-insurance, maximum out of pocket expenses or other payments incurred by each Company Employee (and his or her eligible dependents) under any applicable Employee Plan for purposes of satisfying such year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans, including the Parent Plans and Employee Plans (each as defined in the Merger Agreement), in which such Company Employee will be eligible to participate from and after the Effective Time.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including a covenant in which each of Parent and Paycor covenants or agrees to consult with each other before issuing any press release or other public statements with respect to the Merger and other transactions contemplated by the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation.

In addition, Paycor will, prior to the Effective Time:

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provide Parent with prompt written notice of all transaction litigation or other pending or threatened action, suit, litigation, arbitration, or other proceeding or investigation (including by providing copies of all pleadings with respect thereto). Paycor will (i) give Parent a reasonable opportunity to participate, at Parent’s expense, in such transaction litigation or other pending or threatened action, suit, litigation, arbitration, or other proceeding or investigation; and (ii) consult with Parent with respect to the defense, settlement and prosecution of any such litigation. Paycor may not settle any such litigation without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned) other than for settlements fully covered by Paycor’s insurance policies;

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cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable laws and the rules and policies of the Nasdaq to enable the de-listing by Paycor of the Company Stock from the Nasdaq and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time;

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take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Paychex Stock (including derivative securities with respect to Paychex Stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Paycor and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

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prepare and file with the SEC, as promptly as practicable after (and in any event within twenty business days of) the date of the Merger Agreement, this information statement and, promptly (but in any event no more than five business days) after the later of (i) the tenth day after the information statement is filed with the SEC if the SEC has not informed Paycor that it will review the information statement and (y) confirmation by the SEC that the SEC has no further comments on the information statement, mail this information statement to holders of Company Stock as of the date the Written Consent was effective.

Conditions to Consummation of the Merger

The obligation of each party to consummate the Merger is subject to the satisfaction by each of the parties of the following conditions:

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the affirmative vote of the holders of a majority of the outstanding shares of Company Stock having been obtained (which was satisfied on January 7, 2025 pursuant to the delivery of the Written Consent) and a definitive information statement having been mailed to Paycor’s stockholders in accordance with Regulation 14C under the Exchange Act at least twenty days prior to the Closing;

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there being no (i) injunction or order issued by any court of competent jurisdiction preventing the consummation of the Merger or (ii) applicable law enacted, entered, adopted, enforced or promulgated by any governmental authority having jurisdiction over Parent, Merger Sub, Paycor, or any of their respective subsidiaries that, in any case, prohibits or makes illegal the Merger, that took effect after the date of the Merger Agreement and is still in effect; and

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expiry or termination of the applicable waiting period pursuant to the HSR Act, and the expiry, termination or waiver of any and all agreements with a governmental authority with competent jurisdiction over Parent or Paycor pursuant to which Parent, Merger Sub and Paycor have agreed not to consummate the transactions contemplated by the Merger Agreement until a specified time.

As of the date of this information statement, the Written Consent has been obtained by the Company and delivered to Parent in accordance with the terms of the Merger Agreement.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction of the following further conditions:

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(i) the representations and warranties of Paycor relating to its authorized capital stock and issued and outstanding capital stock, including shares of Company Stock underlying Paycor equity awards, in each case, being true in all respects (other than any de minimis inaccuracies) at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of Paycor relating to its corporate existence and power, corporate authorizations, non-contravention, other outstanding Paycor equity securities (only to the extent not addressed in clause (i) of this paragraph) and finders’ fees being true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which need to be true only as of such time), (iii) the representations and warranties of Paycor relating to certain actions not having been taken by Paycor being true in all respects at and as of the Effective Time as if made at and as of such time, and (iv) the other representations and warranties of Paycor under the Merger Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need to be true only as of such time), with, in the case of this clause (iv) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined on page 62);

•

Paycor having not breached or failed to perform or comply with in all material respects its obligations and covenants under the Merger Agreement contemplated to be performed or complied with prior to the Effective Time;

•	no Company Material Adverse Effect (as defined on page 62) having occurred since the date of the Merger Agreement;

•	the receipt by Parent of a certificate of an executive officer of Paycor, certifying that each of the conditions specified in the preceding three bullets have been satisfied;

•	the delivery by Paycor of payoff letters, lien terminations and other instruments of discharge in customary form and substance in respect of certain Paycor indebtedness (the “Payoff Letters”);

•

the receipt of each of certain approvals from, or providing certain notices to, governmental authorities with respect to Paycor’s money transmission licenses pursuant to applicable Money Transmission Laws; and

•

the receipt or submission, as applicable, of each consent, approval, waiver, clearance, authorization or permission of a governmental authority required under any applicable insurance laws (or, as applicable, the expiration or termination of waiting periods with respect thereto).

The obligation of Paycor to consummate the Merger is further subject to satisfaction (or waiver by Paycor where permissible by applicable law) at or prior to the Effective Time of the following conditions:

•

the representations and warranties of Parent contained in the Merger Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) being true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need to be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•

Parent having not breached or failed to perform or comply with in all material respects its obligations and covenants under the Merger Agreement contemplated to be performed or complied with prior to the Effective Time; and

•	the receipt by Paycor of a certificate of an executive officer of Parent, certifying that each of the conditions specified in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Parent and Paycor.

In addition, the Merger Agreement may be terminated by either Parent or Paycor, at any time prior to the Effective Time if:

•

the Merger has not been consummated on or before End Date; provided that the right to terminate the Merger Agreement for this reason is not available to a party whose breach of the Merger Agreement has been the primary cause of, or primarily resulted in the failure of the Merger to be consummated by such time; or

•

any permanent injunction or other order issued by a governmental authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order has become final and non-appealable; provided that the right to terminate the Merger Agreement for this reason is not available to any party whose breach of any provision of the Merger Agreement is the primary cause of, or primarily resulted in, such injunction or other order.

Further, the Merger Agreement may be terminated by Parent, at any time prior to the Effective Time if Paycor breaches any of its representations, warranties, or fails to perform any of its covenants or agreements contained in the Merger Agreement, which breach or failure to perform would cause the closing conditions relating to such representations and warranties or covenants and agreements not to be satisfied and (i) such condition is incapable of being cured by the End Date or (ii) such breach is not cured before the earlier of (x) the End Date and (y) the date that is thirty calendar days after receipt of written notice from Parent of its intention to terminate the Merger Agreement; provided that Parent will not have the right to terminate the Merger Agreement if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that the closing conditions relating to Parent’s representations and warranties or covenants and agreements in the Merger Agreement would not be satisfied at the time at which Parent would otherwise exercise such termination right. The Merger Agreement also provided that Parent could have terminated the Merger Agreement if the Written Consent was not delivered to Paycor and Parent within one hour of the signing of the Merger Agreement; however, this termination provision expired following delivery of the Written Consent on January 7, 2025 within such timeframe.

The Merger Agreement may also be terminated by Paycor at any time prior to the Effective Time if Parent or Merger Sub breaches any of their respective representations, warranties, or fails to perform any of its covenants or agreements contained in the Merger Agreement, which breach or failure to perform would cause the closing conditions relating to such representations and warranties or covenants and agreements not to be satisfied and (i) such condition is incapable of being cured by the End Date or (ii) such breach is not cured before the earlier of (x) the End Date and (y) the date that is thirty calendar days after receipt of written notice from Paycor of its intention to terminate the Merger Agreement; provided that Paycor will not have the right to terminate the Merger Agreement if Paycor is then in breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that the closing conditions relating to Paycor’s representations and warranties or covenants and agreements in the Merger Agreement would not be satisfied at the time at which Paycor would otherwise exercise such termination right.

Amendment and Waiver

At any time prior to the Effective Time, the parties to the Merger Agreement may amend the Merger Agreement by their written and signed agreement. Such amendment or waiver must be in writing and signed and (i) in the case of an amendment, by each party to the Merger Agreement or, (ii) in the case of a waiver, by each party against whom the waiver is to be effective. However, after the receipt of Written Consent (which occurred on January 7, 2025), there will be no amendment or waiver that would require the further approval of Paycor’s stockholders under the DGCL without such approval having first been obtained.

Governing Law; Jurisdiction and Waiver of Jury Trial

The Merger Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statue or otherwise) based upon, arising out of or relating to the Merger Agreement or the actions of Parent, Merger Sub or Paycor in the negotiation, administration, performance and enforcement of the Merger Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with the Merger Agreement or as an inducement to enter into the Merger Agreement), will be governed by, and construed in accordance with the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule of such state (or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

The parties agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement.

Specific Performance

Under the Merger Agreement, Paycor and Parent have acknowledged and agreed that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with the terms thereof, and, more specifically, that irreparable damage would occur in the event that (i) any party fails to take such actions as are required of it under the Merger Agreement to consummate the Merger or (ii) the Merger was not consummated and Paycor’s stockholders and holders of Paycor equity awards did not receive the aggregate Merger Consideration in accordance with the terms and subject to the conditions of the Merger Agreement. In such event, the non-breaching party will be entitled to: (i) an injunction or injunctions to prevent actual or threatened breaches of the Merger Agreement or (ii) enforce specifically the performance of the terms and provisions of the Merger Agreement (including the parties’ obligation to consummate the Merger and Parent’s obligation to pay, and Paycor’s stockholders’ and holders of Paycor equity awards’ right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of the Merger Agreement) in any federal court located in the State of Delaware or any Delaware state court in addition to any other remedy to which they are entitled at law or in equity.

MARKET INFORMATION AND DIVIDENDS

Company Stock began trading on the Nasdaq under the symbol “PYCR” on July 22, 2021. Prior to that, there was no public market for Company Stock. As of January 29, 2025, 181,771,948 shares of Company Stock were issued and outstanding, held by 86 stockholders of record.

Since the date of our initial public offering, we have not paid dividends on outstanding Company Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between January 7, 2025 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the completion of the Merger, there will be no further market for the Company Stock.

APPRAISAL RIGHTS

General

Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the fair value of your shares of Company Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Stockholders and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to “stockholder” (and all references in this summary to “holder”) are to the record holder of the shares of Company Stock immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 of the DGCL and this summary to “beneficial owner” mean the beneficial owner of shares of Company Stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Paycor stockholder or beneficial owner should exercise its right to seek appraisal under Section 262 of the DGCL. In view of the complexity of the provisions of Section 262 of the DGCL, stockholders and beneficial owners wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

If the Merger is consummated, subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders and beneficial owners of shares of Company Stock who: (a) submit a proper written demand for appraisal of such shares to Paycor; (b) hold or beneficially owns such shares on the date of the making of such demand and continuously remain the record holders or beneficial owners, as the case may be, of such shares through the Effective Time; (c) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL; and (d) do not thereafter withdraw his, her or its demand for appraisal of such shares will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Merger Consideration. Any such Paycor stockholder or beneficial owner awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Paycor stockholders will receive pursuant to the Merger Agreement.

When a merger agreement is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger Agreement, Section 262 requires that either a constituent corporation before, or the Surviving Corporation within ten days after, the effective date of the merger notify each of its stockholders who is entitled to appraisal rights that appraisal rights are so available and must include in each such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. Such notice, if given on or after the effective date of the merger, must also notify the stockholders of the effective date of the merger.

This information statement constitutes our notice to Paycor’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Stockholders or beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Paycor unless certain stock ownership conditions are satisfied by the Paycor stockholders and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Paycor stockholder who loses his, her, their or its appraisal rights will be entitled to receive the Merger Consideration pursuant to and in accordance with the Merger Agreement.

How to Exercise and Perfect Your Appraisal Rights

If you are a Paycor stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Company Stock, you must satisfy each of the following conditions:

•

you must deliver to Paycor, at the address specified below, a written demand for appraisal within twenty days after the date of Paycor giving this notice. The demand must reasonably inform us of the identity of the stockholder of record or beneficial owner, as applicable, holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her or its shares and, in the case of a demand made by a beneficial owner, reasonably identify the stockholder of record of such shares and must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. A stockholder’s and beneficial owner’s failure to make a written demand for appraisal on or before the expiration of such 20-day period will result in the loss of that holder’s appraisal rights. For clarity, such 20-day period will begin to run on the date of mailing of this information statement;

•	you must not consent to, or vote in favor of, the Merger;

•

you must continuously hold (in the case of a stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding your appraisal) your shares of Company Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a stockholder of record and transfer the shares, of if you are a beneficial owner and cease to beneficially own such shares, before the Effective Time;

•

any stockholder or beneficial owner who has complied with the requirements of Section 262 of the DGCL or Paycor must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such shares within 120 days after the Effective Time. Paycor is under no obligation to file any petition and has no present intention of doing so; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration pursuant to the terms of the Merger Agreement, but you will have no appraisal rights with respect to your shares of Company Stock.

In addition, because the Company Stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders and beneficial owners of shares of Company Stock who are otherwise entitled to appraisal rights, unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company Stock eligible for appraisal or (b) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (a) and (b) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for Paycor stockholders to be entitled to seek appraisal with respect to such shares of Company Stock.

Who May Exercise Appraisal Rights

A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares. The demand should set forth, fully and correctly, the name of the stockholder holding the shares in record name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Paycor of the identity of the record holder, or beneficial owner, as applicable, holding the shares for which appraisal is demanded and that the stockholder or beneficial owner intends to demand appraisal of his, her or its shares of Company Stock. In addition, if a demand is made by a beneficial owner, the demand must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Company Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Company Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Stock as to which appraisal is sought. Where no number of shares of Company Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Stock held in the name of the holder of record or beneficially owned by the beneficial owner.

If you own shares of Company Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as an agent.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Paycor HCM, Inc.

4811 Montgomery Road

Cincinnati, Ohio 45212

Attention: Chief Legal Officer

Surviving Corporation’s Actions After Completion of the Merger

If the Merger is consummated, the Surviving Corporation will give written notice of the Effective Time within ten days after the Effective Time to all of the Paycor stockholders and beneficial owners that are entitled to appraisal rights; provided, however, that if such notice is sent more than twenty days following the sending of this information statement, such notice need only be sent to each holder and beneficial owner who is entitled to appraisal rights and who has demanded appraisal of his, her or its shares of Company Stock in accordance with Section 262 of the DGCL. At any time within sixty days after the Effective Time, any person entitled to appraisal rights who did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such person’s demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Company Stock. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just (including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this will not affect the right of any Paycor stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within sixty days after the Effective Time. Within 120 days after the Effective Time, either a record holder or a beneficial owner of Company Stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the fair value of the shares of Company Stock held by all persons who have properly demanded appraisal. The Surviving Corporation is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. If, within 120 days after the Effective Time, no petition has been filed as provided in Section 262 of the DGCL, all rights to appraisal will cease and any person who previously demanded appraisal will become entitled only to the Merger Consideration, in accordance with and pursuant to the terms of the Merger Agreement.

Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Company Stock with respect to which Paycor has received demands for appraisal, and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The Surviving Corporation must give this statement to you within the later of (a) ten days after receipt by the Surviving Corporation of the request therefor or (b) ten days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of Company Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders and beneficial owners who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed, by registered or certified mail, to the Surviving Corporation and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the Surviving Corporation. After notice to persons who demanded appraisal of their shares of Company Stock as may be required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery will then determine which stockholders and beneficial owners are entitled to appraisal rights and may require the persons demanding appraisal for their shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any such person who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Paycor stockholders and beneficial owners if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Company Stock for which the applicable stockholders and beneficial owners thereof are entitled to appraisal, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of such shares of Company Stock at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person entitled to appraisal. Notwithstanding the foregoing or anything herein to the contrary, if the Surviving Corporation makes a voluntary cash payment at any time before the entry of judgment in the appraisal proceeding pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (a) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (b) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, less any amounts already paid in a voluntary cash payment, with interest thereon, if any, to the persons entitled to receive the same. Payment shall be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining fair value and that absent deficiencies in the sale process the transaction price may be given “considerable weight.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Company Stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Moreover, neither Paycor nor Parent anticipates offering more than the Merger Consideration to any Paycor stockholder or beneficial owner exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the Effective Time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all Paycor stockholders and beneficial owners will lose the right to an appraisal and will instead receive the Merger Consideration described in the Merger Agreement, in accordance with and pursuant to the terms thereof.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of any person whose name appears on the verified list filed by the Surviving Corporation who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Company Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such an order, each party to the appraisal proceeding bears its own expenses of its attorneys and experts.

If you have duly demanded appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Company Stock as of a record date prior to the Effective Time.

If a person who has made a demand for an appraisal in accordance with Section 262 shall deliver to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares of Company Stock in accordance with subsection (e) of Section 262, either within sixty days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal of such shares subject to the withdrawal will cease. Notwithstanding the foregoing, an appraisal proceeding in the Delaware Court of Chancery shall not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that any person who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw such person’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within sixty days after the Effective Time. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of Company Stock will be converted into the right to receive the Merger Consideration, in accordance with and pursuant to the Merger Agreement without interest thereon.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of Company Stock in accordance with the Merger Agreement without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Paycor stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

Holders and beneficial owners of Company Stock considering seeking to exercise their appraisal rights should be aware that the fair value of their shares of Company Stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company Stock. Failure to comply strictly with all of the procedures set forth in Section 262 will result in a loss of statutory appraisal rights. The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL.

Consequently, and in view of the complexity of the provisions of Section 262, if you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of Company Stock as of January 29, 2025 for:

•	each person or group known to us who beneficially owns more than 5% of the Company Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The numbers of shares of Company Stock beneficially owned and percentages of beneficial ownership are based on 181,771,948 shares of Company Stock outstanding as of January 29, 2025.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within sixty days. Company Stock subject to options or RSUs that are currently exercisable or that will be exercisable or will vest within sixty days of January 29, 2025 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all Company Stock shown as beneficially owned by the stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Paycor HCM, Inc., 4811 Montgomery Road, Cincinnati, Ohio 45212.

Name of Beneficial Owner	Number of Shares of Company Stock Beneficially Owned		Percentage of Shares Outstanding of Company Stock Outstanding
5% Stockholders
Pride Aggregator, LP(1)	96,140,927		52.89%
Directors and Named Executive Officers
Adam Ante	143,522	(2)		*
Dru Armstrong	—		—
Ryan Bergstrom	72,865	(3)		*
Whitney Bouck	20,590			*
Kathleen Burke	20,590			*
Steven Collins	30,590			*
Alice Geene	47,774	(4)		*
Scott Miller	198,884			*
Charles Mueller	167,254	(5)		*
Jeremy Rishel	9,237			*
Raul Villar, Jr.	277,726	(6)(7)		*
Jason Wright	—		—
All Directors and Executive Officers as a Group (12 Individuals)	989,032	(8)	*

* Indicates less than 1%

(1)

As reported on the Schedule 13G/A filed with the SEC on November 6, 2024. Pride Aggregator, LP directly holds the Company Stock shown as beneficially owned in the table above. Pride GP, Inc. is the general partner of Pride Aggregator, LP and Apax IX GP Co. Limited (“Apax IX GP”) is the sole shareholder of Pride GP, Inc. Apax IX GP, through majority vote of its sub-investment committee, shares voting and dispositive power over the reported securities held directly by Pride Aggregator and, accordingly, may be deemed the beneficial owner of the Company Stock. Apax IX GP is the investment manager of the relevant investment vehicles in the fund known as “Apax IX” and is controlled by a board of directors consisting of Elizabeth Burne, Simon Cresswell, Andrew Guille, Martin Halusa, Jeremy Latham and Paul Meader. The registered address for Pride Aggregator, LP is c/o Apax Partners US, LLC, 601 Lexington Avenue, 53rd Floor, New York City, NY 10022. The registered address for Apax IX GP is Third Floor Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ.

(2)	Includes 11,014 shares subject to stock options that are or may become exercisable within sixty days of January 29, 2025.
(3)	Includes 7,128 shares subject to stock options that are or may become exercisable within sixty days of January 29, 2025.
(4)	Includes 6,485 shares subject to stock options that are or may become exercisable within sixty days of January 29, 2025.
(5)	Includes 12,970 shares subject to stock options that are or may become exercisable within sixty days of January 29, 2025.
(6)	Includes 29,825 shares subject to stock options that are or may become exercisable within sixty days of January 29, 2025.
(7)	Includes 25,000 shares held by the Villar Joint Family Trust.
(8)	Includes an aggregate of 67,422 shares subject to stock options that are or may become exercisable within sixty days of January 29, 2025.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about Paycor. Paycor’s filings with the SEC are available to the public free of charge on the SEC’s website at www.sec.gov. Those filings are also accessible to the public for free through the “Financial Info—SEC Filings” section of Paycor’s investor relations website at https://investors.paycor.com. The information provided on or accessible through our corporate website is not incorporated by reference into and is not part of this information statement, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC.

The SEC allows Paycor to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that Paycor may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that Paycor files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

Paycor incorporates by reference in this information statement each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. Paycor also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Company Filings:	Periods:

Annual Report on Form 10-K	Fiscal Year ended June 30, 2024, as filed August 22, 2024 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Paycor’s definitive proxy statement on Schedule 14A dated September 26, 2024)

Quarterly Report on Form 10-Q	Fiscal Quarter ended September 30, 2024, as filed November 7, 2024

Current Reports on Form 8-K	Filed October 23, 2024 and January 7, 2025

Paycor undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may request a copy of these filings by writing to us at:

Investor Relations

4811 Montgomery Road

Cincinnati, Ohio 45212

e-mail: IR@paycor.com

Parent and Merger Sub have supplied, and Paycor has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Stockholders should not rely on information that purports to be made by or on behalf of Paycor other than that contained in or incorporated by reference in this information statement. Paycor has not authorized anyone to provide information on behalf of Paycor that is different from that contained in this information statement. This information statement is dated   . No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

January 7, 2025

by and among

PAYCOR HCM, INC.,

PAYCHEX, INC.

and

SKYLINE MERGER SUB, INC.

A-i

A-ii

A-iii

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Written Consent

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 7, 2025, by and among Paycor HCM, Inc., a Delaware corporation (the “Company”), Paychex, Inc., a Delaware corporation (“Parent”), and Skyline Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have unanimously approved the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective stockholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company, with the Company surviving the merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has approved the execution of this Agreement and the transactions contemplated hereby;

WHEREAS, Paychex Holdings, LLC, as the sole stockholder of Merger Sub and direct Subsidiary of Parent, has duly executed and delivered to Merger Sub pursuant to Section 228 of Delaware Law a written consent approving and adopting this Agreement and the transactions contemplated hereby (the “Parent Consent”), which Parent Consent will by its terms be effective immediately following the execution of this Agreement by Merger Sub; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as inducement and condition to Parent’s willingness to enter into this Agreement, the Company has entered into, or has caused one of its Subsidiaries (as defined in this Agreement) to enter into, agreements with certain employees of the Company relating to their employment or other service with, and covenants for the benefit of, the Company or such Subsidiary following the Closing (as defined in this Agreement).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (d) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person; provided that neither the Majority Stockholder nor any of its Affiliates shall be deemed Affiliates of the Company or any of its Subsidiaries (or vice versa).

“Applicable Data Protection Requirements” means all (a) Applicable Laws relating to data privacy, data protection, cybersecurity or the processing of Personal Information, including, to the extent applicable, the California Consumer Privacy Act of 2018, the EU 2016/679 General Data Protection Regulation and the UK Data Protection Act of 2018, and (b) public-facing policies and procedures, binding industry standards, and restrictions and requirements contained in any Contract to which the Company or any of its Subsidiaries is bound, in each case, under this clause (b), relating to data privacy, data protection, cybersecurity or the processing of Personal Information.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Award” means a Company Stock Option, Company RSU, Company PSU or Company Restricted Stock Award.

“Company Award Conversion Ratio” means the quotient obtained by dividing (a) the Merger Consideration by (b) the average volume weighted average price per ordinary share of Parent Stock for the 30 consecutive trading day period ending on the last trading day preceding the Effective Time.

“Company Balance Sheet” means the unaudited condensed consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2024.

“Company Balance Sheet Date” means September 30, 2024.

“Company Director RSU” means a Company RSU which, as of immediately prior to the Effective Time, is held by a non-employee member of the Company Board of Directors.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended from time to time.

“Company Executive Change in Control Severance Plan” means the Company’s Executive Change in Control Severance Plan, as amended from time to time.

“Company Material Adverse Effect” means any event, change, development, circumstance, condition or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, change, development, circumstance, condition or effect to the extent directly or indirectly resulting from (a) changes after the date hereof in GAAP or in the interpretation thereof or in accounting requirements applicable to the industries in which the Company and its Subsidiaries operate, (b) changes in the financial, securities, currency, international trade, capital, debt or credit markets, in interest, currency or exchange rates, or in general economic, political or regulatory conditions globally or in any jurisdiction in which the Company and its Subsidiaries operate, including any Governmental Authority shutdown, (c) changes (including changes of Applicable Law after the date hereof or the enforcement thereof) or developments generally affecting the industries in which the Company and its Subsidiaries operate or in the jurisdiction or geographical area in which the Company or any of its Subsidiaries conducts business, (d) acts of God, disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events), terrorism, armed hostilities, sabotage, war, curfews, riots, demonstrations, public disorders, cyberattack, cyberterrorism or military actions, including any escalation or worsening thereof, (e) any epidemic, pandemic or disease outbreak, or any quarantine restrictions required by any Governmental Authority in response to the foregoing, including any escalation or worsening thereof, (f) any failure to meet any internal projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (g) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written request of Parent or Merger Sub, or any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement, (h) any change in the price or trading volume of the Company Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (i) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” affecting the industries in which the Company and its Subsidiaries operate or (j) any breach by Parent or Merger Sub of this Agreement, except, in the case of the foregoing clauses (a), (b), (c), (d), (e) and (i), to the extent any such event, change, development, circumstance, condition or effect has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, development, circumstance, condition or effect has on other participants in the industry or industries in which the Company and its Subsidiaries operate (in which case only the incremental adverse effect or effects may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company PSU” means each restricted stock unit with respect to shares of Company Stock granted and outstanding under the Company 2021 Plan, to the extent subject to vesting conditions based in whole or in part on performance goals.

“Company Restricted Stock Award” means each award of restricted shares of Company Stock granted and outstanding under the Company 2021 Plan, to the extent subject to service-based vesting conditions.

“Company RSU” means each restricted stock unit with respect to shares of Company Stock granted and outstanding under the Company 2021 Plan, to the extent subject to service-based vesting conditions.

“Company Serbia Phantom Award” means each outstanding award of Company Stock equivalents granted to Company employees located in Serbia.

“Company Stock” means the common stock, $0.001 par value, of the Company.

“Company Stock Option” means each option to purchase shares of Company Stock granted and outstanding under the Company 2021 Plan.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2024.

“Company 2019 Plan” means the 2019 Paycor Equity Incentive Plan, as amended from time to time.

“Company 2021 Plan” means the Paycor HCM, Inc. 2021 Omnibus Incentive Plan, as amended from time to time.

“Confidentiality Agreement” means the amended and restated mutual confidentiality agreement, dated as of October 21, 2024, between Parent and the Company.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, bond, indenture, option, warranty, purchase order, license, sublicense, insurance policy or benefit plan, in each case, which is legally binding.

“Credit Agreement” means that certain Credit Agreement, dated as of June 11, 2021, by and among Pride Guarantor, Inc., the Company, the lenders party thereto and PNC Bank, National Association, as administrative agent and collateral agent, as amended from time to time.

“Debt Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance, change in control, retention, transaction bonus or similar contract, practice, plan, agreement, arrangement or policy and each other contract, practice, plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, profits interest, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, retirement, post-retirement, life, sick leave or disability insurance (including any self-insured arrangements), health or medical benefits (including medical, dental, vision, prescription or fringe benefits), perquisite, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, relocation, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, in each case whether or not written, other than (a) any contract, practice, plan, agreement, arrangement or policy maintained or sponsored by any Governmental Authority or mandated by Applicable Law, or (b) any plan that the Company or any Subsidiaries may maintain or administer on behalf of any customer in the ordinary course of business. For the avoidance of doubt, the Company 2019 Plan shall not constitute an Employee Plan.

“Environmental Laws” means any Applicable Laws in effect on or prior to the Closing Date, relating to human health and safety (to the extent relating to exposure to Hazardous Substance), the protection of the environment or to the treatment, storage, disposal, transport, handling, emissions, discharges or releases of Hazardous Substances.

“Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, in each case, that is regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including all (a) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (b) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (c) Trade Secrets, (d) all copyright rights and other proprietary rights in original works of authorship, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (e) rights in Software and (f) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement.

“knowledge of the Company” means the actual knowledge, following due inquiry, of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, regulatory or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel, in law or in equity.

“Licensed Intellectual Property Rights” means any and all means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Majority Stockholder” means Pride Aggregator, LP, a Delaware limited partnership.

“Money Transmission Laws” means U.S. state laws regulating and requiring licensing for engaging in the business of receiving money for transmission (including the payment of bills), the sale or issuance of stored value or payment instruments, check cashing and other similar activities.

“NASDAQ” means The NASDAQ Stock Market LLC (Nasdaq Global Select Market).

“Option Exercise Price” means the exercise price per share of Company Stock underlying a Company Stock Option.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby.

“Parent Stock” means the common stock, par value $0.01, of the Parent.

“Permit” means any approvals, authorizations, consents, licenses, permits or registrations issued or granted by, obtained from or made with or to a Governmental Authority.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other similar Liens or security interests that attach as a matter of law that are not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (c) leases, and subleases (other than capital leases, finance leases and leases underlying sale and leaseback transactions); (d) Liens imposed by Applicable Law (other than any Tax law); (e) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case arising or incurred in the ordinary course of business; (g) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any such type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, occupancy or value of the applicable real property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) matters that would be disclosed by an accurate survey or inspection of the applicable real property owned, leased or held for use by the Company or any of its Subsidiaries that do not, individually or in the aggregate, adversely affect (or interfere with) in any material respect the current use, occupancy or value of such real property or the ordinary conduct of the business of the Company or any of its Subsidiaries; (i) Liens the existence of which are disclosed or reflected on the consolidated financial statements of the Company included in the Company SEC Documents filed as of the date of this Agreement; (j) non-exclusive licenses under the Owned Intellectual Property Rights granted by the Company or its Subsidiaries in the ordinary course of business; or (k) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Lease unless caused by the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means “personal information”, “personally identifiable information”, “personal data”, and any terms of similar import, in each case as defined under Applicable Laws relating to data privacy, data protection, cybersecurity or the processing of such information or data.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means any director, officer, employee, individual independent contractor or consultant of the Company or any of its Subsidiaries.

“Software” means any and all (a) computer programs, systems, applications and code, including any software implementations of algorithms, models and methodologies (including, in each case, those for artificial intelligence systems) and any source code, object code, development and design tools applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow chart and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet sites and (e) documentation, other works of authorship and media, including source code annotations, user manuals and training materials relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute a material breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02
Alternative Acquisition Agreement	6.02
Agreement	Preamble
Certificates	2.03
Closing	2.01(b)
Closing Date	2.01(b)
Company Board Recommendation	4.02(b)
Company Employees	7.03(a)
Company Insurance Policies	4.22
Company Related Party	11.15
Company SEC Documents	4.07(a)
Company Securities	4.05
Company Stockholder Approval	4.02
Company Subsidiary Securities	4.06

Term	Section
Continuation Period	7.03(a)
Data Breach	4.16
Debt Financing	6.05(a)
Effective Time	2.01
Electronic Delivery	11.10
e-mail	11.01
End Date	10.01(b)(i)
Exchange Agent	2.03
Excluded Benefits	7.03(a)
FY25 Annual Bonus	7.03(b)(i)
Indemnified Person	7.02(a)
Information Statement	4.09
Labor Agreement	4.21(a)(iii)
Lease	4.14(b)
Material Contract	4.21
Merger	2.01(a)
Merger Consideration	2.02
Merger Sub	Preamble
Money Transmission Law Approvals	8.02(b)
Net Settlement	6.01(b)
Parent	Preamble
Parent Plans	7.03(d)
Payoff Letters	6.05(a)
Payoff Indebtedness	6.05(a)
Preferred Stock	4.05
Qualifying Termination	7.03(b)(i)
Representatives	6.02
Surviving Corporation	2.01(a)
Tail Insurance Policies	7.02(d)
Takeover Law	4.23
Tax	4.17
Tax Return	4.17
Tax Sharing Agreement	4.17
Taxing Authority	4.17
Uncertificated Shares	2.03
Written Consent	6.03
Written Consent Delivery Time	6.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. The phrase “ordinary course of business” means “the ordinary course of business, consistent with past practice”. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Except in the case of the Company Disclosure Schedule and Parent Disclosure Schedule, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all material amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to “$” or “Dollars” are references to U.S. dollars. Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room titled “Project Ghost” managed by the Company at https://www.intralinks.com or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case, one (1) day prior to the execution and delivery of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 or via the electronic exchange of documents and signature pages, as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree; provided, that, unless waived by Parent, the Closing shall not occur before April 15, 2025. The date on which the Closing occurs is referred to as the “Closing Date”.

(c) At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Sub:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04 or Section 2.05, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $22.50 in cash, without interest and subject to any applicable withholding pursuant to Section 2.07 (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time (other than shares of Company Stock held by any such Person in a trustee, custodian or nominee capacity for the account of clients or customers of such Persons) shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time (other than shares of Company Stock held by any such Person in a trustee, custodian or nominee capacity for the account of clients or customers of such Persons) shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time, subject to any applicable withholding pursuant to Section 2.07.

(d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section  2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Prior to or substantially concurrently with the Effective Time, Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time (and in any event within three (3) Business Days), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. Notwithstanding the foregoing, Parent may elect to directly discharge the payment and exchange duties set forth in this Section 2.03 with respect to some or all of the Certificates and Uncertificated Shares, other than those held through the facilities of The Depository Trust Company.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal in customary form reasonably acceptable to Parent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificates or Uncertificated Shares shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04. Company Awards.

(a) Company Stock Options. At or immediately prior to the Effective Time, each Company Stock Option, whether or not exercisable or vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company Stock Option surrendered an amount in cash equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option, multiplied by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount, through its payroll system or through its standard payments practices and, subject to Section 2.07, to the holder of the applicable Company Stock Option at or reasonably promptly after the Effective Time. Each Company Stock Option that is outstanding as of immediately prior to the Effective Time with an Option Exercise Price that is equal to or greater than the Merger Consideration shall be canceled at the Effective Time without any consideration to the holder thereof.

(b) Company RSUs. At or immediately prior to the Effective Time, each Company RSU (that is not a Company Director RSU) held by a Company Employee whose position is at or above the level “Director” of the Company or its Subsidiaries shall be cancelled and exchanged as of the Closing for a number of restricted stock units, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including, for the avoidance of doubt, all “double-trigger” vesting conditions pursuant to the applicable underlying award agreement for such Company RSU and, if applicable, the Company Executive Change in Control Severance Plan, including clause (d) of Annex B thereof, which will have the effect as set forth in Section 2.04(b) of the Disclosure Schedule), with respect to a number of the shares of Parent Stock equal to the number of shares of Company Stock underlying such award multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis). At or immediately prior to the Effective Time, each Company RSU (that is not a Company Director RSU) held by other participants (which, for purposes of this Section 2.04, will be deemed to include each Company Serbia Phantom Award, without regard to such participant’s level), shall be cancelled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in restricted cash equal to (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Stock subject to such award of Company RSUs, subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including, for the avoidance of doubt, all “double-trigger” vesting conditions pursuant to the applicable underlying award agreement for such Company RSU, which will have the effect as set forth in Section 2.04(b) of the Disclosure Schedule). Parent shall cause the Surviving Corporation to pay such amount, through its payroll system or through its standard payment practices and subject to Section 2.07, to the holder of the applicable Company RSU upon such restricted cash (or portion thereof) becoming vested.

(c) Company Director RSUs. At or immediately prior to the Effective Time, each Company Director RSU shall become fully vested (to the extent unvested) and shall be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in cash equal to (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Stock subject to such award of Company Director RSUs. Parent shall cause the Surviving Corporation to pay such amount, through its payroll system or through its standard payment practices, to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time.

(d) Company PSUs. At or immediately prior to the Effective Time, each Company PSU shall be exchanged for a number of restricted stock units, subject to the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (excluding any performance-vesting conditions and including, for the avoidance of doubt, all “double-trigger” vesting conditions pursuant to the applicable underlying award agreement for such Company PSU and the Company Executive Change in Control Severance Plan, it being understood that the restricted stock units for which each Company PSU is exchanged hereunder would vest solely based on continued employment such that clause (d) of Annex B of the Company Executive Change in Control Severance Plan would apply, which will have the effect as set forth in the Section 2.04(d) of the Company Disclosure Schedule), with respect to a number (rounded down to the nearest whole number in aggregate on an award-by-award basis) of the applicable shares of Parent Stock equal to the number of shares of Company Stock underlying such award multiplied by the Company Award Conversion Ratio. Immediately after the exchange, each Company PSU will be cancelled. Notwithstanding the foregoing, the number of applicable shares of Parent Stock subject to a Company PSU immediately prior to the Effective Time shall be determined based on the actual level of performance as of the Effective Time, as determined in good faith by the Compensation and Benefits Committee of the Board of Directors of the Company and communicated to Parent, consistent with the terms of the applicable award agreement.

(e) Company Restricted Stock Awards. At or immediately prior to the Effective Time, each Company Restricted Stock Award shall be cancelled and exchanged as of the Closing for a number of restricted stock awards, subject to the same terms and conditions as were applicable to such Company Restricted Stock Awards immediately prior to the Effective Time (including, for the avoidance of doubt, all “double-trigger” vesting conditions pursuant to the applicable underlying award agreement for such Company Restricted Stock Award and the Company Executive Change in Control Severance Plan, including clause (d) of Annex B thereof, which will have the effect as set forth in Section 2.04(e) of the Disclosure Schedule), with respect to a number of the shares of Parent Stock equal to the number of shares of Company Stock underlying such award multiplied by the Company Award Conversion Ratio (rounded down to the nearest whole number in aggregate on an award-by-award basis).

(f) Company ESPP. At or immediately prior to the Effective Time, the Board of Directors or a duly authorized committee thereof shall take such actions, including any such actions under the Company ESPP, as may be required or necessary to provide that, (i) the Company ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date of this Agreement and no new offering periods shall commence under the Company ESPP at any time on or after the date hereof, (ii) no current participants in the Company ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the Company ESPP from those in effect on the date of this Agreement and no individuals not participating in the Company ESPP as of the day before the date of this Agreement shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time, (iii) effective as of immediately prior to the Effective Time, any “offering period” that would otherwise be in progress as of the Effective Time will be accelerated to a date on or prior to the fifth (5th) Business Day prior to the Closing Date,

(iv) each purchase right under any offering period that is in progress as of the date of this Agreement shall be fully exercised in accordance with the terms of the Company ESPP on the earlier of (x) the scheduled purchase date for such offering period and (y) such accelerated exercise date, if applicable, (v) any participant payroll deductions not applied to the purchase of shares under the Company ESPP after the final offering period shall be returned to the participant without interest prior to the Effective Time, and (vi) the Company ESPP shall terminate prior to, and contingent upon, the Effective Time.

(g) Corporation Actions. Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof administering the Company 2021 Plan) shall adopt such resolutions or take actions as are reasonably necessary to (i) effectuate the actions contemplated by this Section 2.04 and (ii) terminate the Company 2021 Plan as of the Effective Time. Upon Closing, Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the Parent Stock underlying such applicable Company Awards which are converted under Section 2.04 to the applicable holders thereof, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has (or for which the “beneficial owner” (as defined, solely for purposes of this Section 2.05, in Section 262(a) of Delaware Law) has) not voted, or caused or permitted to be voted, any shares in favor of the Merger or consented thereto in writing and who has (and, to the extent applicable, for which the applicable beneficial owner has) demanded and perfected such holder’s right to appraisal for such shares in accordance with Delaware Law shall not be converted into, or represent, the right to receive the Merger Consideration, but instead and in lieu thereof, shall have the right to receive payment from Parent with respect to such shares in accordance with Section 262 of Delaware Law; provided, however, that if such holder (or, to the extent applicable, such beneficial owner) fails to perfect, withdraws or otherwise loses the right to appraisal or if a court of competent jurisdiction shall otherwise determine that such shareholder is not entitled to the relief provided under Section 262 of Delaware Law, then such shares shall be treated as if they had been converted as of the Effective Time into the right to receive only the Merger Consideration, without interest thereon, subject to Section 2.07. The Company shall give Parent prompt notice of any notice of intent to demand payment or other demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands (including by providing any estimate of the fair value of any shares).

Section 2.06. Adjustments. Subject to the restrictions set forth in Section 6.01, if, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company Stock shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment) of shares of Company Stock, or any stock dividend or distribution thereon with a record date during such period is effected, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, the Company and any of its Subsidiaries and Parent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of federal, state, local or foreign Tax law. To the extent the Exchange Agent, the Surviving Corporation, the Company and any of its Subsidiaries or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority within the time and in the manner required by Applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation, the Company and any of its Subsidiaries or Parent, as the case may be, made such deduction and withholding. All compensatory amounts subject to payroll reporting or withholding payable pursuant to or as contemplated by this Agreement, including all such amounts payable hereunder to current or former Service Providers of the Company or any of its Subsidiaries with respect to Company Stock Options, Company RSUs and Company Restricted Stock Awards (to the extent a Code Section 83(b) election has not been made with respect thereto) shall be payable through the applicable employer entity’s payroll system.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

Section 3.02. Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed on or after August 22, 2024 and at least two (2) Business Days before the date of this Agreement (including the exhibits and schedules thereto but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Document shall not be deemed disclosed for purposes of Section 4.05, or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (including by obtaining the Written Consent) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.03, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent of, action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws and the rules and regulations of NASDAQ, (d) compliance with the regulatory requirements listed on Section 4.03(d) of the Company Disclosure Schedule and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or equivalent document) of the Company, (b) assuming compliance with the matters referred to in Section 4.03, and assuming the representations and warranties in Section 5.07 are true and correct, and in the case of the consummation of the Merger, subject to obtaining the Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, result in a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not (x) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby on a timely basis.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Stock and 50,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”). As of January 3, 2025, there were outstanding (i) 180,179,728 shares of Company Stock (other than Company Restricted Stock Awards), (ii) no shares of Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 2,514,555 shares of Company Stock, (iv) 4,923,707 Company RSUs, (v) 771,218 Company PSUs (at target), (vi) 1,592,220 Company Restricted Stock Awards, and (vii) (x) 16,548,540 shares of Company Stock reserved for future issuance under the Company 2021 Plan and (y) 6,943,763 shares of Company Stock reserved for future issuance under the Company ESPP. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in this Section 4.05(b) and for changes since January 3, 2025 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company (including bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)), (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for, or measured by reference to, shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in, or any or securities convertible into or, exchangeable for, or measured by reference to capital stock or other voting securities or ownership interests of the Company or (iv) restricted equity, equity appreciation rights, performance equity or equity-based rights, contingent value rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

(d) Section 4.05(d) of the Company Disclosure Schedule set forth a complete and correct list of the outstanding Company Awards as of January 3, 2025, including (i) the name of the holder (or unique identifier) of each such Company Award, (ii) the number of shares of Company Stock issuable in respect of each grant of a Company Award (in the case of any Company PSU, at target), (iii) the date on which such Company Awards were granted, (iv) the term of the Company Award (to the extent applicable), (v) the exercise price per share of the Company Award (to the extent applicable) and (vi) the extent to which such Company Awards are vested and the times and extent to which such Company Awards are scheduled to become vested thereafter.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing, and for those powers, those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued, fully paid and non-assessable, as applicable, and are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, or measured by reference to, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, or measured by reference to, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted equity, equity appreciation rights, performance equity or equity-based rights, contingent value rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations or commitments of the Company or any Subsidiary of the Company requiring the registration for sale of any Company Subsidiary Securities, granting any right to subscribe for or acquire from any of the Company’s Subsidiaries any Company Subsidiary Securities or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in the Company 10-K, the Company does not own, directly or indirectly, any shares of capital or other voting securities of, or ownership interests in, any other Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed or furnished by the Company since January 1, 2022 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and material information required to be included in the Company’s periodic and current reports required under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Since January 1, 2022, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which would affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since January 1, 2022, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2022, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(i) Since January 1, 2022, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

(j) Section 4.07(j) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that exist as of the date hereof.

(k) Since January 1, 2022, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) during the periods involved and fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole).

Section 4.09. Disclosure Documents. The information statement containing the information specified in Schedule 14C under the 1934 Act concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement to be sent to the stockholders of the Company (such information statement, as amended or supplemented, the “Information Statement”) will, when definitively filed with the SEC, and at the time it is first mailed to the stockholders of the Company, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Information Statement or any amendment or supplement thereto, as applicable, is first filed with the SEC, and at the time it is first mailed to the stockholders of the Company, the Information Statement, as supplemented or amended (if applicable), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Information Statement based upon information supplied to the Company by

Parent, Merger Sub or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require the consent of, Parent under Section 6.01 (other than with respect to subsections (c), (d), (g), (j), (n), (o), (p), (q), (r), (s), (t) and (u) (as it relates to any of the foregoing)).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (a) liabilities disclosed and provided for on the face of the Company Balance Sheet Date or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet (none of which is resulting from breach of contract, tort, misappropriation or violation of Applicable Law); and (c) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act that have not been so disclosed in the Company SEC Documents.

Section 4.12. Compliance with Laws, Court Orders and Permits.

(a) The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Permit of the Company and its Subsidiaries necessary for the ownership and operation of their business as currently conducted is in full force and effect; (ii) the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with the terms of all such Permits; and (iii) for the past three (3) years neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Permit the substance of which has not been resolved.

Section 4.13. Litigation. There are, and since January 1, 2022, there have been, no Legal Proceedings pending against, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (in their capacities as such) or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Legal Proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (iii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice in writing that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. Section 4.15 of the Company Disclosure Schedule sets forth a complete and correct list of all material registrations and applications for registration included in the Owned Intellectual Property Rights (specifying as to each such item, as applicable, the owner (and, with respect to any and all domain name registrations, the applicable registrar), jurisdiction to which the application or registration applies, application or registration number and application or registration date). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries own, or have a valid and enforceable license to use, any and all Intellectual Property Rights used or held for use in, or otherwise necessary for the conduct of, their respective businesses as currently conducted; (b) the Company or a Subsidiary is the sole and exclusive owner of the Owned Intellectual Property Rights and the Company and each of its Subsidiaries holds all right, title and interest in and to all Owned Intellectual Property Rights and its rights under any Licensed Intellectual Property Rights, free and clear of any Lien (other than Permitted Liens); (c) the Owned Intellectual Property Rights are, to the knowledge of the Company, valid and enforceable; (d) neither the Company nor any of its Subsidiaries, nor the conduct of their respective businesses, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights of any Person; (e) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property Rights; (f) there is no pending or, to the knowledge of the Company, threatened claim, action, suit, order or proceeding against the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any Owned Intellectual Property Rights or Licensed Intellectual Property Rights; (ii) alleging that any Owned Intellectual Property Rights are invalid or unenforceable; (iii) alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person or (iv) otherwise alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person; (g) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Intellectual Property Rights; (h) to the knowledge of the Company, other than arising under the Credit Agreement, there exist no restrictions on the disclosure, use, license or transfer of any Owned Intellectual Property Rights; (i) the Company and its Subsidiaries have taken commercially reasonable steps to maintain, enforce and protect the confidentiality of all

Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed by the Company or any of its Subsidiaries other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written and enforceable confidentiality agreements or who are subject to a legally-enforceable duty of confidentiality; (j) all material Intellectual Property Rights developed for or on behalf of the Company or any of its Subsidiaries by employees or independent contractors have vested in the Company or one of its Subsidiaries by operation of Applicable Law or by a valid and present written assignment to the Company or one of its Subsidiaries; (k) none of the Software included in the Owned Intellectual Property Rights or distributed by, or otherwise used in the business of, the Company or any of its Subsidiaries (i) to the knowledge of the Company, contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause Software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command, other than security and administrative features disclosed to users (and the Company has taken commercially reasonable actions to ensure such Software remains free of any of the foregoing); or (ii) contains any “open source” or similar Software that is licensed under any terms or conditions that require that any Software included in the Owned Intellectual Property Rights be (A) made available or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) redistributable at no charge; and (j) the Company and its Subsidiaries are in compliance with all “open source” or similar licenses in connection with any Software included in the Owned Intellectual Property Rights or distributed by, or otherwise used in the business of, the Company or any of its Subsidiaries. None of the Software included in the Owned Intellectual Property Rights or distributed by, or otherwise used in the business of, the Company or any of its Subsidiaries is subject to any agreement with any Person under which the Company or any of its Subsidiaries have deposited, or would be required to deposit, into escrow the source code of such Software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent. The consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any such Software.

Section 4.16. IT Systems; Data Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company has taken commercially reasonable actions to monitor, maintain and protect the confidentiality, integrity, operation, redundancy and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (b) there has been no breach, or unauthorized use, loss, access, interruption, modification, corruption or other compromise, of any of or relating to any IT Assets (or any information or transactions stored or contained therein or transmitted thereby). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have, since January 1, 2022, complied with, and are currently in compliance, with all Applicable Data Protection Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no claim, action, suit, order or proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any Applicable Data Protection Requirement or such Person’s privacy, personal or confidentiality rights; (ii) the Company and each of its Subsidiaries have implemented and maintained commercially reasonable technical and organizational measures to protect all Personal Information in their possession or control against a breach, or unauthorized use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification or corruption, thereof (each, a “Data Breach”); (iii) to the extent required by Applicable Law, the Company has taken commercially reasonable actions to ensure that all service providers, data processors and other third parties that process any Personal Information on behalf of the Company or any of its Subsidiaries are bound by valid, written and enforceable agreements including any terms required by Applicable Law and requiring such third parties to comply with Applicable Law and to maintain the privacy, security and confidentiality of such Personal Information; (iv) there has been no Data Breach with respect to any Personal Information in the possession or control of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has been required under any Applicable Data Protection Requirement to provide any notice to any Governmental Authority or Person in connection with any Data Breach; and (v) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not breach any Applicable Data Protection Requirement.

Section 4.17. Taxes. (a) The Company and each of its Subsidiaries have timely filed all material Tax Returns required by Applicable Law to be filed with any Taxing Authority (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and payable (whether or not shown as due on any Tax Return), except for such Taxes for which adequate reserves have been established to the extent required by GAAP.

(c) The Company and each of its Subsidiaries has withheld from each payment made to any employee, independent contractor, supplier, creditor, stockholder or other third party all material Taxes required to be withheld under Applicable Law with respect to the making of such payment and has, to the extent required by Applicable Law, paid over such withheld amounts to the proper Taxing Authority.

(d) No Taxing Authority in a jurisdiction in which the Company and its Subsidiaries do not file Tax Returns has made a claim within the last three (3) years that the Company or any of its Subsidiaries may be subject to material Tax in such jurisdiction, which claim has not been resolved or withdrawn.

(e) There is no claim, audit, action, suit, proceeding or investigation currently pending or threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or material Tax asset of the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company, other than extensions or waivers automatically granted by the applicable Taxing Authority.

(f) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Applicable Law).

(h) There are no Liens for material Taxes upon any of the assets of the Company or its Subsidiaries other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or one of its Subsidiaries), (B) is bound by or has any obligation under, any material Tax Sharing Agreement (other than (1) any agreement entered into in the ordinary course of business, the primary purpose of which is unrelated to Tax and (2) any agreement between or among any of the Company and its Subsidiaries), or (C) is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, or by Contract (other than a Contract entered into in the ordinary course of business, the principal purpose of which is unrelated to Tax) for any material Taxes of any Person other than the Company or its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material items of income in, or exclude any material items of deduction from, taxable income in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in accounting method under Section 481 of the Code occurring prior to the Closing or (ii) a “closing agreement” described in Section 7121 of the Code executed on or prior to the Closing Date.

(k) “Tax” means any U.S. federal, state, local or foreign tax, governmental fee or other similar assessment or charge (including gross receipts, income, profits, sales, use or occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign). “Tax Return” means any report, return, statement, declaration, information return or similar filing required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof. “Tax Sharing Agreement” means any existing written agreement or arrangement binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.18. Employee Benefit Plans. (a) Section 4.18 of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. A copy of the following materials have been made available to Parent (as applicable) with respect to each material Employee Plan: True and complete copies of the current plan document pursuant to which the plan is maintained, funded and administered (and, if applicable, the current related trust or funding agreements, insurance policies or other funding instruments) and all amendments thereto, the most recent summary plan description, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust, the nondiscrimination and compliance testing results for the most recent plan year and all non-ordinary course communications between the Company and any Governmental Authority sent or received in the last year. To the extent there exists an Employee Plan that is a standard agreement entered into by the Company or any Subsidiary of the Company with employees on an individual basis that does not provide for severance or notice in excess of thirty (30) days, the Company shall be required to list only the standard form of such agreement and describe the group of employees who have entered into such standard form of agreement.

(b) The Company and its Subsidiaries do not sponsor, maintain, administer or contribute to, nor do they have any liability with respect to any Employee Plan that is (i) subject to Title IV of ERISA (including any multiemployer plan, as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, including on account of any ERISA Affiliate or by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (a copy of which has been made available to Parent), or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype document subject to a favorable opinion letter, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued; (ii) each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan; and (iii) no material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) result in any payment or benefit becoming due to any current or former Service Provider under any Employee Plan, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan, (iii) limit the right to merge, amend or terminate any Employee Plan or (iv) result in the loss of a deduction to the Company under Section 280G of the Code. No Person is entitled to receive any tax gross-up from the Company or any of its Subsidiaries as a result of the imposition of excise Taxes by Section 4999 of the Code or any Taxes or penalties imposed by Section 409A of the Code.

(e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current Service Providers of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or any similar state Law.

(f) From the Company Balance Sheet Date until the date hereof, none of the Company nor any of its Subsidiaries has (x) created an obligation to any officer or other Service Provider to, adopt, enter into, establish or materially modify or (y) actually adopted, entered into, established or materially modified any material Employee Plan (including materially increasing the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof as of the Company Balance Sheet Date, and except to the extent required by Law, to conform any such Employee Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing, as required by this Agreement, or for any at-will offer letters or employment or similar agreements for Service Providers entitled to earn less than $200,000 in annual base salary or annual fees or any equity awards granted pursuant to forms of award agreements made available to Parent).

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

Section 4.19. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement with respect to any Service Providers. No Service Providers are represented by any labor union, labor organization, or works council with respect to their services to the Company or any of its Subsidiaries.

(b) There is currently and, since January 1, 2022 there has been no, (i) to the knowledge of the Company, activity or proceeding by a labor union or labor organization or representative thereof to organize any employees of the Company or any of its Subsidiaries, (ii) lockout, strike, concerted work slowdown or work stoppage or, to the knowledge of the Company, written threat thereof by any Service Providers or (iii) unfair labor practice charge pending before any Governmental Authority or other material grievance, arbitration or collective bargaining dispute. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no litigations pending or, to the knowledge of the Company, threatened in writing, between any the Company or any of its Subsidiaries and any of its current or former Service Providers.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Applicable Laws respecting labor, employment, discrimination in employment, equal employment opportunities; fair employment practices; employment discrimination, harassment, or retaliation; reasonable accommodation; disability rights or benefits; immigration and work authorizations; wages and hours; worker classification; overtime compensation; and termination of employees; working conditions; health and safety; leaves of absence; paid sick leave or vacation (including calculation of holiday pay); workers’ compensation and unemployment insurance. To the knowledge of the Company, each current employee of the Company or any of its Subsidiaries is lawfully authorized to work in the jurisdiction in which he or she is employed according to applicable immigration laws.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, none of the Company or any of its Subsidiaries has experienced any collective redundancies, “mass layoffs,” “group terminations,” or “plant closings” or comparable event in violation of the Workers Adjustment and Retraining Notification Act.

(e) Since January 1, 2022, none of the Company nor any of its Subsidiaries has incurred any material liability with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations against any officers or directors of the Company or any of its Subsidiaries (in their capacities as such).

Section 4.20. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no written notice of violation, demand letter, request for information pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) or similar Environmental Law, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed in any court against the Company or any of its Subsidiaries, no penalty has been assessed against the Company or any of its Subsidiaries, and no action, claim, suit, or proceeding by or before a Governmental Authority is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person against the Company or any of its Subsidiaries, in each case relating to or arising out of any violation by the Company or any of its Subsidiaries of or liability of the Company or any of its Subsidiaries under Environmental Law; (ii) the Company and its Subsidiaries are and, since January 1, 2022, have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries arising under or relating to any violation of Environmental Law or any release or disposal of any Hazardous Substance.

Section 4.21. Material Contracts. (a) Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company SEC Documents as of the date of this Agreement, or as set forth in Section 4.18 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following types of Contracts (each such Contract, a “Material Contract”):

(i) any Contract that cannot be terminated on not more than 6 months’ notice;

(ii) any Contract relating to indebtedness (whether incurred, assumed, guaranteed or secured by any asset) or any financial guaranty thereof in principal amount exceeding (i) $25,000,000 (as a borrower or guarantor) or (ii) $5,000,000 (as a lender) in each case, other than (A) any Contract solely among or between the Company and any of its Subsidiaries, (B) financial guarantees entered into in the ordinary course of business or (C) a hedging, derivative, swap or other similar Contract;

(iii) any collective bargaining agreement or other similar Contract with any labor union, workers council or other similar labor organization (each, a “Labor Agreement”);

(iv) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business, capital stock, equity interests or portion of assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) or any consolidation, business combination, recapitalization or reorganization, in each case, with a purchase price in excess of $1,000,000, pursuant to which the Company or any of its Subsidiaries has outstanding performance, payment or indemnification obligations;

(v) any agreement to which the Company or any of its Subsidiaries is a party that is material to the conduct of the business as currently conducted, pursuant to which (A) the Company or such Subsidiary grants a license or right to any third Person to use any material Owned Intellectual Property Rights (other than non-exclusive licenses granted by the Company and its Subsidiaries to customers for the use of a Company product or service, to service providers and suppliers in connection with the provision of goods and services to the Company and its Subsidiaries, or to other third parties through APIs and similar technologies for purposes of interconnectivity between systems, in each case in the ordinary course of business), (B) any third Person grants a license or other right to the Company or such Subsidiary to any material Intellectual Property Right (other than agreements for open source Software or granting non-exclusive rights to use readily commercially available off-the-shelf Software with annual payments by the Company or any of its Subsidiaries of less than $1,000,000)

or (C) the Company’s or any of its Subsidiaries’ ability to use, enforce or disclose any material Owned Intellectual Property Rights is materially affected or any agreement entered into in connection with the resolution of any material claim or dispute related to Intellectual Property Rights and under which the Company or any Subsidiary has any material ongoing obligation;

(vi) any agreement that (A) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of Parent or its Affiliates or the Company or any of its Subsidiaries after the Closing, (B) provides “most favored nation” or similar provisions where the pricing, discounts or benefits to any business relation of the Company or any of its Subsidiaries changes based on the pricing, discounts or benefits offered to other business relations, (C) grants a right of first refusal or right of first offer or similar right for any line of business or assets of the Company or any of its Subsidiaries, (D) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates after the Closing, except, in each case of clauses (A) through (D), for any agreement made in the ordinary course of business that is not material to the business of the Company or its Subsidiaries taken as a whole;

(vii) any material partnership, joint venture, strategic alliance, collaboration, co-promotion or other similar agreement or arrangement;

(viii) any agreement or arrangement with respect to profit sharing that is material to the Company and its Subsidiaries, taken as a whole, or to which the Company or any of its Subsidiaries incurred or will incur payment obligations or received or will receive payments in excess of $1,000,000;

(ix) any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(x) any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xi) any stockholder, investor rights or registration rights agreement;

(xii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or one of its Subsidiaries has any material outstanding obligation; and

(xiii) any other Contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act).

(b) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and since January 1, 2022, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 4.22. Insurance. The Company has made available to Parent, prior to the date of this Agreement, a list of all insurance policies in effect as of the date hereof for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole, other than any Employee Plan (the “Company Insurance Policies”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance) and sufficient to comply with Applicable Law, (b) neither the Company nor any of its Subsidiaries is in material breach of, or material default under, any Company Insurance Policies and (c) no written notice of cancellation or termination has been received with respect to any Company Insurance Policies, other than in connection with ordinary renewals. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies are sufficient for compliance by the Company and its Subsidiaries with all Material Contracts of the Company and its Subsidiaries.

Section 4.23. Finders’ Fees. Except for Goldman Sachs & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the oral opinion (to be confirmed by the delivery of a written opinion) of Goldman Sachs & Co. LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the qualifications, assumptions and limitations set forth in the written opinion, the $22.50 in cash per share of Company Stock to be paid to the holders of shares of Company Stock pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.25. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger from, or otherwise render inapplicable to this Agreement, the Merger and any of the transactions contemplated hereby, the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) as set forth in Section 203 of Delaware Law. Other than Section 203 of Delaware Law, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Law (each a “Takeover Law”) is applicable to the Company, the Merger or any of the transactions contemplated by this Agreement.

Section 4.26. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, as modified by the Parent Disclosure Schedule, or in any certificate delivered in connection with this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Parent or Merger Sub to the Company, and the Company hereby fully disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing. Except for the representations and warranties set forth in Article 5, as modified by the Parent Disclosure Schedule, or in any certificate delivered in connection with this Agreement, the Company also acknowledges and agrees that each of Parent and Merger Sub makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Surviving Corporation or any of its Subsidiaries or the future business, operations or affairs of the Surviving Corporation or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Sub as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and the rules and regulations of NASDAQ, (d) compliance with the regulatory requirements listed on Section 4.03(d) of the Company Disclosure Schedule and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Information Statement will not, at the time the Information Statement is first filed with the SEC, and at the time it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Information Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06. Litigation. There are no Legal Proceedings pending against, or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub or any Person for whom the Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Legal Proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07. Ownership of Company Stock. None of Parent, Merger Sub or any of their respective Subsidiaries beneficially own any shares of Company Stock as of the date of this Agreement.

Section 5.08. Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, 100 shares of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by this Agreement. Parent indirectly owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

Section 5.09. No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent’s direct Subsidiary is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its organizational documents to adopt this Agreement and consummate the Merger.

Section 5.10. Available Funds. Parent or Merger Sub will have available at the Closing funds sufficient to consummate the Merger and the other transactions contemplated by this Agreement, on the terms contemplated by this Agreement and to perform their respective obligations under this Agreement, including payment of the aggregate Merger Consideration in respect of all shares of Company Stock, the amounts required under Section 2.04 and any other amounts required by this Agreement to be paid by Parent and Merger Sub in connection with or as result of the consummation of the Merger or any of the other transactions contemplated by this Agreement and all related fees and expenses of Parent and Merger Sub.

Section 5.11. Finders’ Fees. Except for J.P. Morgan Securities LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.12. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, as qualified by the Company Disclosure Schedule and the SEC Documents as provided herein, or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby irrevocably and forever fully disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Except for the representations and warranties set forth in Article 4, as qualified by the Company Disclosure Schedule and the SEC Documents as provided herein, or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except (w) as required or expressly permitted by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) as required by applicable Law, and (z) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations required to conduct its business in all material respects in the ordinary course consistent with past practice, (iii) keep available in all material respects the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except (A) as required or expressly permitted by this Agreement, (B) as set forth in Section 6.01 of the Company Disclosure Schedule, (C) as required by applicable Law, and (D) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) (i) amend the Company’s certificate of incorporation or bylaws or (ii) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company (A) in a manner that would reasonably be expected to prevent or to impede or delay the consummation of the transactions contemplated hereby or (B) in a manner reasonably expected to be adverse to Parent or its Subsidiaries;

(b) except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the wholly owned Subsidiaries of the Company, (i) split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities except (A) as required pursuant to any employee stock option or other compensation plan or arrangement in effect on the date hereof and made available to Parent or (B) for purposes of effecting a net settlement or net share withholding of any Company Awards that are outstanding on the date of this Agreement in connection with the exercise, vesting or settlement thereof or Code Section 83(b) election with respect thereto and in satisfaction of any exercise price or required taxes or withholdings (collectively, “Net Settlement”);

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options, the settlement of Company RSUs or Company PSUs that are outstanding on the date of this Agreement in accordance with the terms of those Company Awards on the date of this Agreement or for purposes of Net Settlement or (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Schedule, and (ii) any unbudgeted capital expenditures not to exceed $250,000;

(e) enter into or acquire any interest in any joint venture or similar arrangement or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) pursuant to existing Material Contracts set forth in Section 4.21 of the Company Disclosure Schedule (other than any letters of intent listed therein) or (ii) acquisitions of non-material operating assets in the ordinary course of business;

(f) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) sell, lease, license, sublicense, pledge, abandon, permit to lapse or otherwise transfer or dispose of any of its material assets, securities, properties, interests or businesses (including material Owned Intellectual Property Rights), other than (i) pursuant to existing Material Contracts set forth on Section 4.21 of the Company Disclosure Schedule, (ii) except for Intellectual Property Rights, in the ordinary course of business, (iii) transfers among the Company and its wholly owned Subsidiaries, or (iv) non-exclusive licenses of Intellectual Property Rights granted to customers, to service providers and suppliers, to other third parties through APIs and similar technologies for purposes of interconnectivity between systems, or to distributors, resellers, or other channel partners, in each case in the ordinary course of business;

(h) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 individually or $3,000,000 in the aggregate (other than (i) advances of business expenses to employees in the ordinary course of business, (ii) accounts receivable from customers in the ordinary course of business and (iii) loans or advances between and among the Company or any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries);

(i) incur or issue any indebtedness for borrowed money or guarantees thereof (or otherwise become liable for any indebtedness of any Person), other than (i) indebtedness for borrowed money incurred between or among the Company or any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company and (ii) incurrences and prepayments of indebtedness for borrowed money in the ordinary course of business under the Credit Agreement;

(j) other than as required by the terms of any Employee Plan as in effect as of the date hereof, or as otherwise required by Applicable Law or as expressly contemplated pursuant to this Agreement: (i) (x) hire, engage, promote, transfer, change the title, position or duties, temporarily layoff, furlough or terminate (other than termination for cause) any Service Provider who is entitled to earn (or would be entitled to earn if hired) over $200,000 in annual base salary or whose position will be at or above the level of Vice President of the Company or its Subsidiaries or (y) take or omit to take any actions that could cause any such Service Provider to have “Good Reason” (or term of similar meaning) pursuant to his or her change in control agreement, severance agreement, employment agreement or similar agreement with the Company; (ii) grant or increase in compensation, remuneration or benefits to or for any Service Provider, other than base salary increases or increases in annual fees to any employee entitled to earn less than $200,000 in annual base salary or consultant entitled to earn less than $200,000 in annual fees of the Company or any of its Subsidiaries in the ordinary course of business that do not exceed 5% individually; (iii) pay or grant any special bonus, retention, severance, termination or similar payments and benefits to any current or former Service Provider; (iv) take any action to accelerate the vesting, funding or timing of payment of any compensation or benefit payable to any such current or former Service Providers; (v) establish, adopt, enter into, terminate or materially amend any Labor Agreement or any material Employee Plan (or any employee benefit plan, policy, agreement or arrangement that would be a material Employee Plan if in effect on the date hereof); or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement provision relating to any current or former Service Provider of the Company or any of its Subsidiaries;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle (i) any Legal Proceeding or threatened Legal Proceeding (excluding any Legal Proceeding or threatened Legal Proceeding relating to Taxes) involving or against the Company or any of its Subsidiaries that results in a payment obligation (net of insurance proceeds and any payment obligations for which the Company reasonably expects to be indemnified) of the Company or any of its Subsidiaries in excess of $2,000,000 individually or $5,000,000 in the aggregate or that involves any injunctive or other equitable relief against the Company or any of its Subsidiaries or any other restrictions on business activities of the Company or its Subsidiaries that would reasonably be expected to materially limit the Company or any of its Subsidiaries in the conduct of their businesses, or (ii) any Legal Proceeding or dispute that relates to the transactions contemplated hereby;

(m) (i) make or change any material Tax election (except in the ordinary course of business), change any annual Tax accounting period, or adopt or change any material method of Tax accounting, in each case, except as required by GAAP, (ii) enter into any material closing agreement with any Taxing Authority or settle or compromise any material Tax claim, audit or assessment, in each case, for an amount in excess of amounts reserved therefor in accordance with GAAP, (iii) file any material amended Tax Return with respect to any material Tax, (iv) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file Tax Returns and extensions or waivers automatically granted by the applicable Taxing Authority), or (v) apply for any private letter ruling or other Tax ruling from any Taxing Authority with respect to any material Tax;

(n) engage in any transaction with, or enter into any Contract with, any Affiliate or majority owner of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the 1933 Act that would be required to be disclosed under such Item 404;

(o) amend in any material respect or waive any of its material rights under any Material Contract, except in the ordinary course of business;

(p) other than to the extent required under Applicable Law, update, modify, revise or otherwise change in any material respect any of the Company’s or its Subsidiaries’ standard end user license agreements or other standard terms and conditions under which any products or services of the Company or any of its Subsidiaries are made available, except in the ordinary course of business;

(q) fail to take or maintain commercially reasonable measures to monitor, maintain and protect the confidentiality, integrity, continuous operation, redundancy and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby);

(r) other than to the extent required under Applicable Law, update, modify, revise or otherwise change (i) any external privacy policy of the Company or any of its Subsidiaries or (ii) any internal policies or procedures relating to Personal Information or the collection, storage, use, sharing, disposal or processing thereof;

(s) disclose, license, release, distribute, place into escrow, or make available, or grant any rights to, any source code of any material Software included in the Owned Intellectual Property Rights, except in the ordinary course of business;

(t) fail to take any action reasonably necessary to maintain, defend, enforce or protect the Company’s or any of its Subsidiaries’ interest in any material Owned Intellectual Property Rights; or

(u) agree, resolve or commit to do any of the foregoing.

Section 6.02. No Solicitation; Other Offers. (a) Subject to Section 6.02(b), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way with, any Third Party, in each case, relating to an Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) fail to make, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, the Company Board Recommendation (or recommend an Acquisition Proposal), (B) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within ten (10) Business Days after Parent so requests in writing, or (C) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or take any public supportive position in connection with a tender or exchange offer (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or amendment or release under any standstill or confidentiality agreement; provided that the foregoing clause (iv) shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (any such agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”) (or announce any intention to do so). Subject to Section 6.02(b), the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries and its and their Representatives to, promptly cease and cause to be terminated any and all existing discussions or negotiations in effect as of the date hereof, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal. The Company shall promptly (and in any event within five (5) Business Days of the date hereof) request that each Third Party that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information pursuant to such confidentiality agreement heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries, and the Company shall confirm to Parent the receipt of all certifications of such return or destruction from such other Persons as promptly as practicable after such receipt thereof. The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable.

(b) In addition, nothing contained herein shall prevent the Company or the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor its Board of Directors may make an Adverse Recommendation Change)

or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c) The Company shall notify Parent promptly (and in any event within 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the personnel, business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case, that would reasonably be expected to make, or has made, an Acquisition Proposal, which notice shall include the material terms and conditions of any such Acquisition Proposal or request, the identity of the Third Party making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to any financing), and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof.

(d) Any breach of this Section 6.02 by any director, officer or Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.03. Written Consent. Immediately after the execution of this Agreement, the Company shall take all actions reasonably necessary to submit to, and seek and obtain from, the Majority Stockholder a written consent to approve and adopt this Agreement in the form attached hereto as Exhibit B by no later than one (1) hour after the execution and delivery of this Agreement (the “Written Consent Delivery Time”). Upon receipt of such written consent, duly executed by the Majority Stockholder (the “Written Consent”), the Company shall provide to Parent promptly (and in any event by the Written Consent Delivery Time) a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 and Section 262 of Delaware Law, and the Company’s certificate of incorporation and bylaws.

Section 6.04. Access to Information. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall, in each case, solely for purposes of consummating the Merger (including for integration planning) (but without limiting the Company’s obligations under Section 6.02 in respect of an Acquisition Proposal), (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives, upon reasonable advance notice, reasonable access during normal business hours to the personnel, offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request (provided that the foregoing shall not require the Company to disclose any information pursuant to this Section 6.04 that relates to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that relate to any Acquisition Proposal, except as contemplated by Section 6.02) and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries; provided that any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Any activities pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All requests for information made pursuant to this Section 6.04 shall be directed to an executive officer of the Company or such Person as may be designated by any such executive officer. Nothing in this Section 6.04 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or any binding agreement entered into prior to the date of this Agreement, or (B) protected by attorney-client privilege or attorney work product doctrine to the extent such privilege or work product cannot be protected by the Company through exercise of its reasonable efforts, (C) that would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons or (D) that is reasonably pertinent to any adverse Legal Proceedings between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (A) or (B). Nothing in this Section 6.04 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.04 shall be conducted in a manner that does not create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries.

Section 6.05. Financing Cooperation. (a) The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to provide customary cooperation in connection with the arrangement of any debt financing to fund the transactions contemplated hereby (the “Debt Financing”) as may be reasonably requested by Parent, including: (i) participating in a reasonable number of meetings, due diligence sessions and sessions with prospective financing sources, investors and ratings agencies, in each case, upon reasonable advance notice, during normal business hours, and at mutually agreed times, (ii) cooperating with Parent’s marketing efforts in connection with the Debt Financing, including by assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; provided that, Parent is solely responsible for the content of any pro forma financial statements, synergies, projections or adjustments contained therein other than the content of historical financial information of the Company contained therein, (iii) taking corporate actions reasonably requested by Parent to permit the consummation of the Debt Financing, including executing and delivering any definitive financing documents; provided that no such actions or documents shall be required to be effective prior to the Closing, (iv) furnishing, at least three (3) Business Days prior to the Closing, such documentation and information as is requested in writing by Parent at least 10 days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, (v) facilitating the termination and payoff of the commitments under the indebtedness set forth on Section 6.05 of the Company Disclosure Schedule (the “Payoff Indebtedness”) at Closing upon or simultaneously with the funding of the Debt Financing and arranging for delivery to Parent of payoff letters, lien terminations and other instruments of discharge in customary form and substance in respect of the Payoff Indebtedness (the “Payoff Letters”) and (vi) furnishing Parent with any pertinent and customary information (including financial information) regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing.

(b) The Company shall furnish to Parent, as soon as reasonably practicable, (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at the end of, and related statements of income and cash flows of the Company and its Subsidiaries for, the most recently completed fiscal year ended at least 60 days prior to the Closing Date and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of, and related statements of income and cash flows of the Company and its Subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company and its Subsidiaries subsequent to the last fiscal year for which financial statements were delivered pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes), in each case of clauses (i) and (ii), prepared in accordance with GAAP. The Company shall use reasonable best efforts to furnish to Parent promptly after Parent’s written request therefore, to the extent reasonably required in connection with the Debt Financing, (i) other Company information of the type required by Regulation S-X or Regulation S-K under the 1933 Act in connection with a registered offering of securities by Parent and other information of the type customarily included in (A) a bank information memorandum of Parent and (B) a registered offering of Parent debt securities by Regulation S-X and Regulation S-K under the 1933 Act (which, for the avoidance of doubt, shall not include Company financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X or

Compensation Discussion and Analysis required by Regulation S-X Item 402(b), but would include customary disclosure of certain guarantor and non-guarantor information), and (ii) Company information of the type and form that are customarily included in a private placement of Parent debt securities pursuant to Rule 144A promulgated under the 1933 Act. Solely as required by the terms of the Debt Financing, the Company shall assist Parent in securing the customary cooperation of the independent accountants of the Company and its Subsidiaries.

(c) The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used in a manner that is not intended or likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall “reasonable best efforts” of the Company, its Subsidiaries or their respective officers, directors, employees, agents, attorneys, accountants and advisors be deemed to construe to require such Persons to and such Persons shall not be required to, (i) take any action to the extent it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (ii) pay any fee or reimburse any expense in connection with the Debt Financing unless and until the Closing occurs, (iii) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documentation related thereto or require the board of directors (or any similar governing body) to take any action or cause any of its representatives to waive or amend any terms of this Agreement or to approve the execution or delivery of any document or certificate in connection with the Debt Financing, in each case that is not contingent on, or that would be effective prior to, the occurrence of the Closing, (iv) take any action that will conflict with or violate their formation or organizational documents or result in the contravention of, or would reasonably be expected to result in a violation or breach of, or default under, any law or material agreement in any material respect (in each case prior to the Closing), (v) take any action that could reasonably be expected to result in any officer, director, employee, agent, attorney, accountant or advisor of the Company or any of its Subsidiaries incurring personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Debt Financing, (vi) take any action that could reasonably be expected to cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent the right to terminate this Agreement (unless, in each case, waived in advance by Parent), (vii) incur any liability under the Debt Financing prior to the Closing Date or (viii) cause the delivery of any legal opinions, any authorization letters or any certificate (including as to solvency or beneficial ownership) by the Company or its Subsidiaries (except customary documents in connection with the termination and payoff of the Payoff Indebtedness).

(e) Parent shall indemnify and hold harmless the Company, its Subsidiaries or any of their respective Representatives, directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all losses, liabilities, costs or expenses suffered or incurred by them in connection with the arrangement of the Debt Financing and any cooperation efforts set forth herein, except to the extent such losses, liabilities, costs or expenses arise from breach of this Agreement or result from the gross negligence, bad faith or willful misconduct of the foregoing. Upon the written request of the Company after the earlier of the Closing or the valid termination of this Agreement in accordance with its terms for any reason, Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs or expenses incurred by the Company and its Subsidiaries in connection with cooperation provided for in this Section 6.05.

(f) Parent and its Representatives shall not allege that the Company, its Subsidiaries, or their respective Representatives is or has not been in compliance with this Section 6.05 for purposes of the condition set forth in Section 9.02(b) unless and until Parent provides written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure, which failure to comply has not been cured within five (5) Business Days from receipt of such written notice. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 9.02(b), as it applies to the Company’s, its Subsidiaries’ and their Representatives’ obligations under this Section 6.05, shall be deemed satisfied if the Company’s, its

Subsidiaries’ or their Representatives’ breach(es), if any, of their respective obligations under this Section 6.05 did not cause the failure of Parent to obtain the Debt Financing.

(g) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Debt Financing or any other debt financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom.

Section 6.06. Reporting. From the date hereof until the earlier of the Closing and the termination of this Agreement, the Company shall provide Parent with a statement, together with any other information reasonably requested by Parent (provided that the production of such other information shall be in accordance with Section 6.04), on or before the 15th day of each month (or by such other date as may be mutually agreed between the Company and Parent), setting forth (i) the rate of retention of existing clients of the Company and its Subsidiaries, (ii) the number of new clients of the Company and its Subsidiaries, (iii) the rate of retention of the existing sales force of the Company and its Subsidiaries and (iv) any reduction in the number of the top quartile performing sales professionals of the Company and its Subsidiaries as of the date of this Agreement, in each case, for the preceding month (including the month in which the Closing occurs and, in such case, the Company shall provide such statement immediately prior to the Closing). For the avoidance of doubt, the statements and information provided to Parent shall not contain any client-specific information or information regarding individual salespeople.

Section 6.07. Transfer Taxes. Except as otherwise provided in Section 2.03(c), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed on the Company with respect to the transfer of shares of Company Stock pursuant to the Merger shall be borne by the Surviving Corporation and expressly shall not be a liability of the stockholders of the Company; provided that the Surviving Corporation shall not be liable for such Taxes to the extent such Taxes are imposed on a stockholder of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) of the Company and its Subsidiaries (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity or any acts or omissions occurring at or prior to the Effective Time, in each case, to the fullest extent permitted by Delaware Law or any other Applicable Law, and in all cases, to the extent provided under the Company’s certificate of incorporation and bylaws or the comparable organizational documents of any of the Subsidiaries of the Company in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall cause the Surviving Corporation to advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation, to the maximum extent permitted under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws or the comparable organizational documents of any of the Subsidiaries of the Surviving Corporation (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, (ii) the professional liability coverage of the Company’s existing errors and omissions insurance policies, (iii) the employment practices liability coverage of the Company’s existing employment practices liability insurance policies and (iv) the cyber liability coverage of the Company’s existing cyber insurance policies (collectively, the “Tail Insurance Policies”), in each case, (A) for a claims reporting or discovery period of at least six years (in the case of liability coverage under clauses (ii) and (iv), three years) from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time, (B) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Tail Insurance Policies and (C) with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than the coverage provided under the Company’s existing policies (that are provided to Parent prior to the date hereof) with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years (in the case of liability coverage under the Company’s existing errors and omissions insurance policies and cyber insurance policies, three years) from and after the Effective Time, the Tail Insurance Policies in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Tail Insurance Policies with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Tail Insurance Policies comparable policies for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving

Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.02(c) of the Company Disclosure Schedule; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(f) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03. Employee Matters.

(a) With respect to each employee of the Company or its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time (“Company Employees”), Parent shall, or shall cause the Surviving Corporation to, provide to each such Company Employee (i) base salary or wage level for a period of not less than twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates) that is no less favorable than the base salary or wage level provided to such Company Employee immediately prior to the Effective Time, (ii) severance payments and benefits, in the event the employment of such Company Employee terminates at any time during the twelve (12) months following the Closing, that are no less favorable than the severance payments and benefits such Company Employee would be eligible to receive pursuant to the applicable Employee Plans in effect as of immediately prior to the Effective Time if such termination occurred immediately prior to the Effective Time and (iii) other employee benefits (excluding any change in control, transaction or retention payments or benefits, non-qualified deferred compensation benefits, equity or equity-based compensation, defined benefit pension benefits or retiree health or welfare benefits (the “Excluded Benefits”)) for the period commencing at the Effective Time and ending on December 31, 2025 (or, if earlier, the termination of applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates) that are substantially similar, in the aggregate, to the employee benefits that such Company Employee was entitled to receive immediately prior to the Effective Time (excluding the Excluded Benefits). In addition, for a period of not less than twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), Parent shall not and shall cause the Surviving Corporation and its Subsidiaries not to change any Company Employee’s principal location of employment by more the thirty-five (35) miles from the Company Employee’s principal place of business as of immediately prior to the Effective Time; provided that a Company Employee may be required to commute to an office of the Company within thirty-five (35) miles from the Company Employee’s principal place of residence.

(b) If the Effective Time occurs on or prior to July 31, 2025, then the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to):

(i) to the extent not yet paid as of the Effective Time, pay to each Company Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the end of such fiscal year or whose employment earlier terminates due to a Qualifying Termination (as defined below), at the same time or times that the Company typically pays annual bonuses, a bonus for such fiscal year (the “FY25 Annual Bonus”) that is equal to the FY25 Annual Bonus that such Company Employee is entitled to receive under the applicable Employee Plan based on actual level of achievement of the applicable performance criteria for such fiscal year as of the Effective Time (as determined in good faith by the Compensation and Benefits Committee of the Board of Directors of the Company and communicated to Parent) and extrapolated to the end of such fiscal year. “Qualifying Termination” with respect to any Company Employee means a termination of such Company Employee’s employment by Parent, the Surviving Corporation or their respective Affiliates without “Cause” or by such Company Employee with “Good Reason” (as each term is defined in Section 7.03(b) of the Company Disclosure Schedule); and

(ii) for the period through the end of Parent’s 2026 fiscal year, provide to each Company Employee a pro-rated target annual bonus opportunity for such fiscal year (A) no less favorable than the target annual bonus opportunity provided to such Company Employee immediately prior to the Effective Time (similarly pro-rated) and (B) under an annual bonus plan substantially similar to that applicable to similarly situated employees of Parent and its Affiliates.

(c) If the Effective Time occurs after July 31, 2025, then the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to):

(i) to the extent not yet paid as of the Effective Time, pay to each Company Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the end of the Company’s fiscal year ending June 30, 2025 or whose employment earlier terminates due to a Qualifying Termination, the FY25 Annual Bonus as set forth in Section 7.03(b)(i) above; and

(ii) continue to maintain the Company’s annual bonus program for Company Employees with respect to its fiscal year ending June 30, 2026 on the terms as in effect immediately prior to the Effective Time.

(d) With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates (the “Parent Plans”), for purposes of eligibility to participate, entitlement to benefits and vesting (except with respect to any equity or equity-based awards), each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the such predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates, as applicable; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(e) Parent shall use commercially reasonable efforts to waive, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements, waiting periods evidence of insurability or similar limitations, under any Parent Plans in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time. Parent shall use reasonable best efforts to recognize or credit, or shall cause the Surviving Corporation or any of its Affiliates to use reasonable best efforts to recognize or credit, any deductible, co-insurance, maximum out of pocket expenses or other payments incurred by each Company Employee (and his or her eligible dependents) under any applicable Employee Plan occurs for purposes of satisfying such year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans, including the Parent Plans and Employee Plans, in which such Company Employee will be eligible to participate from and after the Effective Time.

(f) If requested by Parent at least ten (10) days prior to the Effective Time, the Company shall adopt, or shall cause its applicable Subsidiary to adopt, resolutions of its Board of Directors or similar governing body terminating any Employee Plan that contains a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plan”) effective at least one (1) day prior to the day on which the Effective Time occurs (contingent on the occurrence of the Effective Time). Such resolutions executed in connection with the implementation of this Section 7.03(f) shall be subject to Parent’s reasonable prior review and approval, which will not be unreasonably withheld, conditioned or delayed. To the extent the Company 401(k) Plan is terminated prior to the Effective Time pursuant to this Section 7.02(f), Parent shall establish or make available to Company Employees a Parent Plan that is a replacement 401(k) plan effective as of the Effective Time and shall cause such Parent Plan to accept rollovers of account balances (including outstanding plan loans) of Company Employees from the Company 401(k) Plan, at the Company Employee’s election.

(g) The Parties hereto acknowledge and agree that all provisions contained in this Section 7.02 with respect to Company Employees are included for the sole benefit of the respective parties and, without limiting the generality of Section 11.06, shall not create any right (i) in any other Person, including any employee, officer, independent contractor, former employee or any participant or any beneficiary thereof in any Employee Plan or Parent Plan, or (ii) to continued employment with the Company, Parent, Surviving Corporation, or any of their Subsidiaries. After the Effective Time, nothing contained in this Section 7.02 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Parent or Surviving Corporation nor shall it interfere with Parent’s, or any of its Subsidiaries’, right to amend, modify or terminate any Employee Plan in accordance with its terms or to terminate the employment of any employee of Parent or its Subsidiaries for any reason.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The Parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, and in any case prior to the End Date, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, other than filings under Money Transmission Laws, which shall be governed by the obligations set forth in Section 8.02 below, (ii) substantially complying with any request for additional information and documentary material issued by a Governmental Authority as soon as reasonably practicable, and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the Parties hereto understand and agree that the reasonable best efforts of Parent shall not require Parent to (A) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any entities, assets, business or facilities of the Company, Parent or any of their respective Affiliates, (B) terminate, extend, amend or assign existing relationships, ventures, contractual rights or contractual obligations or other arrangements of the Company, Parent or any of their respective Affiliates, (C) amend, assign or terminate existing licenses or other contractual obligations or enter into such new licenses or other contractual obligation, (D) establish or create any relationships or contractual rights or contractual obligations of the Company, Parent or any of their respective Affiliates, (E) effectuate any other change or restructuring of the Company, Parent or any of their respective Affiliates or, in each case, to enter into contractual obligations or stipulate to the entry of an order with a Governmental Authority or file appropriate applications with the U.S. Federal Trade Commission, U.S. Department of Justice or other Governmental Authority, (F) otherwise take or commit to take any actions that before or after the Closing that would limit Parent’s or any of its Affiliates’ or the Company’s freedom of action with respect to, or ability to retain, one or more of its or its Affiliates’ businesses, product lines, licenses, operations, assets or interests therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to interests in the Company and the indirect interests in the Company, (G) litigate, defend, contest or otherwise resist any administrative or judicial action or order issued by a Governmental Authority, including any proceeding seeking a temporary restraining order or preliminary injunction, by any Governmental Authority or private party, challenging any of the transactions contemplated by this Agreement as violative of any antitrust laws or other Applicable Law, (H) pay any sums or concede anything of value or (I) seek prior approval from any Governmental Authority for any future transaction; provided, further, that if requested by Parent (in its sole and absolute discretion), the Company shall become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order with a Governmental Authority, so long as such requirement, condition, limitation, understanding, agreement or order is only binding after the Closing (in the event the Closing occurs).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) Each of the Company and Parent shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority by any Person in connection with the transactions contemplated by this Agreement, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including furnishing to the other Party such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any other Applicable Laws, (ii) give the other Party reasonable prior notice of any such filings or submissions and of any communication with, and any inquiries or requests for additional information from any Governmental Authority regarding the Merger or any of the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other Party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by Applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Merger or any of the other transactions contemplated by this Agreement without the other Party, (B) give the other Party reasonable prior notice of any such meeting or conversation, (C) in the event one Party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, keep such Party apprised with respect thereto and (D) furnish the other Party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, (iv) comply with any inquiry or request from a Governmental Authority as promptly as reasonably practicable and (v) consult with one another in connection with any inquiry, hearing, investigation, Legal Proceeding or litigation by, or negotiations with, any Governmental Authority relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. However, each of the Company, Parent and Merger Sub may reasonably designate any competitively sensitive information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the commercially sensitive information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that benefits from legal privilege with the other Parties even on an “outside counsel only” basis, where this would cause such information to cease to benefit from legal privilege.

(d) To the extent permitted by Applicable Law, each of Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with proceedings under or relating to the HSR Act or any other Applicable Law. Parent and the Company shall cooperate fully with one another in connection with making all such filings and responses; provided that Parent shall, after considering the Company’s views and suggestions in good faith and consistent with Parent’s other obligations in this Section, have final say with regards to the development of the (i) strategy for obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods so as to enable Closing to occur prior to the End Date, (ii) response to any request from, inquiry by, or investigation by (including, subject to the last sentence of this Section 8.01(d), the timing, nature and substance of all such responses) any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement and (iii) strategy for the defense and settlement of any action brought by or before any Governmental Authority that has authority to enforce the Applicable Law. In furtherance thereof, and subject to Applicable Law, the Company and its Subsidiaries shall not settle or compromise or offer to settle or compromise any request, inquiry, investigation or other action by a Governmental Authority with respect to the Merger or the transactions contemplated hereby without the prior written consent of Parent (which may be withheld or given in its sole discretion). Notwithstanding anything to the contrary in this Agreement, no Party shall extend any waiting period under the HSR Act (including by withdrawing and refiling its filing under the HSR Act) or any other Applicable Law or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as promptly as practicable, the Merger or the transactions contemplated by this Agreement except with the prior written consent of the other Party (such not to be unreasonably withheld).

(e) All filing fees incurred by the Company or Parent or any of their respective Affiliates in connection with submission of the filings contemplated by this Section  8.01 with the relevant Governmental Authorities shall be borne 50% by the Company and 50% by Parent.

Section 8.02. Certain Other Filings.

(a) Information Statement. In the event the Written Consent is delivered to Parent by the Written Consent Delivery Time or is delivered to Parent after the Written Consent Delivery Time and Parent has not yet terminated this Agreement pursuant to Section 10.01(c)(ii):

(i) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement and in any event within 20 Business Days of the date of this Agreement, the Information Statement.

(ii) The Company and Parent shall cooperate with one another (A) in connection with the preparation of the Information Statement, and (B) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Information Statement.

(iii) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement (or any amendment or supplement thereto) each time before it is filed with the SEC or disseminated to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall promptly provide Parent and its counsel with (A) any comments or other communications, whether written or oral, between the Company or its counsel and the SEC or its staff with respect to the Information Statement (or any amendment or supplement thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the Company). Parent shall furnish to the Company the information relating to it required by the 1934 Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof. The Company shall cause the Information Statement to be mailed to holders of Company Stock as of the date the

Written Consent is effective promptly (but in any event no more than five (5) Business Days) after the later of (x) the tenth day after the Information Statement is filed with the SEC if the SEC has not informed the Company that it will review the Information Statement and (y) confirmation by the SEC that the SEC has no further comments on the Information Statement.

(iv) If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Information Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by Applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (A) correct any information provided by it specifically for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect and (B) supplement the information provided by it specifically for use in the Information Statement to include any information that shall become necessary in order to make the statements in the Information Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Information Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by Applicable Law.

(b) Filings Under Money Transmission Laws.

(i) Section 4.03(d)(i) of the Company Disclosure Schedule sets forth each of the money transmission licenses, and each of the required notifications and approvals required pursuant to the Money Transmission Laws (the “Money Transmission Law Approvals”), as well as each of the pending applications submitted by the Company or its Subsidiaries to any jurisdictions under the Money Transmission Laws. Subject to Section 8.01(d), each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall: (A) (1) submit, within ten (10) Business Days of the date of this Agreement, a notification with respect to the Merger as required in connection with obtaining the Money Transmission Law Approvals and (2) submit within fifteen (15) Business Days of the date of this Agreement any required additional information and materials required under the Money Transmission Laws to request approval for, or otherwise apply for, applicable Money Transmission Law Approvals to the appropriate Governmental Authority; provided, however, that Parent and the Company may mutually agree to postpone the submission of such materials and information with respect to any jurisdiction, (B) promptly provide all required notifications, and make all necessary filings, and thereafter make any other required submissions, to obtain the Money Transmission Law Approvals, (C) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings, including by (x) timely providing to the other Party required and requested information for preparation of each of the state-required notices and applications for a change of control for each jurisdiction in which the Company holds a money transmission license, and (y) timely addressing supplemental requests for information and documents from Governmental Authorities in connection with such filings, and (D) take (and cause their Affiliates to take) all actions necessary, proper or advisable to obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Money Transmission Laws necessary to consummate the Merger and the transactions contemplated by this Agreement.

(ii) Without limiting or otherwise modifying any of its obligations set forth elsewhere in this Section 8.02, except as otherwise expressly provided herein, the Company and Parent and Merger Sub shall promptly inform each other of any communication from any Governmental Authority (including in the case of the Company, any communication directed to the Parent and Merger Sub and including in the case of Parent and Merger Sub, any communication directed to the Company) made in connection with Money Transmission Laws regarding this Agreement or the other transactions contemplated hereby or thereby and consult and cooperate with one another.

(iii) Subject to Section 8.01(d), if any Money Transmission Law Approval cannot be obtained within 90 days of the date of this Agreement, prior to such date, the Company and Parent will identify in good faith possible alternatives that eliminate the need to obtain any such Money Transmission Law Approval that has not yet been obtained in a particular jurisdiction, including: (x) to the extent feasible under applicable Money Transmission Laws, surrendering the Company’s money transmission license under the Money Transmission Laws in such jurisdiction prior to Closing or (y) solely to the extent the actions set forth in clause (x) are not feasible under applicable Money Transmission Laws, obtaining verbal or written assurances reasonably acceptable to Parent from the applicable Governmental Authority that its consent is forthcoming and no material and adverse action related to the failure to obtain such consent will be taken against either the Company or Parent in connection with the continued conduct of the operations of the Company in the applicable jurisdiction notwithstanding the pendency of any such Money Transmission Law Approval.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided that (a) the restrictions set forth in this Section 8.03 shall not apply to any press release or public statement as a Party may reasonably conclude may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, or any press release or public statement made in connection with any dispute between the Parties regarding this Agreement or the Merger, and (b) a Party may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was previously publicly disclosed in accordance with the foregoing requirements. Notwithstanding the foregoing and subject to clause (a) of the foregoing proviso, the issuance of any press release or public communication by the Company or any of its Subsidiaries (including any broad-based communication by the Company and its Subsidiaries to their respective employees) with respect to this Agreement or the transactions contemplated hereby shall require the prior written approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 8.01 and Section 8.02, which shall be governed by each such Section); and

(c) any Legal Proceedings or potential claims commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that make allegations that, if true, would reasonably be expected to result in a material liability to such Party or that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 8.06. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other Party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement by the other Party or its Representatives, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Party, (ii) in the public domain through no fault of such Party or (iii) later lawfully acquired by such Party from sources other than the other Party (provided that the acquiring Party had no reason to believe that the source of such information owed an obligation of confidence to such other Party in respect of such information); provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents on a need-to-know basis in connection with the transactions contemplated by this Agreement so long as such Party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other Party, upon request and at the recipient Party’s option, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other Party in connection with this Agreement and that are subject to such confidence. All non-public or other confidential information regarding the Company or its Affiliates obtained by Parent or its Representatives in connection with this Agreement shall be held confidential in accordance with the Confidentiality Agreement.

Section 8.07. Section 16 Matters. Prior to the Effective Time, each Party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Litigation and Proceedings. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense or settlement of any litigation or other Legal Proceedings (other than any litigation or other Legal Proceeding in connection with or arising out of or otherwise related to a demand for dissenters’ rights under Applicable Law which shall be governed by Section 2.05) brought by a stockholder of the Company against the Company or any of its directors relating to this Agreement or the transactions contemplated by this Agreement (whether directly or on behalf of the Company or its Subsidiaries or otherwise); provided that the Company shall give Parent prompt written notice of any such litigation or other Legal Proceedings (including by providing copies of all pleadings with respect thereto) and a reasonable opportunity to participate, at Parent’s expense, in such litigation or other Legal Proceedings; provided, further, that the Company agrees that it shall consult with Parent with respect to the defense, settlement and prosecution of any such litigation or other Legal Proceedings and shall not settle any such litigation or other Legal Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned (except that no prior written consent is required to the extent the settlement is fully covered by the Company’s insurance policies). For purposes of this Section 8.08, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation or other Legal Proceedings by the Company (in a manner designed not to undermine the attorney-client privilege between the Company and its counsel), and Parent may offer comments or suggestions with respect to such litigation or other Legal Proceedings (which the Company shall consider in good faith) but will not be afforded any decision-making power or other authority over such litigation or other Legal Proceedings except for the settlement or compromise consent set forth in the preceding sentence.

Section 8.09. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Company of the Company Stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.10. Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 8.11. Takeover Statutes. If any Takeover Law shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Laws on the transactions contemplated hereby.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained and, if obtained by Written Consent, the definitive Information Statement shall have been mailed to the stockholders of the Company (in accordance with Regulation 14C under the 1934 Act) at least 20 days prior to the Closing;

(b) no (i) injunction or order issued by any court of competent jurisdiction preventing the consummation of the Merger or (ii) Applicable Law enacted, entered, adopted, enforced or promulgated by any Governmental Authority having jurisdiction over Parent, Merger Sub, the Company, or any of their respective Subsidiaries that, in any case, prohibits or makes illegal the Merger, shall have taken effect after the date hereof and shall still be in effect; and

(c) the applicable waiting period pursuant to the HSR Act shall have expired or been terminated, and any and all agreements with a Governmental Authority with competent jurisdiction over Parent or the Company pursuant to which the Parties hereto have agreed not to consummate the transactions contemplated by this Agreement until a specified time shall have expired, been terminated or been waived.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the representations and warranties of the Company contained in the first two sentences of Section 4.05(a) and the first sentence of Section 4.05(b), in each case, shall be true in all respects (other than any de minimis inaccuracies) at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.01, Section 4.02, Section 4.04(i), Section 4.05(b) (only to the extent not addressed by in clause (i) of this Section 9.02(a)) and Section 4.23 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the representations and warranties of the Company contained in Section 4.10(b) shall be true in all respects at and as of the Effective Time as if made at and as of such time, and (iv) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective

Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iv) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall not have breached or failed to perform or comply with in all material respects its obligations and covenants under this Agreement contemplated to be performed or complied with prior to the Effective Time;

(c) since the date of this Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied;

(e) the Company shall have delivered to Parent the Payoff Letters;

(f) each of the Money Transmission Law Approvals shall have been obtained; and

(g) each consent, approval, waiver, clearance, authorization or permission of a Governmental Authority required under any applicable insurance laws shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated).

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) the representations and warranties of Parent contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Parent shall not have breached or failed to perform or comply with in all material respects its obligations and covenants under this Agreement contemplated to be performed or complied with prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing Date certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before nine (9) months after the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has been the primary cause of, or primarily resulted in the failure of the Merger to be consummated by such time; or

(ii) there shall be any permanent injunction or other order issued by a Governmental Authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of, or primarily resulted in, such injunction or other order.

(c) by Parent, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date, or if curable prior to the End Date, the Company shall not have cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to Section 10.01(c)(i); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied at the time at which Parent would otherwise exercise such termination right; or

(ii) a copy of the Written Consent shall not have been delivered to the Company and Parent (with a copy to Davis Polk & Wardwell LLP) by the Written Consent Delivery Time;

(d) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would (if not cured) cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date, or if curable prior to the End Date, Parent or Merger Sub shall not have cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days after receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to Section 10.01(d)(i); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied at the time at which the Company would otherwise exercise such termination right.

(e) The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section  10.01(a)) shall give notice of such termination to the other Party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party hereto; provided that, such termination shall not relieve any Party from liability for a Willful and Material Breach of this Agreement. The provisions of this Section 10.02 and Sections 8.06, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625

Attention: Prabha Sipi Bhandari, Chief Legal Officer

E-mail: sbhandari@paychex.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Phillip R. Mills

E-mail: phillip.mills@davispolk.com

if to the Company, to:

Paycor HCM, Inc.

4811 Montgomery Road

Cincinnati, Ohio 45212

Attention: Alice Geene, Chief Legal Officer

E-mail: ageene@paycor.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Willard S. Boothby, P.C.

      Maggie D. Flores, P.C.

      Steven M. Choi

E-mail:   willard.boothby@kirkland.com

 maggie.flores@kirkland.com

 steven.choi@kirkland.com

or to such other address or e-mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for those covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this Article 11.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained. Each Party hereby waives any statutory and common law remedies, including remedies that may be available under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and any other Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters).

(b) No extension, waiver or termination of this Agreement by the Company shall require the approval of the Company’s stockholders unless such approval is required by Applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.05. Disclosure Schedule. The Parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such Party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission to any Third Party that such item represents a material exception or material fact, is not in the ordinary course of business, or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.01, shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.02 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, and (iii) at and after the Effective Time, the rights of the holders of Company Awards to receive the payments contemplated by the applicable provisions of Section 2.04, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Parent or Merger Sub may, upon prior written notice to the Company, transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not (A) relieve Parent or Merger Sub of its obligations hereunder,

(B) enlarge, alter or change any obligation of any other Party hereto or due to Parent or Merger Sub or (C) except for any transfer to a wholly owned domestic Affiliate, impose any Tax liability on any stockholder of the Company to which such stockholder would not be subject in absence of such transfer or assignment.

Section 11.07. Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state (or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 11.08. Jurisdiction. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed (including by Electronic Delivery) by all of the other Parties hereto. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Company Disclosure Schedule and the Parent Disclosure Schedule are not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of Delaware Law, but shall have the effects provided in this Agreement. The Confidentiality Agreement will (a) not be superseded, (b) survive any termination of this Agreement and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if (a) any Party fails to take such actions as are required of it hereunder to consummate the Merger or (b) the Merger were not consummated and the Company’s stockholders and holders of Company Awards did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement) and that the Parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the Company’s stockholders’ and holders of Company Awards’ right to receive, the aggregate Merger Consideration pursuant to the Merger, subject, in each case, to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason (other than on the grounds that such remedy is sought in violation of the terms hereof), and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy and that such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity.

Section 11.14. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto.

Section 11.15. Debt Financing Sources. Notwithstanding anything herein to the contrary, the Company, on behalf of itself and each Company Related Party, and each of the other parties hereto (a) agrees that, subject to this Section 11.15, it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.01 shall be effective service of process against it for any such action brought in any such court,

(d) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY, ON BEHALF OF ITSELF AND EACH COMPANY RELATED PARTY, AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent and Merger Sub) shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Company Related Party (other than Parent and Merger Sub) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter, engagement letter, fee letter or similar document or any other definitive financing documents related thereto. No Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in any action, proceeding or counterclaim against any Debt Financing Source arising under this Agreement. Notwithstanding anything to the contrary contained herein, this Section 11.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources. The Debt Financing Sources shall be express third party beneficiaries of this Section 11.15, which Section shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Section. For purposes of this Section 11.15, “Company Related Party” shall mean the Company and its affiliates and its affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

PAYCOR HCM, INC.

By:	/s/ Raul Villar Jr.
Name: Raul Villar Jr.
Title: Chief Executive Officer

PAYCHEX, INC.

By:	/s/ John B. Gibson Jr.
Name: John B. Gibson Jr.
Title: President and Chief Executive Officer

SKYLINE MERGER SUB, INC.

By:	/s/ Thomas J. Hammond
Name: Thomas J. Hammond
Title: President

[Signature Page to Merger Agreement]

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 7, 2025

Board of Directors

Paycor HCM, Inc.

4811 Montgomery Road

Cincinnati, OH 45212

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Paychex, Inc. (“Paychex”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Paycor HCM, Inc. (the “Company”) of the $22.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 7, 2025 (the “Agreement”), by and among Paychex, Skyline Merger Sub, Inc., an indirect wholly owned subsidiary of Paychex, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Paychex, any of their respective affiliates and third parties, including Apax Partners LLP (“Apax”), an affiliate of Pride Aggregator, L.P., a significant stockholder of the Company, and B. Thomas Golisano (“Mr. Golisano”), a significant stockholder of Paychex, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Apax and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to public offering of shares of Genius Sports Limited by an affiliate of investment funds advised by Apax in September 2023; as bookrunner with respect to public offering of shares of the Company by affiliates of investment funds advised by Apax in March 2024; as financial advisor to Apax with respect to the acquisition of Thoughtworks Holding, Inc. in November 2024; and as financial advisor to AssuredPartners, a portfolio company of Apax, in its sale to Arthur J. Gallagher & Co., announced in December 2024. We may also in the future provide financial advisory and/or underwriting services to the Company, Paychex, Apax, Mr. Golisano and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Apax and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apax from time to time and may do so in the future.

B-1

Board of Directors

Paycor HCM, Inc.

January 7, 2025

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended June 30, 2024; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated July 20, 2021, relating to the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the technology, media and telecommunications industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Paychex and its affiliates) of Shares, as of the date hereof, of the $22.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $22.50 in cash per Share to be paid to the holders (other than Paychex and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Paychex or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Paychex or the ability of the Company or Paychex to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events

B-2

Board of Directors

Paycor HCM, Inc.

January 7, 2025

occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $22.50 in cash per Share to be paid to the holders (other than Paychex and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

B-3